UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
BABCOCK & WILCOX ENTERPRISES, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant).

Payment of Filing Fee (Check the appropriate Box)

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a(6)(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

	(1)	Amount Previously Paid
	(2)	Form, Schedule or Registration Statement No:
	(3)	Filing Party:
	(4)	Date Filed:

2020 PROXY STATEMENT

Global leader in energy and environmental technologies and services

BABCOCK & WILCOX ENTERPRISES, INC.

May 5, 2020	Via live webcast at www.virtualshareholdermeeting.com/BW2020
Dear Fellow Stockholders:
On behalf of our Board of Directors, we are pleased to invite you to attend the Babcock & Wilcox Enterprises, Inc. (B&W) 2020 Annual Meeting of Stockholders on June 16, 2020. This will be a virtual meeting of stockholders, beginning at 10:30 a.m. Eastern Time. You will be able to attend the Annual Meeting online and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/BW2020. You will also be able to vote your shares electronically at the Annual Meeting (other than shares held through The B&W Thrift Plan, which must be voted prior to the meeting), although we would urge you not to wait until the meeting to vote your shares.
We invite you to read this year’s proxy statement highlighting key activities and accomplishments in 2019 and presenting the matters for which we are seeking your vote at the Annual Meeting.
Looking Back and Ahead
Last year started as a challenging year for B&W, however, through tireless effort on the part of the entire B&W team, we believe that we ended the year with significant positive momentum and are now firmly on the right path forward. While we continued to face significant liquidity challenges throughout the first three quarters of the year, we were able to significantly limit our remaining obligations on each of our six European Vølund EPC loss contracts by turning over or settling each of these contracts to the applicable customer during 2019. We also completed numerous amendments to our existing U.S. credit agreement and, with the support of our stockholders, completed a series of deleveraging equitization transactions, all in an effort to improve our liquidity and financial condition. We believe these actions, together with our solid performance in the fourth quarter of 2019, demonstrate the strength of our improved operational performance and cost-saving efforts.
Despite our successes during the past year, our business has been adversely impacted by the measures taken by local governments and others to control the spread of the global COVID-19 pandemic. These impacts include, among others, closures of our offices and the delay of timelines for several of our active and prospective projects. It is impossible to predict the overall impact the pandemic will have on our business, and we continue to face uncertainty regarding our liquidity and ability to refinance our credit agreement as a result. However, today and always, we remain focused on delivering on our commitments to our customers, improving our business and strengthening our company for the future for the benefit of all of our stakeholders.
Your Viewpoint is Important
We hope you are able to participate in the Annual Meeting to hear more about our operations and our progress, and we encourage you to share your thoughts, concerns and suggestions with us. We also want to ensure your shares are represented as we conduct a vote on the matters outlined in this proxy statement. Whether or not you plan to attend, please cast your vote as soon as possible either via:

•	the Internet at www.proxyvote.com,

•	by calling 1-800-690-6903, or

•	by returning the accompanying proxy card if you received a printed set of materials by mail.
Further instructions on how to vote your shares can be found in this proxy statement.

On behalf of our Board of Directors and the employees of B&W, I want to thank you for your continued support and investment in our business. If you have any questions or suggestions, please feel free to contact us at the address below or by visiting our website.
Sincerely,
Kenneth M. Young
Chief Executive Officer

May 5, 2020 Babcock & Wilcox Enterprises, Inc. 1200 East Market Street, Suite 650 Akron, Ohio 44305
NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS
The 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Babcock & Wilcox Enterprises, Inc., a Delaware corporation (the “Company”), will be a virtual meeting of stockholders, beginning at 10:30 a.m. Eastern Time on June 16, 2020. You will be able to attend the Annual Meeting online and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/BW2020. You will also be able to vote your shares electronically at the Annual Meeting (other than shares held through The B&W Thrift Plan, which must be voted prior to the meeting). The Annual Meeting will be held to:

(1)
approve amendments to the Company’s Restated Certificate of Incorporation (“Certificate of Incorporation”) to declassify the Company’s Board of Directors (the "Board") and provide for annual elections of all directors beginning at the 2022 annual meeting of stockholders;

(2)	if Proposal 1 is approved, elect Matthew E. Avril and Alan B. Howe as Class I directors of the Company for a term of two years;

(3)	if Proposal 1 is not approved, elect Matthew E. Avril and Alan B. Howe as Class II directors of the Company for a term of three years;

(4)
approve amendments to the Company’s Certificate of Incorporation to remove provisions that require the affirmative vote of holders of at least 80% of the voting power to approve certain amendments to our Certificate of Incorporation and Bylaws;

(5)	ratify our Audit and Finance Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020;

(6)	approve, on a non-binding advisory basis, the compensation of our named executive officers;

(7)	approve an amendment to the Babcock & Wilcox Enterprises, Inc. Amended and Restated 2015 Long-Term Incentive Plan; and

(8)	transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
If you were a stockholder as of the close of business on April 22, 2020 (the “record date”), you are entitled to vote at the Annual Meeting and at any postponement or adjournment thereof. To participate in the Annual Meeting via live webcast, you will need the 16-digit control number included on your proxy card and on the instructions that accompany your proxy materials. The Annual Meeting will begin promptly at 10:30 a.m. Eastern Time. Online check-in will begin at 10:25 a.m. Eastern Time.
On May 5, 2020, we commenced providing or making available our proxy materials, including this notice and proxy statement as well as a copy of our 2019 Annual Report, to all stockholders of record as of the record date.
Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the Annual Meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.
By Order of the Board of Directors,
John J. Dziewisz
Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING TO BE HELD ON JUNE 16, 2020.

We are pleased to announce that we are delivering your proxy materials for the 2020 Annual Meeting of Stockholders via the Internet. Because we are delivering proxy materials via the Internet, the Securities and Exchange Commission requires us to mail a notice to our shareholders notifying them that these materials are available on the Internet and how these materials may be accessed. This notice, which we refer to as our “Notice of Proxy Materials,” will be mailed to our shareholders on or about May 5, 2020.

Our Notice of Proxy Materials will instruct you on how you may vote your proxy via the Internet or by telephone, or how you can request a full set of printed proxy materials, including a proxy card to return by mail. If you would like to receive printed proxy materials, you should follow the instructions contained in our Notice of Proxy Materials. Unless you request them, you will not receive printed proxy materials by mail.

The Proxy Statement and Annual Report are available free of charge on our website at https://investors.babcock.com/financials-information/sec-filings/default.aspx and at http://www.proxyvote.com.

2020 PROXY STATEMENT SUMMARY
Recent Developments and 2019 Performance
2019 Financial Performance. The last fiscal year was a year of significant transition as we focused on project execution, meeting the needs of our customers and implementing disciplined cost reduction to help lay the groundwork for improved profitability, cash flow and liquidity. Full year 2019 GAAP income from continuing operations was a loss of $129.7 million, an improvement of $528.3 million compared to a loss of $658.0 million in 2018. Adjusted EBITDA was a positive $33.3 million, returning us to full-year profitability in 2019 on an adjusted EBITDA basis with an improvement of $331.0 million compared to negative adjusted EBITDA of $297.7 million in the prior year. Additional information regarding adjusted EBITDA, a non-GAAP financial measure, can be found in Appendix A.
Consolidated revenues in 2019 were $859.1 million, down 19% compared to 2018 as expected, primarily driven by the Company's focus on core technologies and profitability across all segments, as well as resolution of the European Vølund EPC loss contracts. The GAAP operating loss in 2019 was $29.4 million, inclusive of restructuring and settlement costs and advisory fees of $39.7 million, compared to an operating loss of $426.6 million in 2018. The improvement in operating income was primarily due to improved gross margins in the Babcock & Wilcox segment, a significantly lower level of losses on the European Vølund EPC loss contracts and the shift in strategy in the SPIG segment to improve profitability by focusing on more selective bidding in core geographies and products.
Cost-Savings Measures. In particular, our management has implemented nearly $119 million of annualized cost-savings initiatives previously identified and continues to evaluate additional opportunities for cost savings and continues to evaluate potential dispositions. Roughly 97% of the aggregate $119 million in savings measures have been implemented to date with the balance to be implemented in the first half of 2020.
Financing Activities. In 2019 our management completed a series of equitization transactions as part of our efforts to refinance our existing credit facility to support our growth. These transactions included a $50 million rights offering, an exchange of all of the principal Tranche A-1 of the last-out term loan for common stock at $0.30 per share, and the issuance of approximately 1.7 million warrants (after giving effect to the July 2019 reverse stock split), each to purchase one share of common stock at $0.01 per share, to B. Riley as further consideration under Tranche A-3 of the last-out term loans. Gross proceeds from the rights offering were $41.8 million, of which $10.3 million was used to fully repay Tranche A-2 of the last-out term loans, and the remaining $31.5 million was used to reduce outstanding borrowing under Tranche A-3 of the last-out term loans. During the first quarter of 2020, we have further amended our existing U.S. credit agreement, which now provides for, among other things, (i) an additional $30 million in commitments from B. Riley under Tranche A-4 last-out term loans and (ii) incremental Tranche A-5 last-out term loans extended prior to maturity of the term loan facility in our existing U.S. credit agreement in the event certain customer letters of credit are drawn. As part of this amendment, we also agreed with our lenders on a term sheet pursuant to which we would undertake a refinancing transaction on or prior to May 11, 2020, a refinancing which has been backstopped by B. Riley.
Impact of COVID-19. Despite our successes during the past year, our business has been adversely impacted by the measures taken by local governments and others to control the spread of the global COVID-19 pandemic. These impacts include, among others, closures of our offices and the delay of timelines for several of our active and prospective projects. It is impossible to predict the overall impact the pandemic will have on our business, and we continue to face uncertainty regarding our liquidity and ability to refinance our U.S. credit agreement as a result. However, today and always, we remain focused on delivering on our commitments to our customers, improving our business and strengthening our company for the future for the benefit of all of our stakeholders.
2019 Pay-For-Performance
Our executive compensation programs are designed to provide a strong alignment between pay and performance and this is reflected in the payout amounts under our annual incentive plan and the value of earned awards granted under our long-term incentive program. Decisions by the Compensation Committee for 2019 also took into account feedback from our stockholders and concern for retention of key personnel while we address operational and financial issues.
Our long-term incentive compensation metrics (earnings per share, relative total stockholder return and return on invested capital) have historically been designed to drive performance and align the interests of officers and employees with those of stockholders. In light of our recent financial performance, however, our performance-based share awards granted in 2016 failed to pay out, and the current projected value of the performance-based share awards granted in 2017 under our long-term incentive plan is significantly impaired.

Governance Highlights
Corporate governance is important, and we believe that our governance policies and structures provide a strong framework and assurance that we are clear, ethical and transparent in all of our business dealings. They help us operate more effectively, mitigate risk and act as a safeguard against mismanagement.

Board Elections	• Majority voting in uncontested elections
Board Independence	• Four out of six of our directors are independent
Board Composition
• Currently the Board of Directors (the “Board”) consists of six directors
• The Board annually assesses its performance through Board and committee self-evaluations
• The Governance Committee leads the full Board in considering Board competencies and refreshment in light of Company strategy

Board Committees	• We have three standing Board committees – Audit and Finance, Governance, and Compensation • All committees are composed entirely of independent directors
Leadership Structure
• Our independent Chairman works closely with our CEO and provides feedback to management
• Among other duties, our Chairman is involved in setting the Board’s agenda and chairs executive sessions of the independent directors to discuss certain matters without management present

Risk Oversight
• Our full Board is responsible for risk oversight, and has designated committees to have particular oversight of certain key risks
• The Board oversees management as management fulfills its responsibilities for the assessment and mitigation of risks, and taking appropriate risks

Open Communication	• We encourage open communication and strong working relationships among the Chairman and other directors • Our directors have access to management and employees
Director Stock Ownership	• Our directors are required to own five times their annual base retainers in shares of common stock
Accountability to Stockholders	• We actively reach out to our stockholders through our engagement program • Stockholders can contact the Board, Chairman or management through our website or by mail
Management Succession Planning	• The Board actively monitors our succession planning and people development • At least once per year, the Board reviews senior management succession and development plans
As part of our commitment to effective corporate governance, management and the Board reviewed current corporate governance trends and considered the view held by many institutional stockholders that a classified board structure has the potential effect of reducing the accountability of directors. Similarly, the Board considered the view held by many institutional stockholders that provisions that prohibit stockholders from amending certain provisions of the Company’s Amended and Restated Bylaws (“Bylaws”) or our Certificate of Incorporation without the approval of at least 80% of all outstanding shares of the Company’s common stock could similarly reduce the accountability of directors and management.

TABLE OF CONTENTS

Page
APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR ANNUAL ELECTIONS OF ALL DIRECTORS BEGINNING AT THE 2022 ANNUAL MEETING OF STOCKHOLDERS (PROPOSAL 1)	1
Recommendation and Vote Required	1
IF PROPOSAL 1 IS APPROVED, THE ELECTION OF MATTHEW E. AVRIL AND ALAN B. HOWE AS CLASS I DIRECTORS OF THE COMPANY FOR A TERM OF TWO YEARS (PROPOSAL 2)	2
Recommendation and Vote Required	2
IF PROPOSAL 1 IS NOT APPROVED, THE ELECTION OF MATTHEW E. AVRIL AND ALAN B. HOWE AS CLASS II DIRECTORS OF THE COMPANY FOR A TERM OF THREE YEARS (PROPOSAL 3)	2
Recommendation and Vote Required	2
INFORMATION REGARDING DIRECTORS AND DIRECTOR NOMINEES	3
Vintage and B. Riley Investor Rights Agreement	7
Summary of Director Core Competencies and Attributes	8
CORPORATE GOVERNANCE	9
Director Independence	9
Board Function, Leadership Structure and Executive Sessions	10
Director Nomination Process	11
Communication with the Board	12
Board Orientation and Continuing Education	12
Board Self-Evaluation Process	12
The Role of the Board in Succession Planning	13
The Role of the Board in Risk Oversight	13
Board of Directors and Its Committees	13
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	17
DELINQUENT SECTION 16(a) REPORTS	18
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	19
APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO REMOVE PROVISIONS THAT REQUIRE THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST 80% OF THE VOTING POWER TO APPROVE CERTAIN AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND BYLAWS (PROPOSAL 4)	22
Recommendation and Vote Required	22
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR YEAR ENDING DECEMBER 31, 2020 (PROPOSAL 5)	23
Recommendation and Vote Required	23
AUDIT AND FINANCE COMMITTEE REPORT	24
APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION (PROPOSAL 6)	25

i

ii

APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR ANNUAL ELECTIONS OF ALL DIRECTORS BEGINNING AT THE 2022 ANNUAL MEETING OF STOCKHOLDERS (PROPOSAL 1)
General
Our Certificate of Incorporation currently provides for a classified board structure, pursuant to which the Board is divided into three classes and directors are elected to staggered three-year terms, with members of one of the three classes elected every year. After careful consideration, the Board, upon the recommendation of the Governance Committee, unanimously approved, and recommends that our stockholders approve, amendments to our Certificate of Incorporation that, if adopted, would eliminate the classified structure of the Board by the 2022 annual meeting of stockholders and allow for removal of directors with or without cause once the Board is no longer classified.
Summary of Principal Changes
If this proposal is adopted, Article FIFTH of our Certificate of Incorporation will be amended to provide that all director nominees standing for election will be elected to a one-year term at or after the 2022 annual meeting of stockholders. To effect this change, nominees elected to replace directors whose terms expire at the Annual Meeting would be elected to a two-year term, and nominees elected to replace directors whose terms expire at the 2021 annual meeting of stockholders would be elected to a one-year term. As a result, beginning at the 2022 annual meeting of stockholders, and at each annual meeting thereafter, all directors will serve one-year terms. Directors elected to fill any vacancy on the Board or to fill newly created director positions resulting from an increase in the number of directors would serve the remainder of the term of that position.
In connection with the declassification, Article FIFTH would also be amended to provide that, commencing with the election of directors at the 2022 annual meeting of stockholders, directors may be removed with or without cause as provided in the Delaware General Corporation Law (“DGCL”), and only the approval of a majority of the voting power of our stockholders would be required to remove a director with or without cause.
This description of the proposed amendments to our Certificate of Incorporation is only a summary of those amendments and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of Article FIFTH of our Certificate of Incorporation, marked to show the proposed amendments, a copy of which is attached to this proxy statement as Appendix B. If adopted, the amendments to our Certificate of Incorporation will become effective upon filing of the amended Certificate of Incorporation with the Secretary of State of Delaware, which is expected to occur promptly following the stockholder vote. If the amendments to our Certificate of Incorporation are approved by stockholders and become effective, the Board expects to approve certain conforming amendments to our Bylaws to remove references to a classified Board and to reflect stockholders’ ability to remove directors on an unclassified Board with or without cause at or after the 2022 annual meeting of stockholders.
Recommendation and Vote Required
The Board recommends that stockholders vote “FOR” the approval of amendments to our Certificate of Incorporation to declassify the Board and provide for annual elections of all directors beginning at the 2022 annual meeting of stockholders. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of the proposal requires the affirmative vote of at least 80% of the outstanding shares of our common stock. Accordingly, abstentions and broker non-votes will have the effect of a vote against this proposal.

IF PROPOSAL 1 IS APPROVED, THE ELECTION OF MATTHEW E. AVRIL AND ALAN B. HOWE AS CLASS I DIRECTORS OF THE COMPANY FOR A TERM OF TWO YEARS (PROPOSAL 2)
If Proposal 1 is approved, stockholders will vote to elect two directors to hold office for a two-year term expiring at the 2022 annual meeting of stockholders. In such event, the Board has recommended each of Matthew E. Avril and Alan B. Howe for election as Class I directors, to serve until the 2022 annual meeting of stockholders or until his successor is duly elected and qualified or until his earlier death, resignation or removal. Both individuals currently serve as Class II directors whose terms expire at the Annual Meeting. Each of Messrs. Avril and Howe have agreed to serve if elected. The Board has nominated these directors following the recommendation of the Governance Committee.
Information regarding the director nominees is set forth below under the heading “Information Regarding Directors and Director Nominees.”
Recommendation and Vote Required
The Board recommends that stockholders vote “FOR” the election of each of Matthew E. Avril and Alan B. Howe. You may vote “FOR” both director nominees or withhold your vote for any one or both of the director nominees. Subject to our majority voting requirements described below, director nominees are elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present. As a result, abstentions and broker non-votes will have no effect on the election of directors.
IF PROPOSAL 1 IS NOT APPROVED, THE ELECTION OF MATTHEW E. AVRIL AND ALAN B. HOWE AS CLASS II DIRECTORS OF THE COMPANY FOR A TERM OF THREE YEARS (PROPOSAL 3)
If Proposal 1 is not approved, stockholders will vote to elect two directors to hold office for a three-year term expiring at the 2023 annual meeting of stockholders. In such event, the Board has recommended each of Matthew E. Avril and Alan B. Howe for election as Class II directors, to serve until the 2023 annual meeting of stockholders or until his successor is duly elected and qualified or until his earlier death, resignation or removal. Both individuals currently serve as Class II directors whose terms expire at the Annual Meeting. Each of Messrs. Avril and Howe have agreed to serve if elected. The Board has nominated these directors following the recommendation of the Governance Committee.
Information regarding the director nominees is set forth below under the heading “Information Regarding Directors and Director Nominees.”
Recommendation and Vote Required
The Board recommends that stockholders vote “FOR” the election of each of Matthew E. Avril and Alan B. Howe as Class II Directors. You may vote “FOR” both director nominees or withhold your vote for any one or both of the director nominees. Subject to our majority voting requirements described below, director nominees are elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present. As a result, abstentions and broker non-votes will have no effect on the election of directors.

INFORMATION REGARDING DIRECTORS AND DIRECTOR NOMINEES
The Board currently includes six highly qualified directors with skills aligned to our business and strategy who bring significant value and diversity to the Company. The Board is currently comprised of the following members:

NAME	CLASS	YEAR TERM EXPIRES
Matthew E. Avril	Class II	2020
Alan B. Howe	Class II	2020
Brian R. Kahn	Class III	2021
Bryant R. Riley	Class III	2021
Cynthia S. Dubin	Class I	2022
Kenneth M. Siegel	Class I	2022
The Board currently consists of three classes of directors with each director serving a staggered three-year term. The Class I directors are Cynthia S. Dubin and Kenneth Siegel. The Class II directors are Matthew E. Avril and Alan B. Howe. The Class III directors are Brian R. Kahn and Bryant R. Riley.
If Proposal 1 is approved, the Board will consist of two classes of directors, with the directors in Class I serving until our 2022 annual meeting of stockholders and the directors in Class II serving until our 2021 annual meeting of stockholders. If Proposal 1 is approved, the directors currently in Class II and Class III will be designated as Class I directors, and the directors currently in Class I will be designated as Class II directors.
Matthew E. Avril, an independent director, currently serves as Chairman of the Board. Because the Chairman is an independent director, the Board expects that it would not designate another director as Lead Independent Director.
Unless otherwise directed, the persons named as proxies on the enclosed proxy card intend to vote “FOR” the election of the nominees listed in this proxy statement. If any nominee should become unavailable for election, the shares will be voted for such substitute nominee as may be proposed by the Board. However, we are not aware of any circumstances that would prevent any of the nominees from serving as a director.
The following section provides information with respect to each nominee for election as a director and each director who will continue to serve as a director after the Annual Meeting. It includes the specific experience, qualifications and skills considered by the Governance Committee and the Board in assessing the appropriateness of the person to serve as a director (ages are as of May 1, 2020).

Nominees

Qualifications:
Mr. Avril is a member of the strategic advisory board of Vintage Capital Management, LLC, a private-equity investment organization specializing in the defense, manufacturing and consumer sectors. From November 2016 to March 2017, he served as Chief Executive Officer of Diamond Resorts International, Inc. Previously, he was Chief Executive Officer-elect for Vistana Signature Experiences, Inc., from February to November 2015, after his retirement as President, Hotel Group, for Starwood Hotels & Resorts Worldwide, Inc. – a position he held from 2008 to 2012. Before that, from 2002 to 2008, he served in a number of executive leadership positions with Starwood, and from 1989 to 1998, held various senior leadership positions with Vistana. Mr. Avril has also served as director of Franchise Group, Inc. (NASDAQ: FRG, formerly Liberty Tax, Inc.) since September 2018.
Mr. Avril is a Certified Public Accountant (inactive status), and his knowledge of accounting and finance as well as his extensive executive leadership experience makes him a valuable member of the Board.

MATTHEW E. AVRIL Director since 2018 Age: 59 Audit and Finance Committee Compensation Committee

Qualifications:
Mr. Howe has served as a co-founder and the Managing Partner of Broadband Initiatives LLC, a boutique corporate advisory and strategic consulting firm, since 2001. Previously, he held various executive management positions at Covad Communications, Inc., Teletrac, Inc., Sprint PCS and Manufacturers Hanover Trust Company. Mr. Howe is an experienced public company director. He currently serves as a director of Sonim Technologies (NASDAQ: SONM), Orion Energy (NASDAQ: OESX), and Resonant Inc. (NASDAQ: RESN), and the Chairman of the Board of Data I/O Corporation (NASDAQ: DAIO). Mr. Howe received a Masters of Business Administration from the Kelley Business School at Indiana University and a Bachelors of Science - Business Administration and Marketing from the Gies School of Business at the University of Illinois.
Mr. Howe brings to the Board extensive business development and financial expertise. His CEO, CFO, board level and Chairman experience makes him a valuable member of the Board.

ALAN B. HOWE Director since 2019 Age: 58 Audit and Finance Committee Compensation Committee Governance Committee

Continuing Directors

Qualifications:
Ms. Dubin has served as non-executive director and member of the Audit and Risk Assurance Committee of the UK Competition and Markets Authority since February 2019. She is also a director and member of the Audit Committee of Nasdaq-listed Hurco Companies, Inc. having been appointed in March 2019. Prior to this she was Chief Financial Officer of Pivot Power, a developer and operator of large battery storage projects, from August 2018 to February 2019. From November 2011 through January 2016, Ms. Dubin served as Finance Director of JKX Oil & Gas plc, a publicly held oil and gas exploration, development and production company. Prior to joining JKX Oil & Gas plc, she co-founded and served as Chief Financial Officer of Canamens Energy Limited, an oil and gas exploration and production company focused on the Caspian, North Africa, Middle East and North Sea regions, from 2006 to 2011. Prior to joining Canamens Energy Limited, Ms. Dubin served as Vice President and Finance Director, Europe, Middle East and Africa Division for Edison Mission Energy, a U.S. owned electric power generator which developed, acquired, financed, owned and operated reliable and efficient power systems. Ms. Dubin started her career at The Bank of New York and Mitsubishi Bank advising on and lending to large energy projects.
With more than 30 years of experience in the energy sector combined with her financial expertise and her international leadership experience, Ms. Dubin is a valuable member of the Board.

CYNTHIA S. DUBIN Director since 2015 Age: 58 Audit and Finance Committee Governance Committee

Qualifications:
Mr. Siegel has served as CEO of SenesTech, Inc. (NASDAQ: SNES), a life sciences company since May 2019 and a member of its Board of Directors since February 2019. Prior to joining SenesTech, Inc., Mr. Siegel served as President of Diamond Resorts International, Inc. From November 2000 to October 2016, he was Chief Administrative Officer and General Counsel of Starwood Hotels & Resorts where he played a pivotal role in its emergence as an industry leader prior to its acquisition by Marriott International, Inc. in 2016. Prior to joining Starwood, Mr. Siegel spent four years as the Senior Vice President and General Counsel of Cognizant Corporation and its successor companies. He has also served as a partner at several law firms.
Mr. Siegel's extensive legal and executive experience makes him a valuable member of the Board.

KENNETH M. SIEGEL Director since 2018 Age: 64 Compensation Committee Governance Committee

Qualifications:
Mr. Kahn has served as the Chief Executive Officer of Franchise Group, Inc. (NASDAQ: FRG, formerly Liberty Tax, Inc.) since October 2, 2019 and a member of its Board of Directors since September 2018. Mr. Kahn founded and has served as the investment manager of Vintage and its predecessor, Kahn Capital Management, LLC, since 1998. Vintage is a value-oriented, operations-focused, private and public equity investor specializing in the consumer, aerospace and defense, and manufacturing sectors. Since 2012, Mr. Kahn has served as Chairman of the Board of Buddy’s Newco LLC, an operator and franchisor of rent-to-own stores under the banners of Buddy’s Home Furnishings, Flexi Compras Corp., and Good-to-Go Wheels and Tires. Previously, Mr. Kahn was the Chairman of the board of directors of API Technologies Corporation from 2011 until 2016 and White Electronic Designs Corporation from 2009 until 2010. Mr. Kahn has also served as a director of Aaron’s, Inc., a leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories from 2014 until 2015 and Integral Systems, Inc., a provider of products, systems and services for satellite command and control, telemetry and digital signal processing, data communications, enterprise network management and communications information assurance, from 2011 to 2012. Mr. Kahn brings to the Board extensive management and consumer finance expertise, as well as public company experience. Mr. Kahn received a B.A. from Harvard University.
Mr. Kahn’s extensive experience as a director across multiple industries makes him a valuable member of the Board.

BRIAN R. KAHN Director since 2018 Age: 46

BRYANT R. RILEY Director since 2019 Age: 53
Qualifications:
Mr. Riley has served as Chairman and Co-Chief Executive Officer of B. Riley Financial, Inc. (NASDAQ: RILY), a leader in providing a diverse suite of financial services and solutions for public and private companies as well as high net worth individuals, since June 2014 and July 2018 respectively, and as a director since August 2009. Additionally, Mr. Riley has served as Chief Executive Officer of B. Riley Capital Management, LLC, an SEC registered investment advisor since 2014, as Executive Officer of B. Riley FBR, Inc., a FINRA broker dealer, since 2018, and as Chairman of B. Riley Principal Merger Corp. (NYSE: BRPM) since April 2019.
Previously, Mr. Riley served as the Co-Chief Executive Officer of B. Riley FBR, Inc. (formerly FBR Capital Markets & Co., LLC) from July 2017 to July 2018, the Chairman of B. Riley & Co., LLC since founding the stock brokerage firm in 1997 and served as Chief Executive Officer of B. Riley & Co., LLC from 1997 to 2006. Mr. Riley has served as Director of Franchise Group, Inc. (NASDAQ: FRG, formerly Liberty Tax, Inc.) since September 2018, and Select Interior Concepts, Inc. (NASDAQ: SIC) since November 2019. He also previously served as Chairman of DDi Corp from May 2007 to May 2012 and Chairman of Lightbridge Communications Corporation from October 2009 to October 2015. He also previously served on the boards of Cadiz Inc. from April 2013 to June 2014, Strasbaugh from July 2010 to August 2013, and STR Holdings, Inc. from March 2014 to August 2014.
Mr. Riley’s experience and expertise in the investment banking industry and extensive experience serving on other public company boards makes him a valuable member of the Board.

Vintage and B. Riley Investor Rights Agreement
On January 3, 2018, we entered into an agreement with Vintage and certain related parties, pursuant to which we agreed, among other things, to add Henry E. Bartoli, Matthew E. Avril and Brian R. Kahn to the Board to serve as Class I, Class II and Class III directors, respectively. This agreement expired pursuant to its terms in 2019.
On April 30, 2019, we entered into an investor rights agreement (the “Investor Rights Agreement”) with Vintage Capital Management, LLC (together with its affiliates, “Vintage”) and B. Riley Financial, Inc. (together with its affiliates, “B. Riley”). As part of the Investor Rights Agreement, we agreed to appoint three directors nominated by each of Vintage and B. Riley to the Board, with the size of the full Board to remain at seven directors. Matthew E. Avril and Kenneth Siegel have been nominated by Vintage to serve as directors pursuant to the Investor Rights Agreement. Vintage also nominated Henry E. Bartoli to serve as director pursuant to the Investor Rights Agreement prior to Mr. Bartoli's resignation from the Board on April 23, 2020. Alan B. Howe, Brian R. Kahn and Bryant R. Riley have been nominated by B. Riley to serve as directors pursuant to the Investor Rights Agreement.
Pursuant to the Investor Rights Agreement, each of Vintage and B. Riley will retain their right to nominate directors to serve on the Board so long as they continue to meet certain quantitative thresholds with regard to the amount of our common stock and debt they beneficially own. B. Riley’s contractual rights to nominate directors will continue with respect to:

1.
three Board members, for so long as B. Riley beneficially owns at least 75% of our common stock that it beneficially owned as of July 24, 2019 (the “Closing B. Riley Stock Ownership”) and at least 75% of the Tranche A-2 Term Loan and Tranche A-3 Term Loan, combined, that it beneficially owned as of July 24, 2019 (the “Closing Loan Ownership”);

2.
two Board members, after the first time that B. Riley beneficially owns less than 75% of the Closing B. Riley Stock Ownership or less than 75% of the Closing Loan Ownership, but for so long as B. Riley continues to beneficially own at least 50% of the Closing B. Riley Stock Ownership and at least 50% of the Closing Loan Ownership; and

3.	one Board member, after the first time that B. Riley beneficially owns less than 50% of the Closing B. Riley Stock Ownership or less than 50% of the Closing Loan Ownership;
Vintage’s contractual rights to nominate directors will continue with respect to:

1.	three Board members, for so long as Vintage beneficially owns 75% of our common stock that it beneficially owned as of May 8, 2019 (the “Closing Vintage Stock Ownership”);

2.
two Board members, after the first time that Vintage beneficially owns less than 75% of the Closing Vintage Stock Ownership but so long as Vintage continues to beneficially own at least 50% of the Closing Vintage Stock Ownership; and

3.	one Board member, after the first time that Vintage beneficially owns less than 50% of the Closing Vintage Stock Ownership;
In all instances, Vintage and B. Riley, respectively, must beneficially own at least 5% of the outstanding voting power of all of our common stock to retain their director nomination rights with regard to any directors.
The Investor Rights Agreement also provides pre-emptive rights to B. Riley with respect to certain future issuances of our equity securities. We also agreed as part of the Investor Rights Agreement to reimburse B. Riley and Vintage for all reasonable out-of-pocket costs and expenses they incurred, including fees for legal counsel, in the 2019 Rights Offering (as defined and described under “Certain Relationships and Related Transaction — Transactions with Vintage, B. Riley and Their Respective Affiliates”).

Summary of Director Core Competencies and Attributes
The Board provides effective and strategic oversight to support the best interests of us and our stockholders. The following chart summarizes the core competencies and attributes represented by each of the director nominees. More details on each director’s competencies are included in the director profiles on the previous pages.

Competencies / Attributes	Matthew E. Avril	Cynthia S. Dubin	Alan B. Howe	Brian R. Kahn	Bryant R. Riley	Kenneth M. Siegel
COMPLIANCE CONSIDERATIONS
Independent Director	•	•	•	•		•
Financial expertise	•	•	•	•	•	•
CORE COMPETENCIES
Recent or current public company CEO/COO/CFO/GC		•		•	•	•
Fossil Fuel Power Generation		•
Utility / Power Transmission Distribution		•
International Operations	•	•				•
STRATEGIC COMPETENCIES
Financial (Reporting, Auditing, Internal Controls)	•	•	•	•	•	•
Strategy / Business Development / M&A	•	•	•	•	•	•
Human Resources / Organizational Development	•	•		•		•
Legal / Governance / Business Conduct	•	•		•		•
Risk Management	•	•				•
Public Policy / Regulatory Affairs	•		•			•
PUBLIC COMPANY BOARD EXPERIENCE
Board of similar or larger size company	•	•	•	•	•	•
Audit / Finance committee experience with other companies	•	•	•		•
Compensation committee experience with other companies	•	•	•
Nomination / Governance committee experience with other companies			•

CORPORATE GOVERNANCE
Our corporate governance policies and structures provide the general framework for how we run our business. They demonstrate our commitment to ethical values, to strong and effective operations and to assuring continued growth and financial stability for our stockholders.
The corporate governance section on our website contains copies of our principal governance documents. It is found at www.babcock.com at “Investors — Corporate Governance” and contains the following documents:
Amended and Restated Bylaws
Corporate Governance Principles
Code of Business Conduct
Code of Ethics for Chief Executive Officer and Senior Financial Officers
Audit and Finance Committee Charter
Compensation Committee Charter
Governance Committee Charter
Conflict Minerals Policy
Related Party Transactions Policy
Modern Slavery Transparency Statement
Director Independence
The New York Stock Exchange (“NYSE”) listing standards require the Board to consist of at least a majority of independent directors, and our Corporate Governance Principles require the Board to consist of at least a majority of independent directors and at least 66% independent directors who satisfy all NYSE listing standards for independence other than Section 303A.02(b)(iv) of the NYSE listed company manual. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us. The Board has established categorical standards, which conform to the independence requirements in the NYSE listing standards, to assist it in determining director independence. These standards are contained in the Corporate Governance Principles found on our website at www.babcock.com under “Investors — Corporate Governance — Governance Documents.”
Based on these independence standards, the Board has determined that the following directors are independent and meet our categorical standards:

Matthew E. Avril	Cynthia S. Dubin
Alan B. Howe	Kenneth M. Siegel
Effective April 26, 2019, Thomas A. Christopher and Anne R. Pramaggiore resigned as directors. The Board previously determined that Thomas A. Christopher and Anne R. Pramaggiore were independent and met our categorical standards during the applicable periods that they served in 2019. Effective April 23, 2020, Henry E. Bartoli resigned from the Board. Mr. Bartoli will continue his role as Chief Strategy Officer of the Company.
In determining the independence of the directors, the Board considered transactions between us and other entities with which each of our directors are associated. Those transactions are described below, as well as the related party transactions discussed elsewhere in this proxy statement. None of these transactions was determined to constitute a material relationship with us with respect to any director held to be independent. Vintage designated Messrs. Avril and Siegel to serve on the Board, and B. Riley designated Messrs. Howe, Kahn and Riley to serve on the Board pursuant to the Investor Rights Agreement. Vintage and B. Riley are significant stockholders. B. Riley is also a significant lender to us and has also entered into a consulting agreement with us in connection with Mr. Young's appointment as our Chief Executive Officer.

Board Function, Leadership Structure and Executive Sessions
The Board oversees, counsels and directs management in the long-term interest of us and our stockholders. The Board’s responsibilities include:

•	overseeing the conduct of our business and assessing our business and enterprise risks;

•	reviewing and approving our key financial objectives, strategic and operating plans, and other significant actions;

•	overseeing the processes for maintaining the integrity of our financial statements and other public disclosures, and our compliance with law and ethics;

•	evaluating CEO and senior management performance and determining executive compensation;

•	planning for CEO succession and monitoring management’s succession planning for other key executive officers; and

•	establishing our governance structure, including appropriate board composition and planning for board succession.
The Board does not have a policy requiring either that the positions of Chairman and Chief Executive Officer should be separate or that they should be occupied by the same individual. The Board believes that this issue is properly addressed as part of the succession planning process and that it is in our best interests for the Board to make a determination on these matters when it elects a new Chief Executive Officer or Chairman of the Board or at other times consideration is warranted by circumstances. We currently have separated the positions of Chief Executive Officer and Chairman, with Mr. Young serving as our Chief Executive Officer and Mr. Avril serving as our Chairman.
Pursuant to our Corporate Governance Principles, in the event the Chairman of the Board is not an independent director, the independent directors will annually appoint a Lead Independent Director with such responsibilities as the Board shall determine from time to time. If appointed, the Lead Independent Director has the following responsibilities:

•	presides over all Board meetings at which the Chairman of the Board is not present and all executive sessions attended only by independent directors;

•
serves as liaison between the independent directors and the Chairman of the Board and Chief Executive Officer (including advising the Chairman of the Board and Chief Executive Officer of discussions held during executive sessions of the non-employee and independent directors, as appropriate);

•	reviews and approves the Board meeting agendas and meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	advises the Chairman of the Board and Chief Executive Officer regarding the quality, quantity and timeliness of information sent by management to the directors;

•	has the authority to call meetings of the independent directors; and

•	if requested by major stockholders, ensures that he or she is available for consultation and direct communication.
Because the Chairman is an independent director, the Board expects that it would not designate another director as Lead Independent Director. The Board believes that this leadership structure is appropriate for us at this time because it provides our Chairman with the readily available resources to manage the affairs of the Board. Our Chairman works closely and collaboratively with our Chief Executive Officer to ensure that the views of the Board are taken into account as management carries out the business of the Company. Our independent directors, led by our Chairman, have the opportunity to meet in executive session without management at the conclusion of each regularly scheduled Board meeting.

Director Nomination Process
Our Governance Committee is responsible for assessing the qualifications, skills and characteristics of candidates for election to the Board. The Board, after taking into account the assessment provided by our Governance Committee, is responsible for considering and recommending to stockholders the nominees for election as directors at each annual meeting. In making their assessments, the Governance Committee and the Board generally consider a number of factors, including each candidate’s:

•	professional and personal experiences and expertise in relation to (1) our businesses and industries, and (2) the experiences and expertise of other Board members;

•	integrity and ethics in his or her personal and professional life;

•	professional accomplishment in his or her field;

•	personal, financial or professional interests in any competitor, customer or supplier of ours;

•
preparedness to participate fully in Board activities and to devote sufficient time to carry out the duties as a director on the Board, including active membership on Board committees as requested and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and a lack of other personal or professional commitments that would, in the Governance Committee’s sole judgment, interfere with or limit his or her ability to do so;

•	ability to contribute positively to the Board and any of its committees;

•	whether the candidate meets the independence requirements applicable to the Board and its committees established by the NYSE and the SEC;

•	whether the candidate meets our Corporate Governance Principles, including the independence requirements set forth therein; and

•
all other information deemed relevant in the Governance Committee’s and the Board’s, as applicable, business judgment impacting the candidate’s service as a member of the Board and any of its committees, including a candidate’s professional and educational background, reputation, industry knowledge and business experience.

While the Board does not have a specific policy regarding diversity among directors, both the Governance Committee and the Board recognize the benefits of a diverse board and believe that any evaluation of potential director candidates should consider diversity as to gender, racial and ethnic background, age, cultural background, education, viewpoint and personal and professional experiences.
Our Governance Committee takes these same factors into account when assessing the performance and skills of an incumbent director being nominated for re-election. In the case of an incumbent director being nominated for re-election to the Board, our Governance Committee also considers the incumbent director’s attendance at meetings, contributions to the Board and its committees during and in between regularly scheduled meetings (as well as part of any working groups formed to assist management with strategic or other priorities), the contributions of the incumbent director based on the Board’s self-evaluation processes described below and the benefits associated with the institutional knowledge derived from the incumbent director’s prior service on the Board.
To help ensure the ability to devote sufficient time to board matters, no director may serve on the board of more than three other public companies while continuing to serve on the Board, and no director that serves as an executive officer of the Company may serve on the board of more than one other public company while continuing to serve on the Board. The Board is authorized to grant exceptions to these rules on a case-by-case basis.
Our bylaws provide that (1) a person will not be nominated for election or re-election to the Board if such person will have attained the age of 75 prior to the date of election or re-election and (2) any director who attains the age of 75 during his or her term will be deemed to have resigned and retired at the first annual meeting following his or her attainment of the age of 75. Accordingly, a director nominee may stand for election if he or she has not attained the age of 75 prior to the date of election or re-election.
When the need for a new director arises (whether because of a newly created seat or vacancy), the Governance Committee and the Board proceed to identify a qualified candidate or candidates and to evaluate the qualifications of each candidate identified. Our Governance Committee and the Board generally solicit ideas for possible candidates from a number of sources — including members of the Board, our Chief Executive Officer and other senior-level executive officers, significant stockholders, individuals personally known to the members of the Board and independent director candidate search firms. Final candidates are generally interviewed by one or more members of our Governance Committee or other members of the Board before a decision is made. Messrs. Riley and Howe, who were appointed to the Board in April 2019, were recommended to the Board as directors pursuant to the Investor Rights Agreement with B. Riley.
In addition, any stockholder may nominate one or more persons for election as one of our directors at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our bylaws. See “Stockholders’ Proposals” in this proxy statement. Stockholder nominees are evaluated under the same standards as other candidates for board membership described above. In addition, in evaluating stockholder nominees, our Governance Committee and the Board may consider any other information they deem relevant, including (i) whether there are or will be any vacancies on the Board, (ii) the size of the nominating stockholder’s ownership of our debt and equity interests, (iii) the length of time such stockholder has owned such interest and (iv) any statements by the nominee or the stockholder regarding proposed changes in our operation.
Our bylaws provide for a plurality voting standard for directors, but each nominee for director is required to sign an irrevocable contingent resignation letter. If a nominee for director in an uncontested election does not receive a majority of the votes cast “FOR” his or her election (not counting any abstentions or broker non-votes as being cast), the Board will act on an expedited basis to determine whether to accept the resignation.
Communication with the Board
Our stockholders or other interested persons may communicate directly with the Board or its independent members. Written communications to the independent members of the Board can be sent to the following: Board of Directors (independent members), c/o Babcock & Wilcox Enterprises, Inc., Corporate Secretary’s Office, 1200 East Market Street, Suite 650, Akron, Ohio 44305. All such communications are forwarded to the independent directors for their review, except for communications that (1) contain material that is not appropriate for review by the Board based upon our bylaws and the established practice and procedure of the Board, or (2) contain improper or immaterial information. Information regarding this process is posted on our website at www.babcock.com under “Investors — Corporate Governance — Governance Documents.”
Board Orientation and Continuing Education
Each new director participates in a mandatory onboarding and orientation program developed and implemented with the oversight of the Governance Committee. This orientation includes information to familiarize new directors with the Company’s governance requirements, the structure and procedures of the Board and its committees on which the new director will serve, the Company’s industry, management structure, and significant operational, financial, accounting, risk management and legal issues, compliance programs, Code of Business Conduct, principal officers and internal and independent auditors. All directors are welcome to attend any of these orientation programs.
Directors are also required to participate in Company-sponsored and external continuing education programs at least once every two years. These programs are intended to help directors stay current on, among other topics, corporate governance and boardroom best practices, financial reporting practices, ethical issues confronting directors and management, and other similar matters. The Board believes it is appropriate for directors, at their discretion, to have access to educational programs related to their duties as directors on an ongoing basis to enable them to better perform their duties and to recognize and deal appropriately with issues as they arise. The Company provides appropriate funding for any such program in which a director participates.
Board Self-Evaluation Process
The Board and each of its committees conducts an annual evaluation, which includes a qualitative assessment by each director of the performance of the Board and each committee on which he or she serves. The Governance Committee oversees this evaluation and solicits comments from all directors. Each committee’s chairperson summarizes and reviews the responses with the members of his or her respective committees. Each committee chairperson then reports to the Board with an assessment of the performance of his or her respective committees as well as any suggestions for improvement. The chairperson of the Governance Committee summarizes and reviews with the Board the evaluation results for the Board.

The Role of the Board in Succession Planning
The Board believes effective succession planning, particularly for the Chief Executive Officer, is important to the continued success of the Company. As a result, the Board periodically reviews and discusses succession planning with the Chief Executive Officer during executive sessions of Board meetings. The Compensation Committee assists the Board in the area of succession planning by reviewing and assessing the management succession planning process and reporting to the Board with respect to succession planning for the Chief Executive Officer and our other executive officers.
The Role of the Board in Risk Oversight
As part of its oversight function, the Board monitors various risks that we face. We maintain an enterprise risk management program administered by our Corporate Strategy group. This program facilitates the process of reviewing key external, strategic, operational (e.g., cyber security) and financial risks, as well as monitoring the effectiveness of risk mitigation. Information on the enterprise risk management program is presented to senior management and the Board. The Audit and Finance Committee assists the Board in fulfilling its oversight responsibility for financial reporting and meets as necessary (and in any event at least quarterly) with management to review material financial risk exposures. The Audit and Finance Committee also meets at least annually to review reports from management regarding all material risk exposures and to assess the steps taken by management to monitor and control these exposures. The Audit and Finance Committee presents its assessment of these risks and management’s mitigation initiatives, along with any recommendations, to the Board.
The Compensation Committee also assists the Board with this function by meeting as necessary with management to review and discuss the significant risks impacting our company that potentially affect executive compensation in a material way. The Compensation Committee assesses these risks as part of our compensation programs in consultation with management and its outside compensation consultant, as more fully described in “Compensation Discussion and Analysis — Compensation Philosophy and Process.”
Board of Directors and Its Committees
The Board met 28 times during 2019. All directors attended 75% or more of the meetings of the Board and of the committees on which they served during 2019, other than Ms. Pramaggiore who resigned as a member of the Board in April 2019. Directors are encouraged to make all reasonable efforts to attend the Annual Meeting. All of our directors attended our 2019 annual meeting on June 14, 2019.
The Board currently has, and appoints the members of, standing Audit and Finance, Compensation and Governance Committees. Each of those committees has a written charter approved by the Board. The current charter for each standing Board committee is posted on our website at www.babcock.com under “Investors — Corporate Governance — Governance Documents.”
The current members of the committees are identified below. NYSE listing standards require that all members of our Audit and Finance, Compensation and Governance Committees be independent. The Board has affirmatively determined that each member of such committees is independent in accordance with the NYSE listing standards.
Committee Composition:

Committee Member	Audit & Finance	Compensation	Governance
Matthew E. Avril	Member	Member
Cynthia S. Dubin	Chair		Member
Alan B. Howe	Member	Chair	Member
Brian R. Kahn
Bryant R. Riley
Kenneth M. Siegel		Member	Chair

Audit and Finance Committee:
Ms. Dubin (Chair)
Mr. Avril
Mr. Howe
The Audit and Finance Committee met 10 times during 2019. The Audit and Finance Committee’s role is financial oversight. Our management is responsible for preparing financial statements, and our independent registered public accounting firm is responsible for auditing those financial statements.
The Audit and Finance Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The committee, among other things, also reviews and discusses our audited financial statements with management and the independent registered public accounting firm. The Audit and Finance Committee provides oversight of: (1) our financial reporting process and internal control system; (2) the integrity of our financial statements; (3) our compliance with legal and regulatory requirements; (4) the independence, qualifications and performance of our independent auditors; (5) the performance of our internal audit function; and (6) our financial structure and strategy. The Audit and Finance Committee also has oversight of the Company’s ethics and compliance program, and receives regular reports on program effectiveness.
The Board has determined that Mr. Avril, Ms. Dubin and Mr. Howe qualify as “audit committee financial experts” within the definition established by the Securities and Exchange Commission (“SEC”). For more information on the backgrounds of these directors, see their biographical information under “Information Regarding Directors and Director Nominees.”
In addition to his service as a member of the Audit and Finance Committee, Mr. Howe serves as a member of the audit committee of Sonim Technologies, Data I/O Corporation and Resonant Inc. Because Mr. Howe is not an officer with any public or private companies, and based on his substantive contributions to the Audit and Finance Committee to date, the Board has determined that Mr. Howe’s simultaneous service on the audit committees of each of these companies would not impair Mr. Howe's ability to effectively serve on the Audit and Finance Committee.
Compensation Committee:
Mr. Howe (Chair)
Mr. Avril
Mr. Siegel
The Compensation Committee met 4 times during 2019. The Compensation Committee has overall responsibility for our executive and non-employee director compensation plans, policies and programs including our executive and management incentive compensation plans and our Amended and Restated 2015 Long-Term Incentive Plan (the “2015 LTIP”).
The Compensation Committee has the authority to retain, terminate, compensate and oversee any compensation consultant or other advisors to assist the committee in the discharge of its responsibilities. The Compensation Committee may form and delegate authority to subcommittees consisting of one or more independent directors as the Compensation Committee deems appropriate. See the “Compensation Discussion and Analysis – Compensation Philosophy and Process” and “Compensation Discussion and Analysis – Key 2019 Compensation Decisions” sections of this proxy statement for information about our 2019 named executive officers (“NEOs”) compensation, including a discussion of the role of management and the compensation consultant.
Compensation Committee Interlocks and Insider Participation
No director who served as a member of the Compensation Committee during the year ended December 31, 2019 (Messrs. Howe, Avril and Kahn) (1) was during such year, or had previously been, an officer or employee of the Company or any of its subsidiaries, or (2) other than transactions in the ordinary course, had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company. None of our executive officers have served as members of a compensation committee (or other board committee performing equivalent functions) or the board of directors of any other entity that has an executive officer serving as a member of the Board.

Governance Committee:
Mr. Siegel (Chair)
Ms. Dubin
Mr. Howe
The Governance Committee met 3 times during 2019. This committee, in addition to other matters, has overall responsibility to (1) establish and assess director qualifications; (2) recommend nominees for election to the Board; and (3) oversee the annual evaluation of the Board and management, including the Chief Executive Officer in conjunction with our Compensation Committee. This committee will consider individuals recommended by stockholders for nomination as directors in accordance with the procedures described under “Stockholders’ Proposals.” This committee also assists the Board with management succession planning and director and officer insurance coverage.

COMPENSATION OF DIRECTORS
The compensation reflected below summarizes the compensation earned by or paid to our non-employee directors for services as members of the Board during fiscal year 2019. Directors who were also our employees did not receive any compensation for their service as directors.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)	TOTAL ($)
Matthew E. Avril	$185,000	$95,000	$280,000
Thomas A. Christopher(1)	$23,750	$—	$23,750
Cynthia S. Dubin	$100,000	$95,000	$195,000
Brian R. Kahn	$85,000	$95,000	$180,000
Anne R. Pramaggiore(1)	$21,250	$—	$21,250
Kenneth M. Siegel	$95,000	$95,000	$190,000
Alan B. Howe	$95,000	$95,000	$190,000
Bryant R. Riley	$—	$—	$—

(1)	Mr. Christopher and Ms. Pramaggiore resigned as directors effective April 26, 2019.
Fees Earned or Paid in Cash
Under our current director compensation program, which was recommended by the Compensation Committee and approved by the Board, non-employee directors are eligible to receive an annual retainer of $85,000, paid in quarterly installments and prorated for partial terms.
The chairs of Board committees, and any Lead Independent Director or independent Chairman of the Board, received additional annual retainers, paid in quarterly installments, as follows (prorated for partial terms):

•	the chair of the Audit and Finance Committee: $15,000;

•	the chair of each of the Compensation and Governance Committees: $10,000;

•	the Lead Independent Director (if any): $20,000; and

•	the Chairman (if any): $100,000.
Under our Supplemental Executive Retirement Plan (the “SERP”), each non-employee director may elect to defer the payment of up to 100% of his or her annual retainer and fees. Amounts elected to be deferred are credited as a bookkeeping entry into a notional account, which we refer to as a deferral account. The balance of a director’s deferral account consists of deferral contributions made by the director and hypothetical credited gains or losses attributable to investments elected by the director, or by our Compensation Committee if the director fails to make investment elections. Directors are 100% vested in their deferral accounts at all times. No director made a deferral election with respect to his or her cash retainers in 2019.

Stock Awards
Our stock ownership guidelines require that non-employee directors own stock valued at five times their annual retainer, and they have five years from the date of joining the Board to acquire the required number of shares. All directors are currently in compliance with our stock ownership guidelines.
In addition to the cash payments provided to our directors, our practice has been for each non-employee director to receive an annual stock award in the form of a number of fully vested shares equal to $95,000 divided by the closing price of our common stock on the grant date, rounded down to the nearest whole share (and prorated for partial terms). Consistent with this practice, the amounts reported in the “Stock Awards” column represent the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718 for these grants made in 2019. For Messrs. Avril, Bartoli, Howe and Kahn, and for Ms. Dubin, the grant date fair values for their stock awards were generally determined using the closing price of our common stock ($3.71) on the date of grant (August 13, 2019). Under our 2015 LTIP, directors may elect to defer payment of all or a portion of their stock awards, but none of the directors elected to do so.
Outstanding Option Awards
As of December 31, 2019, the following non-employee directors held the following numbers of outstanding stock options, each with an exercise price of $41.70 per share: Mr. Avril, 3,639; Mr. Christopher, 3,639; Ms. Dubin, 3,639; Mr. Kahn, 3,639; Ms. Pramaggiore 3,639; and Mr. Siegel, 2,729.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common stock by the following:

•	each stockholder who beneficially owns more than 5% of our common stock;

•	each current executive officer named in the 2019 Summary Compensation Table;

•	each of our directors; and

•	all of our executive officers, director nominees and directors as a group.
For the institutional beneficial owners listed below, we have based their respective number of shares of our common stock beneficially owned on the most recently reported Schedule 13D or 13G filed by such owners.
For the executive officers and directors listed below, we have based their respective number of shares of our common stock on the number of shares beneficially owned as of April 22, 2020 (unless noted otherwise). The number of shares beneficially owned by each stockholder, director or officer is determined according to the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The mailing address for each of the directors and executive officers is 1200 East Market Street, Suite 650, Akron, Ohio 44305.

NAME OF BENEFICIAL OWNER	COMMON STOCK: NUMBER OF SHARES BENEFICIALLY OWNED	PERCENT OF CLASS[1]
5% STOCKHOLDERS:
Vintage Capital Management, LLC[2]	15,704,744	33.8%
B. Riley Financial, Inc.[3]	8,578,274	18.5%
NAMED EXECUTIVE OFFICERS, DIRECTORS AND DIRECTOR NOMINEES:
Kenneth M. Young	29,240	*
Louis Salamone Jr.	23,842	*
Matthew E. Avril[4]	70,886	*
Henry E. Bartoli[5]	56,767	*
Cynthia S. Dubin[6]	44,104	*
Alan B. Howe	25,606	*
Brian R. Kahn[7]	15,730,350	33.9%
Bryant R. Riley[8]	8,844,322	19.1%
Kenneth M. Siegel[9]	28,335	*
Jimmy B. Morgan[10]	16,500	*
Robert M. Caruso	-	*
All Directors, Director Nominees and Executive Officers as a group (12 persons)[11]	24,874,072	53.6%
*    Represents less than 1.0 percent

(1)	Percent is based on 46,407,120 outstanding shares of our common stock on April 22, 2020.

(2)
As reported on Schedule 13D/A filed with the SEC on July 24, 2019. The Schedule 13D/A reports beneficial ownership of 15,703,920 shares of our common stock by Vintage Capital Management, LLC and Kahn Capital Management, LLC, which each have sole voting power over zero shares and shared voting and dispositive power over 15,703,920 shares. The Schedule 13D/A reports beneficial ownership of 15,708,383 shares of our common stock by Brian R. Kahn who has sole voting and dispositive power over 4,463 shares and shared voting and dispositive power over 15,703,920 shares. The reporting person’s address is 4705 S. Apopka Vineland Road, Suite 206, Orlando, FL 32819. Each number of shares in this footnote has been adjusted for the Company’s one-for-ten reverse stock split of our common stock on July 24, 2019.

(3)
As reported on Schedule 13D/A filed with the SEC on July 29, 2019. The Schedule 13D/A reports beneficial ownership of 8,578,274 shares of our common stock by B. Riley Financial, Inc. which has shared voting and dispositive power over 8,578,274 shares.  The Schedule 13D/A reports beneficial ownership of 1,859,423 shares of our common stock by B. Riley FBR, Inc. which has shared voting and dispositive power over 1,859,423 shares. The Schedule 13D/A reports beneficial ownership of 1,985,889 shares of our common stock by B. Riley Capital Management, LLC, BRC Partners Opportunities Fund, LP and BRC Partners Management

GP, LLC, which each have shared voting and dispositive power over 1,985,889 shares.  The Schedule 13D/A reports beneficial ownership of 8,808,186 shares of our common stock by Bryant R. Riley, who had sole voting and dispositive power over 145,488 shares and shared voting and dispositive power over 8,662,698 shares. The reporting person’s address is 21255 Burbank Blvd., Suite 400, Woodland Hills, CA  91367. Amounts listed above include 125,000 shares of common stock issuable pursuant to warrants held by BRC Partners Opportunities Fund, LP and 1,541,666 shares of common stock issuable pursuant to warrants held by B. Riley Financial, Inc.

(4)	Shares owned by Mr. Avril include 3,639 shares of common stock that he may acquire on the exercise of stock options.

(5)	Shares owned by Mr. Bartoli include 3,639 shares of common stock that he may acquire on the exercise of stock options.

(6)	Shares owned by Ms. Dubin include 3,639 shares of common stock that he may acquire on the exercise of stock options.

(7)	Shares owned by Mr. Kahn also include shares beneficially owned by Vintage Capital Management, LLC, as disclosed in footnote 2 above.

(8)
Shares owned by Mr. Riley include shares beneficially owned by B. Riley Financial, Inc., as disclosed in footnote 3 above. As reported on Schedule 13D/A filed with the SEC on July 29, 2019, Mr. Riley’s beneficial ownership of 229,912 shares consists of (i) 84,424 shares held jointly with his wife, Carleen Riley, (ii) 14,781 shares held as sole custodian for the benefit of Abigail Riley, (iii) 14,781 shares held as sole custodian for the benefit of Charlie Riley, (iv) 14,781 shares held as sole custodian for the benefit of Eloise Riley, (v) 12,794 shares held as sole custodian for the benefit of Susan Riley, (vi) 50,998 shares held as sole trustee of the Robert Antin Children Irrevocable Trust, (vii) 37,353 shares held in Mr. Riley’s 401(k) account, and (viii) 8,578,274 shares outstanding or issuable upon the exercise of warrants held directly by B. Riley Financial, Inc., BRC Partners Opportunities Fund, LP or B. Riley FBR, Inc. Mr. Riley disclaims beneficial ownership of the shares held by B. Riley Financial, Inc., BRC Partners Opportunities Fund, LP or B. Riley FBR, Inc., which are not directly owned or controlled by Mr. Riley.

(9)	Shares owned by Mr. Siegel include 2,729 shares of common stock that he may acquire on the exercise of stock options.

(10)	Shares owned by Mr. Morgan include 7,234 shares of common stock that he may acquire on the exercise of stock options.

(11)
Shares owned by all directors, director nominees and officers as a group include 24,998 shares of common stock that may be acquired on the exercise of stock options. Shares owned by Mr. Dziewisz include 4,118 shares of common stock that he may acquire on the exercise of stock options and 2.25 shares of common stock held in our Thrift Plan.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers, and persons who own more than 10% of our voting stock, to file reports of ownership and changes in ownership of our equity securities with the SEC and the NYSE. Directors, executive officers and more than 10% holders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those forms furnished to us, or written representations that no forms were required, we believe that, during the year ended December 31, 2019, all Sec tion 16(a) filing requirements applicable to our directors, executive officers and more than 10% beneficial owners were satisfied, other than late Form 4’s filed on behalf of Messrs. Bartoli, Morgan and Dziewisz for the vesting of certain RSUs in November 2019 with regard to Mr. Bartoli and March 2020 with regard to Messrs. Morgan and Dziewisz.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Pursuant to our Code of Business Conduct, all employees who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that competes with us, supplies goods or services to us, or is our customer, are required to disclose to us and receive written approval from our Corporate Ethics and Compliance department prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the workplace. As a result, approval of the business is denied if we believe that the employee’s interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee’s work. Our Corporate Ethics and Compliance department implements our Code of Business Conduct and related policies, and the Audit and Finance Committee of the Board is responsible for overseeing our Ethics and Compliance Program, including compliance with our Code of Business Conduct. The Board members are also responsible for complying with our Code of Business Conduct. Additionally, our Governance Committee is responsible for reviewing the professional occupations and associations of the Board members. Our Audit and Finance Committee also reviews transactions between us and other companies with which the Board members are affiliated. To obtain a copy of our Code of Business Conduct, please see the “Corporate Governance” section above in this proxy statement.
We enter into an indemnification agreement with each of our directors and executive officers. Under the terms of the agreement, we agree to indemnify the indemnified person, to the fullest extent permitted by Delaware law, from claims and losses arising from their service to the Company (other than certain claims brought by the indemnified party against us or any of our officers and directors). The agreement also provides each indemnified person with expense advancement to the extent the expenses arise from, or might reasonably be expected to arise from, an indemnifiable claim and contains additional terms meant to facilitate a determination of the indemnified person’s entitlement to such benefits.
Transactions with Vintage, B. Riley and Their Respective Affiliates
In connection with an August 2018 amendment of our U.S. credit agreement, we were required to raise up to net $30.0 million of Tranche A-1 last-out term loans. In September and October 2018, we borrowed net $20.0 million and net $10.0 million, respectively, of Tranche A-1 last-out term loans from an affiliate of B. Riley to satisfy this requirement. These Tranche A-1 last-out term loans were assigned by B. Riley to Vintage in November 2018.
The principal amount of the Tranche A-1 last-out term loans was $35.1 million, which included a $2.0 million up-front fee, transaction expenses and original issue discounts of 10.0%. The Tranche A-1 last-out term loans were incurred under our U.S. credit agreement and shared on a pari passu basis with the guaranties and collateral provided thereunder to the lenders under our U.S. revolving credit facility, provided, that all last-out term loans are subordinated in right of payment to the prior payment in full of all amounts owed to such other lenders.
Prior to the April 2019 amendment to our U.S. credit agreement, the Tranche A-1 last-out term loans bore interest at a rate per annum equal to (i) if eurocurrency rate loan, the then-applicable U.S. LIBOR rate plus 14.00%, with 5.50% of such interest rate to be paid in cash and the remaining 8.50% payable in kind by adding such accrued interest to the principal amount of the last-out term loans and (ii) if base rate loan, the then applicable U.S. prime rate plus 13.00%, with 4.50% of such interest rate to be paid in cash and the remaining 8.50% payable in kind by adding such accrued interest to the principal amount of the last-out term loans. The total effective interest rate of the last-out term loans was 25.38% on December 31, 2018.
In March 2019, we amended our U.S. credit agreement. This amendment provided $10.0 million in additional commitments from B. Riley under Tranche A-2 of last-out term loans. The Tranche A-2 last-out term loans were generally made on terms, including interest rate, maturity and prepayment, that were the same as the Tranche A-1 last-out term loans. The Tranche A-2 last-out terms loans did not include any fees or original issuance discount.
In April 2019, we again amended our U.S. credit agreement. This amendment provided (i) $150.0 million in additional commitments from B. Riley under Tranche A-3 of last-out term loans and (ii) an incremental uncommitted facility of up to $15.0 million, to be provided by B. Riley or an assignee. The proceeds from the Tranche A-3 last-out term loans were used to pay the amounts due under the Company’s settlement agreements covering certain European Vølund EPC loss contracts and for working capital and general corporate purposes.
Pursuant to the amendment, the Company paid an original issue discount of 3.2% of the gross cash proceeds of all Tranche A-3 last-out term loans incurred. The Company also paid B. Riley a structuring fee of $3.2 million and reimbursed B. Riley for $0.7 million of expenses in connection with financial advisory work provided by B. Riley in connection with the origination of the Tranche A-3 last-out term loans. After giving effect to the amendment, all outstanding tranches of last-out term loans under the Credit Agreement bore interest at a fixed rate per annum of 7.5% payable in cash and 8%

payable in kind (“PIK”). In connection with the amendment, the maturity date for all last-out term loans was extended to December 31, 2020.
In connection with the amendment to the U.S. credit agreement and the extension of the Tranche A-3 last-out term loans, the Company, B. Riley and Vintage entered into a letter agreement (the “Letter Agreement”) on April 5, 2019, pursuant to which the parties agreed to use their reasonable best efforts to effect a series of equitization transactions for a portion of the last-out term loans subject to, among other things, stockholder approval. Stockholder approval was received at the Company's 2019 annual stockholder meeting on June 14, 2019, and the equitization transactions were completed on July 23, 2019. These equitization transactions included:

•
A $50.0 million rights offering ("2019 Rights Offering") for which B. Riley FBR, Inc. agreed to act as a backstop, by purchasing from us, at a price of $0.30 per share, all unsubscribed shares in the 2019 Rights Offering for cash or by exchanging an equal principal amount of outstanding Tranche A-2 or Tranche A-3 last-out term loans (the "Backstop Commitment"). Under the 2019 Rights Offering, 16,666,666 shares of common stock were issued, of which 12,589,170 shares were purchased through the exercise of rights in the rights offering generating $37.8 million of cash, 1,333,333 shares were issued through assigned portions of the Backstop Commitment generating an additional $4.0 million of cash, and the final 2,744,163 shares were exchanged for $8.2 million of principal value including accrued paid-in-kind interest of Tranche A-3 last-out term loans.

•	$10.3 million of the proceeds of 2019 Rights Offering were used to fully repay Tranche A-2 of the last-out term loans including accrued paid-in-kind interest.

•
$31.5 million of the proceeds of the 2019 Rights Offering were used to partially prepay Tranche A-3 of the last-out term loans including paid-in-kind interest. The total prepayment of principal of Tranche A-3 of the last-out term loans was $39.7 million inclusive of the $8.2 million of principal value exchanged for common shares under the Backstop Commitment described above.

•
All $38.2 million of outstanding principal of Tranche A-1 of the last-out term loans including accrued paid-in-kind interest was exchanged for 12,720,785 shares of common stock (10,720,785 shares to Vintage and 2,000,000 shares to affiliate`s of B. Riley) at a price of $0.30 per share (the "Debt Exchange"). Prior to the Debt Exchange, $6.0 million of Tranche A-1 was held by affiliates of B. Riley and the remainder was held by Vintage.

•	1,666,667 warrants, each to purchase one share of our common stock at an exercise price of $0.01 per share were issued to B. Riley.
Immediately after completion of the equitization transactions, Tranches A-1 and A-2 of the last-out term loans were fully extinguished, and Tranche A-3 of the last-out term loans had a balance of $114.0 million, including accrued paid-in-kind interest, and were amended to bear interest at a fixed rate of 12.0% per annum payable in cash. During the years ended December 31, 2018 and 2019, we paid a total of $0.1 million and $1.9 million, respectively, of cash interest and $0.1 illion and $2.9 million of PIK interest, respectively, under the Tranche A-1 last-out term loans, respectively. During the year ended December 31, 2019, we paid a total of $0.3 million of cash interest and $0.3 million of PIK interest under the Tranche A-2 last-out term loans, and $10.1 million of cash interest and $3.0 million of PIK interest under the Tranche A-3 last-out term loans, respectively.
In January 2020, we engaged B. Riley to act as financial advisor in connection with amendments to our U.S. credit agreement with our current lenders and broader negotiations with creditors to refinance our current senior debt and to extend certain maturities and deadlines.
On January 31, 2020, we entered into Amendment No. 20 to our U.S. credit agreement, which requires us to refinance our U.S. credit agreement on or prior to May 11, 2020. Amendment No. 20 also provides (i) $30.0 million of additional commitments from B. Riley under a new Tranche A-4 of last-out term loans and (ii) an incremental Tranche A-5 of last-out term loans to be extended prior to maturity of the last-out term loans under our U.S. credit agreement in the event certain customer letters of credit are drawn. The terms of the Tranche A-4 and Tranche A-5 last-out term loans are the same as the terms for the Tranche A-3 last-out term loans under our U.S. credit agreement. The proceeds from the Tranche A-4 last-out term loans may be used under the terms of Amendment No. 20 to support our growth, for working capital and general corporate purposes, and to reimburse up to $20,000 of expenses of B. Riley in connection with Amendment No. 20.
Pursuant to Amendment No. 20, the Company and the lenders also agreed upon a term sheet pursuant to which the Company would undertake to refinance our U.S. credit agreement and the Company and the lenders would amend and restate our U.S. credit agreement on the terms, among others, specified below (as amended and restated, the “Further

Amended and Restated Credit Agreement”). Pursuant to this term sheet, the refinancing will consist of, among other things, the following:

•	At least $200.0 million of new debt or equity financing upon the effectiveness of the Further Amended and Restated Credit Agreement,

•	All debt relating to the refinancing (including the continuation of any existing term loans under our U.S. credit agreement) may not exceed $275.0 million in aggregate principal amount,

•
All debt relating to the refinancing must be issued on the same terms as the term loans under our U.S. credit agreement, provided that (i) the maturity date of such debt shall be six months after January 1, 2022, (ii) the interest on such debt may not exceed 12% per annum and (iii) the aggregate cash interest expense of such debt may not exceed $6.0 million in any fiscal quarter, and

•	Certain disqualifying stock instruments may not be issued.
The proceeds of the Refinancing must be used to repay in full the Company’s then-existing revolving credit loans and to refinance certain existing term loans. The obligations of our lenders to enter into the Further Amended and Restated Credit Agreement on the terms agreed as part of Amendment No. 20 are subject to various conditions as described in our public filings.
In connection with our entry into Amendment No. 20, on January 31, 2020, we also entered into a letter agreement with B. Riley (the "backstop commitment letter"), pursuant to which B. Riley agreed to (i) fund any shortfall in the $200.0 million of new debt or equity financing required as part of the terms of the refinancing to the extent such amounts have not been raised from third parties, and (ii) convert, or cause its applicable affiliates to convert, term loans into equity to the extent necessary to comply with the indebtedness limit of $275.0 million if the Company is unable to secure third parties to fund a sufficient amount of financing through the issuance of equity. If B. Riley is called upon to fund such a shortfall, the terms of such debt or equity financing will comply with the terms of the refinancing described above.
Amendment No. 20 also, among other things, added a new event of default in the event of any amendment, supplement, waiver or modification without the written consent of the administrative agent under our U.S. credit agreement of, or certain breaches and defaults and failures to perform by B. Riley under, the backstop commitment letter.
Mr. Young, our Chief Executive Officer, has served as the President of B. Riley Financial, Inc. since July 2018. Mr. Young has also served as the Chief Executive Officer of B. Riley Principal Investment, an affiliate of B. Riley Financial, Inc., since October 2016. Mr. Young continues to receive his salary and benefits from B. Riley Financial, Inc. and its affiliates, and pursuant to a consulting agreement between us and an affiliate of B. Riley Financial, Inc., we pay the affiliate in return for Mr. Young’s services as our Chief Executive Officer. See “Compensation of Named Executive Officers” for additional information regarding the compensation paid for Mr. Young’s services.

APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO REMOVE PROVISIONS THAT REQUIRE THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST 80% OF THE VOTING POWER TO APPROVE CERTAIN AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND BYLAWS (PROPOSAL 4)
General
The Board has recommended and is seeking stockholder approval for amendments to our Certificate of Incorporation that would remove provisions that require the affirmative vote of holders of at least 80% of the voting power of the Company’s outstanding stock to approve certain amendments to our Certificate of Incorporation and Bylaws (the “supermajority vote requirement”) described below, and replace this requirement with a majority vote requirement. Currently, Article FIFTH of our Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the voting power of the Company’s outstanding stock entitled to vote thereon to amend, modify or repeal Article FIFTH or Article SIXTH of our Certificate of Incorporation. In addition, Article FIFTH (e) of our Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the voting power of the Company’s outstanding stock entitled to vote generally in the election of directors to amend, modify or repeal the Company’s Bylaws or to adopt new bylaws.
The Board recognizes that a majority voting standard for effecting changes to our Certificate of Incorporation and Bylaws increases the ability of stockholders to participate in governance of the Company and aligns the Company with recognized best practices in corporate governance.
Summary of Principal Changes
If the proposal is approved, the Company intends to file an amendment to our Certificate of Incorporation with the Secretary of State of Delaware, reflecting the elimination of all supermajority vote requirements for amending our Certificate of Incorporation and Bylaws. As a result, at future meetings of stockholders, the affirmative vote of the holders of a majority of the voting power of the Company’s outstanding stock entitled to vote on the matter will be required to amend all provisions of our Certificate of Incorporation and Bylaws. This description of the proposed amendments to our Certificate of Incorporation is only a summary of those amendments and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of Article FIFTH of our Certificate of Incorporation, marked to show the proposed amendment, a copy of which is attached to this proxy statement as Appendix C. If adopted, the amendments to our Certificate of Incorporation will become effective upon filing of the amended Certificate of Incorporation with the Secretary of State of Delaware, which is expected to occur promptly following the stockholder vote. If the amendments to our Certificate of Incorporation are approved by stockholders and become effective, the Board expects to approve certain conforming amendments to our Bylaws to remove all supermajority vote requirements for amending the Bylaws.
Recommendation and Vote Required
The Board recommends that stockholders vote “FOR” the approval of amendments to our Certificate of Incorporation that would remove the supermajority voting requirements to approve certain amendments to our Certificate of Incorporation and our Bylaws. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of the proposal requires the affirmative vote of at least 80% of the outstanding shares of our common stock. Accordingly, abstentions and broker non-votes will have the effect of a vote "AGAINST" this proposal.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR YEAR ENDING DECEMBER 31, 2020 (PROPOSAL 5)
The Board has ratified the decision of the Audit and Finance Committee to appoint Deloitte & Touche LLP (“Deloitte”) to serve as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2020. Although we are not required to seek stockholder approval of this appointment, we intend to seek stockholder approval of our registered public accounting firm annually. No determination has been made as to what action the Audit and Finance Committee and the Board would take if our stockholders fail to ratify the appointment. Even if the appointment is ratified, the Audit and Finance Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit and Finance Committee concludes such a change would be in our best interests. We expect that representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.
For the years ended December 31, 2019 and December 31, 2018, we paid Deloitte fees, including expenses and taxes, totaling $3,717,595 and $3,733,800 respectively, which are categorized below.

	2019	2018
Audit The Audit fees were for professional services rendered for the audits of the combined and consolidated financial statements of the Company, the audit of the Company’s internal control over financial reporting (2018 only), statutory and subsidiary audits, reviews of the quarterly combined and consolidated financial statements of the Company and assistance with review of documents filed with the SEC.	$3,707,995	$3,642,300
Audit-Related There were no Audit-Related fees.	$—	$—
Tax The tax fees were for professional services rendered for consultations on various U.S. federal, state and international tax compliance matters, as well as consultation and advice on various foreign tax matters.	$9,600	$91,500
All Other There were no other fees for services.	$—	$—
TOTAL	$3,717,595	$3,733,800
It is the policy of our Audit and Finance Committee to pre-approve all audit engagement fees, terms and services and permissible non-audit services to be performed by our independent registered public accounting firm.
Annually, the independent registered public accounting firm and the Chief Financial Officer present to the Audit and Finance Committee the anticipated services to be performed by the firm during the year. The Audit and Finance Committee reviews and, as it deems appropriate, pre-approves those services. The separate Audit, Audit-Related, Tax and All Other services and estimated fees are presented to the Audit and Finance Committee for consideration. The Audit and Finance Committee reviews on at least a quarterly basis the proposed services and fees for additional services that have occurred and are outside the scope of the services and fees initially pre-approved by the Audit and Finance Committee. In order to respond to time-sensitive requests for services that may arise between regularly scheduled meetings, the Audit and Finance Committee has pre-approved specific audit, audit-related, tax and other services and individual and aggregate fees for such services. The Audit and Finance Committee did not approve any audit, audit-related, tax or other services pursuant to the de minimis exception described in Section 10A(i)(1)(B) of the Exchange Act.
Recommendation and Vote Required
The Board recommends that stockholders vote “FOR” the ratification of the decision of our Audit and Finance Committee to appoint Deloitte as our independent registered public accounting firm for the year ending December 31, 2020. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the shares cast on the matter. Abstentions will not be considered as cast and, as a result, will not have any effect on the proposal. Because the ratification of the appointment of the independent auditor is considered a “routine” matter, there will be no broker non-votes with respect to this proposal.

AUDIT AND FINANCE COMMITTEE REPORT
The following report of the Audit and Finance Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC or be subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.
As described more fully in its charter, the purpose of the Audit and Finance Committee is to assist the Board in its oversight of the Company’s financial reporting process, internal control system and audit functions. The Audit and Finance Committee also provides oversight of (i) the Company’s compliance with legal and regulatory financial requirements; (ii) the Company’s guidelines, policies and processes to assess and manage the Company’s exposure to risks in general, including financial risks; (iii) the Company’s financial strategies and capital structure; and (iv) the Company’s ethics and compliance program. Our principal responsibility is one of oversight. The Company’s management is responsible for the preparation, presentation and integrity of its financial statements and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, is responsible for auditing and reviewing those financial statements. Deloitte reports directly to the Audit and Finance Committee, which is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm.
In this context, we have reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2019 with the Company’s management and Deloitte. This review included discussions with Deloitte regarding those matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. In addition, we received from Deloitte the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit and Finance Committee concerning independence and discussed with Deloitte their independence from the Company and its management. We also considered whether the provision of non-audit services to the Company is compatible with Deloitte’s independence.
Based on these reviews and discussions and the reports of Deloitte, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the Securities and Exchange Commission.
The Audit and Finance Committee
Cynthia S. Dubin (Chair)
Matthew E. Avril
Alan B. Howe

APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION (PROPOSAL 6)
We are asking stockholders to approve an advisory resolution to approve our NEO compensation as reported in this proxy statement as follows:
RESOLVED, that the stockholders of Babcock & Wilcox Enterprises, Inc. approve, on an advisory basis, the compensation of its named executive officers, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement, including under the sections entitled “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers.”
It is our belief that our ability to hire, retain and motivate executive officers is essential to the success of the Company and its stockholders. Therefore, we generally seek to provide reasonable and competitive compensation for our executives with a substantial portion in the form of performance-based awards.
As a result, our executive compensation is structured in the manner that we believe best serves the interests of the Company and its stockholders. We encourage stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which provides a more thorough review of our executive compensation philosophy and how that philosophy has been implemented. We have given considerable attention to how, why and what we pay our executives, which reflects input from our stockholders. Five of our directors (Messrs. Avril, Siegel, Howe, Kahn and Riley) were nominated to serve as directors pursuant to the Investor Rights Agreement and provide valuable, ongoing feedback on behalf of Vintage and B. Riley, two of our largest stockholders. We believe the views expressed by these directors are consistent with the views held by a number of our other stockholders on the best ways to align our executive compensation program and strategies to strengthen the Company and better position it for success. Recognizing that no single compensation structure will completely satisfy all stockholders, we believe that our executive compensation is reasonable and provides appropriate incentives to our executives to achieve results that we expect to drive stockholder value without encouraging them to take excessive risks in their business decisions.
Effect of Proposal
The resolution to approve our NEO compensation is not binding on us, the Board or our Compensation Committee. Accordingly, even if the resolution is approved, the Board and Compensation Committee retain discretion to change executive compensation from time to time if it concludes that such a change would be in the best interest of the Company and its stockholders. No determination has been made as to what action, if any, would be taken if our stockholders fail to approve NEO compensation. However, the Board and its Compensation Committee value the opinions of stockholders on important matters such as executive compensation and expect to carefully consider the results of this advisory vote when evaluating our executive compensation programs.
Advisory votes to approve NEO compensation are scheduled to be held once every year. The next advisory vote to approve NEO compensation is expected to occur at our 2021 annual meeting of stockholders.
Recommendation and Vote Required
The Board recommends that stockholders vote “FOR” the approval of named executive officer compensation. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Because abstentions are counted as present for purposes of the vote on this matter but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal. Broker non-votes will not have any effect on this proposal.

AMENDMENT OF THE BABCOCK & WILCOX ENTERPRISES, INC. AMENDED AND RESTATED 2015 LONG-TERM INCENTIVE PLAN (PROPOSAL 7)
Introduction
On June 8, 2015, The Babcock & Wilcox Company (now known as BWX Technologies, Inc., or “BWXT”), as our sole stockholder at the time, approved the Babcock & Wilcox Enterprises, Inc. 2015 Long-Term Incentive Plan (the “Original LTIP”) in anticipation of our spinoff as an independent, publicly traded company. The Board also adopted the Original LTIP on the same date.
On February 23, 2016, upon recommendation by the Compensation Committee, the Board unanimously approved and adopted, subject to the approval of our stockholders at the 2016 annual meeting of stockholders, the Amended and Restated 2015 Long-Term Incentive Plan (the “Amended and Restated 2015 LTIP”), and our stockholders approved the Amended and Restated 2015 LTIP at the 2016 annual meeting of stockholders.
On March 6, 2018, upon recommendation by the Compensation Committee, the Board unanimously approved and adopted, subject to the approval of our stockholders at the 2018 annual meeting of stockholders, a further amendment and restatement, in its entirety, of the Amended and Restated 2015 LTIP (the “Second Amended and Restated 2015 LTIP”), and our stockholders approved the Second Amended and Restated 2015 LTIP at the 2018 annual meeting of stockholders.
On November 2, 2018, upon recommendation by the Compensation Committee, the Board unanimously approved and adopted a further amendment and restatement, in its entirety, of the Second Amended and Restated 2015 LTIP (the “Third Amended and Restated 2015 LTIP”).
On April 26, 2019, upon recommendation by the Compensation Committee, the Board unanimously approved and adopted a further amendment and restatement, in its entirety, of the Third Amended and Restated 2015 LTIP (the “Fourth Amended and Restated 2015 LTIP”). The Fourth Amended and Restated 2015 LTIP was subsequently amended in connection with the effectiveness of our 1:10 reverse stock split on July 24, 2019 to reduce the shares reserved for issuance and certain related annual award limitations on a proportionate basis.
On April 22, 2020, upon recommendation by the Compensation Committee, the Board unanimously approved and adopted, subject to the approval of our stockholders at the Annual Meeting, a further amendment and restatement, in its entirety, of the Fourth Amended and Restated 2015 LTIP (the “Fifth Amended and Restated 2015 LTIP”). The Fifth Amended and Restated 2015 LTIP continues to afford the Compensation Committee the flexibility to design equity-based compensatory awards that are responsive to the Company’s business needs and authorizes a variety of awards designed to advance the interests and long-term success of the Company. This description of the Fifth Amended and Restated 2015 LTIP is only a summary of the proposed plan and is qualified in its entirety by reference to and should be read in conjunction with, the full text of the Fifth Amended and Restated 2015 LTIP, a copy of which is attached to this proxy statement as Appendix D.
The Fifth Amended and Restated 2015 LTIP amends and restates in its entirety the Fourth Amended and Restated 2015 LTIP. If the Fifth Amended and Restated 2015 LTIP is approved by stockholders at the Annual Meeting, it will be effective as of the date of the Annual Meeting. However, to clarify: the terms and conditions of the Fifth Amended and Restated 2015 LTIP, to the extent they differ from the terms and conditions of either the Original 2015 LTIP, the Amended and Restated 2015 LTIP, the Second Amended and Restated 2015 LTIP, the Third Amended and Restated 2015 LTIP or the Fourth Amended and Restated 2015 LTIP, do not apply to or otherwise impact previously granted or outstanding awards under the Original 2015 LTIP, the Amended and Restated 2015 LTIP, the Second Amended and Restated 2015 LTIP, the Third Amended and Restated 2015 LTIP or the Fourth Amended and Restated 2015 LTIP, as applicable. Outstanding awards under the Original 2015 LTIP, the Amended and Restated 2015 LTIP, the Second Amended and Restated 2015 LTIP, the Third Amended and Restated 2015 LTIP or the Fourth Amended and Restated 2015 LTIP will continue in effect in accordance with their terms. If the Fifth Amended and Restated 2015 LTIP is not approved by our stockholders, no awards will be made under the Fifth Amended and Restated 2015 LTIP, and the Fourth Amended and Restated 2015 LTIP will remain in effect.
Our principal reason for amending and restating the Fourth Amended and Restated 2015 LTIP is to increase the number of shares of common stock available for issuance. The Fifth Amended and Restated 2015 LTIP will increase the maximum number of shares available for awards by 3,000,000 shares (or 6.46% of our outstanding common stock as of April 22, 2020).
Why We Believe You Should Vote for Proposal 7
The Fifth Amended and Restated 2015 LTIP authorizes our Compensation Committee to provide equity-based compensation in the form of options, appreciation rights, restricted stock, restricted stock units, performance shares, performance units, dividend equivalents and other awards that may be denominated or payable in, or based on or related to common stock, for the purpose of providing our non-employee directors, officers and other employees, and certain consultants incentives and rewards for performance or service. Some of the key features of the Fifth Amended and Restated 2015 LTIP that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.
We believe our future success depends in part on our ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the Fifth Amended and Restated 2015 LTIP is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our directors, officers and other employees.
The use of common stock as part of our compensation program is important because it fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe equity compensation provides additional motivation for directors and employees to create stockholder value because the value such individuals realize from their equity compensation is based on our stock price performance.
Equity compensation also aligns the compensation interests of our directors and employees with the investment interests of our stockholders and promotes a focus on long-term value creation, because our equity compensation awards are subject to vesting and/or performance criteria.
As of April 22, 2020, 346,629 shares of common stock remained available for issuance under the Fourth Amended and Restated 2015 LTIP. If the Fifth Amended and Restated 2015 LTIP is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which may not necessarily align compensation interests with the investment interests of our stockholders as well as alignment provided by equity-based awards. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized if reinvested in our businesses or returned to our stockholders.
The following includes aggregated information regarding overhang and dilution associated with the Original LTIP, Amended and Restated 2015 LTIP, Second Amended and Restated 2015 LTIP, Third Amended and Restated 2015 LTIP and the Fourth Amended and Restated 2015 LTIP and the potential stockholder dilution that would result if the proposed share increase under the Fifth Amended and Restated 2015 LTIP is approved. This information is as of April 22, 2020. As of that date, there were approximately 46,407,120 shares of common stock outstanding:
Under the 2015 LTIP, Amended and Restated 2015 LTIP, Second Amended and Restated 2015 LTIP, Third Amended and Restated 2015 LTIP and the Fourth Amended and Restated 2015 LTIP:

•	Outstanding full-value awards (performance- and time-based restricted stock units): 1,901,141 shares (4.1% of our outstanding common stock);

•	Outstanding options: 364,145 shares (0.78% of our outstanding common stock) (outstanding options have an average exercise price of $116.84 and an average remaining term of 4.47 years);

•	Total shares of common stock subject to outstanding awards, as described above (full-value awards and options): 2,265,286 shares (4.88% of our outstanding common stock);

•	Total shares of common stock available for future awards under the Fourth Amended and Restated 2015 LTIP: 346,629 shares (0.75% of our outstanding common stock); and

•
The total number of shares of common stock subject to outstanding awards (2,265,286 shares), plus the total number of shares available for future awards under the Fourth Amended and Restated 2015 LTIP (346,629 shares), represents a current overhang percentage of 5.63% (in other words, the potential dilution of our stockholders represented by the Fourth Amended and Restated 2015 LTIP).

Under the Fifth Amended and Restated 2015 LTIP:

•
Proposed additional shares of common stock available for future awards under the Fifth Amended and Restated 2015 LTIP: 3,000,000 shares (6.46% of our outstanding common stock - this percentage reflects the simple dilution of our stockholders that would occur if the Fifth Amended and Restated 2015 LTIP is approved).

Total potential overhang or dilution under the Fifth Amended and Restated 2015 LTIP:

•
The total shares of common stock subject to outstanding awards as of April 22, 2020 (2,264,286 shares), plus the total shares of common stock available for future awards under the Fourth Amended and Restated 2015 LTIP as of that date (346,629 shares), plus the proposed additional common shares available for future issuance under the Fifth Amended and Restated 2015 LTIP (3,000,000 shares), represent a total fully-diluted overhang of 5,611,915 shares (12.09%) under the Fifth Amended and Restated 2015 LTIP.

Based on the closing price on the New York Stock Exchange for our common stock on April 22, 2020 of $0.92 per share, the aggregate market value as of April 22, 2020 of the 3,000,000 additional shares of common stock requested under the Fifth Amended and Restated 2015 LTIP was $2,760,000.
In 2017, 2018 and 2019, we granted awards under the 2015 LTIP, Amended and Restated 2015 LTIP, Second Amended and Restated 2015 LTIP, Third Amended and Restated 2015 LTIP or Fourth Amended and Restated 2015 LTIP covering 273,034 shares, 150,945 shares and 2,224,698 shares, respectively. Based on our basic weighted average shares of common stock outstanding of 5,104,189, 13,828,619 and 31,513,622, respectively, for the three-year period 2017-2019 (with such shares adjusted for the Company's one for-ten reverse stock split of our common stock on July 24, 2019), our average burn rate, not taking into account forfeitures, was 5.25% (our individual years’ burn rates were 5.35% for 2017, 1.09% for 2018 and 7.06% for 2019).
In determining the number of shares to request for approval under the Fifth Amended and Restated 2015 LTIP, our management team worked with the Compensation Committee to evaluate a number of factors, including our recent share usage, in evaluating our proposal for the Fifth Amended and Restated 2015 LTIP.
If the Fifth Amended and Restated 2015 LTIP is approved, we intend to utilize the shares authorized under the Fifth Amended and Restated 2015 LTIP to continue our practice of incentivizing key individuals through annual equity grants. We currently anticipate that the shares requested in connection with the approval of the Fifth Amended and Restated 2015 LTIP combined with the shares available for future awards will last for about one year based on our recent grant rates and the approximate current share price, but could last for a shorter or longer period of time if actual practice does not match recent rates, our share price changes or expected grants materially. We recognize that equity compensation awards dilute stockholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, as well as responsible and mindful of stockholder interests, as described above.
Summary of Certain Material Changes from the Fourth Amended and Restated 2015 LTIP
Increase in Shares Available for Awards: The Fifth Amended and Restated 2015 LTIP increases the number of shares available for awards by 3,000,000 shares.
Section 162(m)
Section 162(m) of the Code ("Section 162(m)") generally disallows a deduction for certain compensation paid to certain current and former executive officers to the extent that compensation to a covered employee exceeds $1 million for such year. Compensation qualifying for a performance-based exception as “qualified performance-based compensation” under Section 162(m) has historically not been subject to the deduction limit if the compensation satisfies the requirements of Section 162(m). This exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. The Fifth Amended and Restated 2015 LTIP includes provisions to help potentially qualify awards granted under the Original LTIP, the Amended and Restated 2015 LTIP, the Second Amended and Restated 2015 LTIP, or the Third Amended and Restated 2015 LTIP for the performance-based exception to the $1 million tax deductibility cap under Section 162(m) (provided that such awards were intended to qualify for the performance-based exception). To be clear, stockholders are not being asked to approve the Fifth Amended and Restated 2015 LTIP (or any of its provisions) for purposes of Section 162(m) or the performance-based exception. Currently, the Company does not anticipate that it will be able to make any future grants under the Fifth Amended and Restated 2015 LTIP that will be intended to qualify for the performance-based exception. Unless the transition relief described above should apply, the Company does not expect that such Section 162(m)-related provisions will be material or operable for purposes of future grants made under the Fifth Amended and Restated 2015 LTIP.
Summary of Material Terms of the Fifth Amended and Restated 2015 LTIP
A summary of the Fifth Amended and Restated 2015 LTIP is set forth below and is qualified in its entirety to the text of the Fifth Amended and Restated 2015 LTIP, which is attached as Appendix D to this proxy statement.
Administration. The Fifth Amended and Restated 2015 LTIP is administered by the Compensation Committee, which shall be composed of not less than three members of the Board, each of whom shall (a) meet all applicable independence requirements of the New York Stock Exchange and (b) be a “non-employee director” within the meaning of Rule 16b-3. The Compensation Committee selects the participants and determines the type or types of awards and the number of shares or units to be optioned or granted to each participant under the Fifth Amended and Restated 2015 LTIP. All or part of the award may be subject to conditions established by the Compensation Committee, which may include continued service with the Company, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates or other comparable measures of performance. The Compensation Committee generally has full and exclusive power and authority to implement and interpret the Fifth Amended and Restated 2015 LTIP and may, from time to time, adopt rules and regulations in order to carry out the terms of the Fourth Amended and Restated 2015 LTIP.
The Compensation Committee may delegate all or any part of its authority under the Fifth Amended and Restated 2015 LTIP to a subcommittee. Further, as permitted by law, the Compensation Committee may delegate its duties under the Fifth Amended and Restated 2015 LTIP to our Chief Executive Officer and other senior officers. However, (a) the Compensation Committee may not delegate any authority to grant awards to a non-employee director or an employee who is an officer, director or more than 10% beneficial owner of any class of our equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Compensation Committee in accordance with Section 16 of the Exchange Act, or any person subject to Section 162(m), (b) the resolution providing for such authorization to grant awards must set forth the total number of shares such officer(s) may grant and the terms of any award that such officer(s) may grant, and (c) the officer(s) must report periodically to the Compensation Committee regarding the nature and scope of the awards granted pursuant to the authority delegated. All interpretations, determinations and decisions made by the Compensation Committee pursuant to the provisions of the Fifth Amended and Restated 2015 LTIP, any award agreement and all related orders and resolutions of the Compensation Committee will be final, conclusive and binding on all persons concerned.
The Compensation Committee may, in its discretion, accelerate the vesting or exercisability of an award, eliminate or reduce the restrictions on an award, waive any restriction or other provision of the Fifth Amended and Restated 2015 LTIP or any award under it, or otherwise amend or modify any award in any manner that is either not adverse to the participant holding the award or is consented to in writing by such participant, and is consistent with the terms of the Fifth Amended and Restated 2015 LTIP and the requirements of Section 409A (if applicable).
Eligibility. Non-employee members of the Board of Directors, officers and other employees of the Company, as well as certain consultants, are eligible to participate in the Fifth Amended and Restated 2015 LTIP if selected by the Compensation Committee. Any participant may receive more than one award under the Fifth Amended and Restated 2015 LTIP. Presently, we anticipate that five current non-employee members of the Board of Directors, four officers, and 14 other employees will participate in the Fifth Amended and Restated 2015 LTIP going forward. If an eligible person is selected by the Compensation Committee to receive an award under the Fifth Amended and Restated 2015 LTIP, such person is not guaranteed to receive any future awards under the Fifth Amended and Restated 2015 LTIP. The basis for participation in the Fifth Amended and Restated 2015 LTIP by eligible persons is the selection of such persons by the Compensation Committee in its discretion.
Shares Available for Grants Under the Fifth Amended and Restated 2015 LTIP. Subject to the provisions we describe below, 3,000,000 shares of our common stock may be issued under the Fifth Amended and Restated 2015 LTIP plus 346,629 shares of our common stock previously authorized but not awarded under the Fourth Amended and Restated 2015 Plan. In addition, shares which are subject to awards under the Original 2015 LTIP, the Amended and Restated 2015 LTIP, the Second Amended and Restated 2015 LTIP, the Third Amended and Restated 2015 LTIP, the Fourth Amended and Restated 2015 LTIP or the Fifth Amended and Restated 2015 LTIP that are cancelled, terminated, forfeited or expired, are settled in cash, or are unearned, in whole or in part, will become available for issuance under the Fifth Amended and Restated 2015 LTIP to the extent of such cancellation, termination, forfeiture, expiration, cash settlement or unearned amount. The Compensation Committee may adopt and observe such procedures concerning the counting of shares against the Fifth Amended and Restated 2015 LTIP maximum as it may deem appropriate. However, the following shares will not be added to the aggregate number of shares available for awards under the Fifth Amended and Restated 2015 LTIP: (a) shares withheld by us, tendered or otherwise used to pay an option price of an option, (b) shares withheld by us, tendered or otherwise used to satisfy a tax withholding obligation, (c) shares subject to an appreciation right that are not actually issued in connection with its share settlement on exercise, and (d) shares reacquired by us on the open market or otherwise using cash proceeds from the exercise of options. Shares reserved for issuance under the Fifth Amended and Restated 2015 LTIP may be shares of original issuance or shares held in treasury, or a combination thereof. In addition, the Fifth Amended and Restated 2015 LTIP contains a broad-based non-employee director compensation limit: subject to adjustment as described in the plan document, in no event will any non-employee director in any one calendar year be granted compensation for director service having an aggregate maximum value (measured at the date of grant and calculating the value of awards under the Fifth Amended and Restated 2015 LTIP based on the grant date fair value for financial reporting purposes) in excess of $500,000.
Common stock issued or transferred pursuant to awards granted under the Fifth Amended and Restated 2015 LTIP in substitution for or in conversion of, or in connection with the assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries will not count against the share limits under the Fifth Amended and Restated 2015 LTIP. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Fifth Amended and Restated 2015 LTIP, but will not count against the share limits under the Fifth Amended and Restated 2015 LTIP. Subject to adjustment as described in the Fifth Amended and Restated 2015 LTIP, the maximum number of shares of common stock actually issued pursuant to the exercise of incentive stock options under the Fifth Amended and Restated 2015 LTIP will be 1,657,89.
Types of Awards Under the Fifth Amended and Restated 2015 LTIP. Under the Fifth Amended and Restated 2015 LTIP, the Compensation Committee may award to participants incentive and nonqualified stock options, appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash incentive awards and other awards. The forms of awards are described in greater detail below. Generally, a grant of an award under the Fifth Amended and Restated 2015 LTIP will be evidenced by an award agreement or agreements which will contain such terms and provisions as the Compensation Committee may determine, consistent with the Fifth Amended and Restated 2015 LTIP. A brief description of the types of awards that may be granted under the Fifth Amended and Restated 2015 LTIP is set forth below.
Stock Options. The Compensation Committee has discretion to award incentive stock options and nonqualified stock options. A stock option is a right to purchase a specified number of shares of our common stock at a specified exercise price. An incentive stock option is intended to qualify as such under Section 422 of the Code. Under the Fifth Amended and Restated 2015 LTIP, no participant may be granted options and/or appreciation rights during any fiscal year that are exercisable for more than 1,657,89 shares of our common stock, subject to adjustment as described in the Fifth Amended and Restated 2015 LTIP. Incentive stock options may only be granted to employees. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the exercise price of an option may not be less than the fair market value of a share of our common stock on the date of grant, subject to adjustment as described in the Fifth Amended and Restated 2015 LTIP. Subject to the specific terms of the Fifth Amended and Restated 2015 LTIP, the Compensation Committee has discretion to determine the number of shares, the exercise price, the terms and conditions of exercise, whether an option will qualify as an incentive stock option under the Code and set such additional limitations on and terms of option grants as it deems appropriate. Moreover, a grant of options may be exercisable early or subject to continued vesting, including on retirement, death or disability or in the event of a change in control. The award agreement will generally specify, among other things, the exercise price, duration and number of shares applicable to the award as well as whether the award is of nonqualified or incentive stock options.
Options granted to participants under the Fifth Amended and Restated 2015 LTIP will expire at such times as the Compensation Committee determines at the time of the grant, but no option will be exercisable later than ten years from the date of grant. Each award agreement will set forth the extent to which the participant will have the right to exercise the option following termination of the participant’s employment or service. The termination provisions will be determined within the discretion of the Compensation Committee, need not be uniform among all participants and may reflect distinctions based on the reasons for termination of employment or service. Dividend equivalents do not attach to stock options.
Upon the exercise of an option granted under the Fifth Amended and Restated 2015 LTIP, the option price is payable in full to us, subject to applicable law: (1) in cash or by check acceptable to the Company or by wire transfer of immediately available funds; (2) by tendering previously acquired shares of our common stock having a fair market value at the time of exercise equal to the total option price; (3) subject to any conditions or limitations established by the Compensation Committee, by our withholding of shares of common stock otherwise issuable upon exercise of an option pursuant to a “net exercise” arrangement; (4) by a combination of (1), (2) and (3); or (5) by any other method approved by the Compensation Committee in its sole discretion. Further, to the extent permitted by law, any grant of options may provide for deferred payment of the option price from the proceeds of a sale through a bank or broker of some or all of the shares of common stock to which the exercise relates. A grant of options may specify performance goals that must be achieved as a condition to the exercise of such options.
Appreciation Rights. The Fifth Amended and Restated 2015 LTIP provides for the grant of appreciation rights, which may be granted as either tandem appreciation rights or free-standing appreciation rights. A tandem appreciation right is an appreciation right that is granted in tandem with a stock option. A free-standing appreciation right is an appreciation right that is not granted in tandem with a stock option. An appreciation right is a right, exercisable by the surrender of a related stock option (if a tandem appreciation right) or by itself (if a free-standing appreciation right), to receive from us an amount equal to 100%, or such lesser percentage as the Compensation Committee may determine, of the spread between the base price (or option exercise price if a tandem appreciation right) and the value of our common stock on the date of exercise. Tandem appreciation rights may be granted at any time prior to the exercise or termination of the related stock options, but a tandem appreciation right awarded in relation to an incentive stock option must be granted concurrently with such incentive stock option.
Each award agreement for appreciation rights will specify the applicable terms and conditions of such appreciation rights, including any vesting and forfeiture provisions. A grant of appreciation rights may provide for earlier exercise or be subject to continued vesting, including in the case of retirement, death or disability of the participant or in the event of a change in control. Any grant of appreciation rights may specify performance goals that must be achieved as a condition of the exercise of such appreciation rights. An appreciation right may be paid in cash, shares of common stock or any combination thereof. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of appreciation rights held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of a free-standing appreciation right may not be less than the fair market value of a share of common stock on the date of grant. The term of an appreciation right may not extend more than ten years from the date of grant.
The award agreement for appreciation rights will set forth the extent to which the participant will have the right to exercise the appreciation rights following termination of the participant’s employment or service with the Company or its subsidiaries. Such provisions will be determined in the sole discretion of the Compensation Committee, need not be uniform among all appreciation rights granted under the Fifth Amended and Restated 2015 LTIP and may reflect distinctions based on the reasons for termination. Tandem appreciation rights may be exercised only at a time when the related stock options are also exercisable and the spread (the excess of the fair market value of a share of common stock over the exercise price) is positive and by surrender of the related stock option for cancellation. Appreciation rights granted under the Fifth Amended and Restated 2015 LTIP may not provide for dividends or dividend equivalents.
Restricted Stock. The Compensation Committee also is authorized to grant or sell restricted shares of our common stock under the Fifth Amended and Restated 2015 LTIP on such terms and conditions as it shall establish. Although recipients will generally have the right to vote restricted shares from the date of grant, they will generally not have the right to sell or otherwise transfer the shares during the applicable period of restriction or until earlier satisfaction of other conditions imposed by the Compensation Committee in its sole discretion. The award agreement will specify the periods of restriction, any restrictions based on achievement of specific performance goals, restrictions under applicable federal or state securities laws and such other terms the Compensation Committee deems appropriate. A grant or sale of restricted stock may provide for earlier termination of restrictions or continued vesting, including in the case of retirement, death or disability of the participant or in the event of a change in control.
Unless the Compensation Committee otherwise determines, participants will be credited with cash dividends on their shares of restricted stock. The Compensation Committee in its discretion may apply any restrictions to the dividends that it deems appropriate. Dividends on shares of restricted stock will in all cases be deferred until, and paid contingent upon, the vesting of the restricted stock.
Each award agreement for restricted stock will set forth the extent to which the participant will have the right to retain unvested shares of restricted stock following termination of the participant’s employment or service. These provisions will be determined in the sole discretion of the Compensation Committee, need not be uniform among all participants and may reflect distinctions based on the reasons for termination of employment or service.

Performance Units, Performance Shares and Cash Incentive Awards. Performance units, performance shares and cash incentive awards are forms of performance awards that are subject to the attainment of one or more pre-established performance goals during a designated performance period. Performance units, performance shares and cash incentive awards may be granted by the Compensation Committee at any time in such amounts and on such terms as the Compensation Committee determines. Each performance unit will have an initial value that is established by the Compensation Committee at the time of the grant. Each performance share will be a bookkeeping entry that records the equivalent of one share of our common stock and have an initial value equal to the fair market value of a share of our common stock on the date of the grant. The Compensation Committee in its discretion will determine the applicable performance period and will establish performance goals for any given performance period. The performance period may be subject to earlier lapse or modification, including in the case of retirement, death or disability of the participant or in the event of a change in control.
During the applicable vesting period, participants will have no voting rights with respect to any shares of our common stock underlying a performance unit or performance share. However, participants shall, unless the Compensation Committee otherwise determines, receive dividend equivalents on the shares underlying their performance share or performance unit grants in the form of cash or additional performance units or performance shares if a cash dividend is paid with respect to shares of our common stock. Such dividend equivalents are subject to the vesting requirements applicable to the award.
Payment of earned performance shares or performance units may be made in cash or in shares of our common stock that have an aggregate fair market value equal to the earned performance units or performance shares. Each award agreement will set forth the extent to which the participant will have the right to receive a payout of performance shares, performance units and/or cash incentive awards following termination of the participant’s employment or service. The termination provisions will be determined by the Compensation Committee in its sole discretion, need not be uniform among all participants and may reflect distinctions based on the reasons for termination of employment or service.
Restricted Stock Units. An award of a restricted stock unit constitutes an agreement by us to deliver shares of our common stock or to pay an amount in cash equal to the fair market value of a share of our common stock for each restricted stock unit to a participant in the future. Restricted stock units may be granted or sold by the Compensation Committee on such terms and conditions as it may establish. The restricted stock unit award agreement will specify the vesting period or periods, any specific performance objectives and such other conditions as may apply to the award. A grant of restricted stock units may provide for earlier termination of restrictions or continued vesting, including in the case of retirement, death or disability of the participant or in the event of a change in control.
During the applicable vesting period, participants will have no voting rights with respect to the shares of our common stock underlying a restricted stock unit grant. However, participants shall, unless the Compensation Committee otherwise determines, be credited with dividend equivalents on the shares underlying their restricted stock unit grants in the form of cash or additional restricted stock units if a cash dividend is paid with respect to shares of our common stock. Such dividend equivalents are subject to the vesting requirements applicable to the award.
Each award agreement for restricted stock units will set forth the extent to which the participant will have the right to retain unvested restricted stock units following termination of employment or service. These provisions will be determined in the sole discretion of the Compensation Committee, need not be uniform among all participants and may reflect distinctions based on reasons for termination of employment or service.
Other Awards. Subject to applicable law and the limits set forth in the Fifth Amended and Restated 2015 LTIP, the Compensation Committee may grant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of our common stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for common stock, awards with value and payment contingent upon performance of us or specified subsidiaries, affiliates or other business units or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of shares of common stock or the value of securities of, or the performance of the subsidiaries, affiliates or other business units of us. The terms and conditions of any such awards will be determined by the Compensation Committee. Shares of common stock delivered under an award in the nature of a purchase right granted under the Fifth Amended and Restated 2015 LTIP will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of common stock, other awards, notes or other property, as the Compensation Committee determines.
In addition, the Compensation Committee may grant cash awards, as an element of or supplement to any other awards granted under the Fifth Amended and Restated 2015 LTIP. The Compensation Committee may also grant shares of common stock as a bonus, or may grant other awards in lieu of obligations of us or a subsidiary to pay cash or deliver other property under the Fifth Amended and Restated 2015 LTIP or under other plans or compensatory arrangements, subject to terms determined by the Compensation Committee in a manner than complies with Section 409A of the Code.
Any grant of another award may provide for earlier elimination of restrictions applicable to such award or continued vesting, including in the event of the retirement, death, or disability of the participant or in the event of a change in control.
The Compensation Committee may authorize the payment of dividends or dividend equivalents on such other awards on a deferred and contingent basis in the form of cash or additional shares. Such dividend equivalents are subject to the vesting requirements applicable to the other award.
Performance Measures. The Compensation Committee may grant awards under the Fifth Amended and Restated 2015 LTIP to eligible employees subject to the attainment of specified performance measures. We expect that all future performance-based awards will not be able to qualify for the historical Section 162(m) performance-based exception (a “Qualified Performance-Based Award”). However, the performance measures applicable to any award that is designed to be a Qualified Performance-Based Award to a covered employee must be chosen from among the following performance metrics (including relative or growth achievement regarding such alternatives): (a) Cash Flow (including operating cash flow and free cash flow); (b) Cash Flow Return on Capital; (c) Cash Flow Return on Assets; (d) Cash Flow Return on Equity; (e) Net Income; (f) Return on Capital; (g) Return on Invested Capital; (h) Return on Assets; (i) Return on Equity; (j) Share Price; (k) Earnings Per Share (basic or diluted); (l) Earnings Before Interest and Taxes; (m) Earnings Before Interest, Taxes, Depreciation and Amortization; (n) Total and Relative Shareholder Return; (o) Operating Income; (p) Return on Net Assets; (q) Gross or Operating Margins; (r) Safety; and (s) Economic Value Added or EVA.
The performance measures described above could be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within us or one of our subsidiaries. Performance measures may also be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance measures themselves. Additionally, in the case of a Qualified Performance-Based Award, each performance measure must be objectively determinable, and, unless otherwise determined by the Compensation Committee, the Compensation Committee could include or exclude from the performance measures research and development expenses, acquisition costs, operating expenses from acquired businesses or corporate transactions and other unusual or infrequent items identified on the date of grant.
Following the end of a performance period, the Compensation Committee determines the value of any Qualified Performance-Based Awards granted for the period based on its determination of the degree of attainment of the pre-established performance goals. The Compensation Committee will have the discretion to adjust determinations of the degree of attainment of the pre-established performance goals. However, except in connection with a change in control, a Qualified Performance-Based Award could not have been adjusted in a manner that would result in the award no longer qualifying as a Qualified Performance-Based Award. The Compensation Committee also has discretion to reduce (but not to increase) the value of any Qualified Performance-Based Awards.
Deferrals. The Compensation Committee will have the discretion to provide for the deferral of an award or to permit participants to elect to defer payment of some or all types of awards in a manner consistent with the requirements of Section 409A of the Code.
Change in Control. Subject to applicable law, regulations or stock exchange rules, the treatment of outstanding awards upon the occurrence of a change in control (as defined in the Fifth Amended and Restated 2015 LTIP) will be determined in the sole discretion of the Compensation Committee in accordance with the terms of the Fifth Amended and Restated 2015 LTIP, will be described in the applicable award agreements and need not be uniform among all awards granted under the Fifth Amended and Restated 2015 LTIP.
Adjustment and Amendments. The Fifth Amended and Restated 2015 LTIP provides for appropriate adjustments in terms such as the number and kind of shares subject to awards and available for future awards, the exercise or other price applicable to outstanding awards, the maximum award limitations under the Fifth Amended and Restated 2015 LTIP (to the extent that such adjustment would not cause any option intended to qualify as an incentive stock option to fail to so qualify), the fair market value of the common stock, cash incentive awards and other value determinations and other terms applicable to outstanding awards, in the event of changes in our outstanding common stock by reason of a merger, stock split, or certain other events. Further, in the event of certain corporate events, including a corporate merger, consolidation, acquisition, separation, reorganization or liquidation, or a change in control, the Compensation Committee is authorized, in its sole discretion (but subject to compliance with Section 409A of the Code to the extent applicable), to: (a) grant or assume awards by means of substitution of new awards for previously granted awards or to assume previously granted awards as part of such adjustment; (b) make provision, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, awards and the termination of options that remain unexercised at the time of such transaction; or (c) provide for the acceleration of the vesting and exercisability of options and the cancellation of options in exchange for such payment as the Compensation Committee, in its sole discretion, determines is a reasonable approximation of the value thereof. Moreover, in the event of any such transaction or event or in the event of a change in control of the Company, the Compensation Committee will provide in substitution for any or all outstanding awards under the Fifth Amended and Restated 2015 LTIP such alternative consideration (including cash), if any, as it, in good faith, determines to be equitable in the circumstances and will require the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or appreciation right with an option price or base price greater than the consideration offered in connection with any such transaction or event of change in control, the Compensation Committee may in its discretion elect to cancel such stock option or appreciation right without any payment to the person holding such stock option or appreciation right.
The Fifth Amended and Restated 2015 LTIP may be modified, altered, suspended or terminated by the Board of Directors at any time and for any purpose that the Board of Directors deems appropriate, but (subject to certain exceptions) no amendment to the Fifth Amended and Restated 2015 LTIP may adversely affect any outstanding awards without the affected participant’s consent. Further, if an amendment to the Fifth Amended and Restated 2015 LTIP (for purposes of applicable stock exchange rules and except as permitted under the adjustment provisions of the Fifth Amended and Restated 2015 LTIP) (a) would materially increase the benefits accruing to participants under the Fifth Amended and Restated 2015 LTIP, (b) would materially increase the number of securities which may be issued under the Fifth Amended and Restated 2015 LTIP, (c) would materially modify the requirements for participation in the Fifth Amended and Restated 2015 LTIP or (d) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or stock exchange rules, all as determined by the Board, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained. Additionally, if permitted by Section 409A of the Code and subject to the other terms of the Fifth Amended and Restated 2015 LTIP, the Compensation Committee may make adjustments in the terms, conditions or criteria of an award in recognition of certain unusual or nonrecurring events affecting the Company or the financial statements of the Company or in recognition of changes in applicable laws, regulations or accounting principles, whenever the Compensation Committee determines that such adjustments are appropriate.
Prohibition on Repricing. Except in connection with certain corporate transactions or changes in the capital structure of the Company, the terms of outstanding awards may not be amended to (1) reduce the exercise price of outstanding options or appreciation rights, or (2) replace or regrant options through cancellation, in exchange for other awards, or if the effect of the replacement or regrant would be to reduce the option price of the options or would constitute a repricing under generally accepted accounting principles (as applicable), without stockholder approval.
Clawbacks. Any award agreement may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee from time to time, if a participant engages in certain detrimental activity. In addition, any award agreement or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any common stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Compensation Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the SEC or any national securities exchange or national securities association on which the Company’s common stock may be traded.
Transferability. Except as otherwise specified in a participant’s award agreement, no award granted pursuant to, and no right to payment under, the Fifth Amended and Restated 2015 LTIP will be assignable or transferable by a Fifth Amended and Restated 2015 LTIP participant except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, and any right granted to a participant under the Fifth Amended and Restated 2015 LTIP will be exercisable by or available to only the participant during the participant’s lifetime.
Restrictions. Shares of our common stock delivered under the Fifth Amended and Restated 2015 LTIP, if any, may be subject to stop-transfer orders and other restrictions as the Compensation Committee may deem advisable under the rules, regulations and other requirements of the SEC, any securities exchange or transaction reporting system on which our common stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law.

Grants to Non-U.S. Based Participants. In order to facilitate the making of any grant or combination of grants under the Fifth Amended and Restated 2015 LTIP, the Compensation Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by us or any of our subsidiaries outside of the United States of America or who provide services to us under an agreement with a foreign nation or agency, as the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Compensation Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Fifth Amended and Restated 2015 LTIP (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements may include any provisions that are inconsistent with the terms of the Fifth Amended and Restated 2015 LTIP as then in effect unless the Fifth Amended and Restated 2015 LTIP could have been amended to eliminate such inconsistency without further approval by our stockholders.
Tax Withholding. We have the right to deduct applicable taxes from any award payment and withhold, at the time of delivery or vesting of cash or shares of our common stock under the Fifth Amended and Restated 2015 LTIP, or at the time applicable law otherwise requires, an appropriate amount of cash or number of shares of our common stock or combination thereof for payment of taxes required by law or to take such other action as may be necessary in our opinion to satisfy all obligations for withholding of those taxes. The Compensation Committee may permit withholding to be satisfied by the transfer to us of shares of our common stock previously owned by the holder of the award for which withholding is required. If shares of common stock are used to satisfy tax withholding, such shares will be valued at their fair market value on the date when the tax withholding is required to be made and the value withheld shall not exceed the minimum amount of taxes required to be withheld.
No Right to Continued Employment. The Fifth Amended and Restated 2015 LTIP does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries or affiliates.
Unfunded Plan. Insofar as it provides for awards for cash, shares of our common stock or rights thereto, the Fifth Amended and Restated 2015 LTIP will be unfunded. Although we may establish bookkeeping accounts with respect to plan participants who are entitled to cash, shares of our common stock or rights thereto under the Fifth Amended and Restated 2015 LTIP, we will use any such accounts merely as a bookkeeping convenience.
Duration of the Fifth Amended and Restated 2015 LTIP. The Fifth Amended and Restated 2015 LTIP will remain in effect until all options and rights granted under the plan have been satisfied or terminated under the terms of the Fifth Amended and Restated 2015 LTIP, subject to the right of the Board of Directors to amend or terminate the Fifth Amended and Restated 2015 LTIP at any time subject to the terms of the Fifth Amended and Restated 2015 LTIP. However, in no event will any award be granted under the Fifth Amended and Restated 2015 LTIP on or after the tenth anniversary of the date the Company’s stockholders approved the Fifth Amended and Restated 2015 LTIP (i.e. June 16, 2020).
Regulations Not Applicable to Plan. The Fifth Amended and Restated 2015 LTIP is not intended to be subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.
Material United States Federal Income Tax Consequences
The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Fifth Amended and Restated 2015 LTIP based on federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for Fifth Amended and Restated 2015 LTIP participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.
Tax Consequences to Participants
Non-Qualified Stock Options. A participant will not recognize income upon the grant of a non-qualified stock option. In general, the participant will recognize ordinary income at the time of exercise equal to the excess of the fair market value of the underlying stock at the time of exercise over the exercise price. Upon a subsequent sale of the shares received upon exercise, any difference between the net proceeds on the sale and the fair market value of the shares on the date of exercise will be taxed as capital gain or loss (long- or short-term, depending on the holding period).
Incentive Stock Options. A participant will not recognize income upon the grant of an incentive stock option. In addition, a participant will not recognize income upon the exercise of an incentive stock option if he or she satisfies certain employment and holding period requirements. To satisfy the employment requirement, a participant must exercise the option not later than three months after he or she ceases to be an employee of ours (one year if he or she is disabled). To satisfy the holding period requirement, a participant must hold the optioned stock more than two years from the grant of the option and more than one year after the transfer of the stock to him or her. If these requirements are satisfied, on the sale of such stock, the participant will be taxed on any gain, measured by the difference between the participant’s basis in such shares and the net proceeds of the sale, at long-term capital gains rates.
If shares of common stock acquired upon the timely exercise of an incentive stock option are sold, exchanged, or otherwise disposed of without satisfying the holding period requirement (a “disqualifying disposition”), the participant will, in the usual case, recognize ordinary income at the time of disposition equal to the excess of the fair market value of the shares of common stock at the time of exercise over the exercise price. Any gain in excess of that amount will either be long-term or short-term capital gain depending on the holding period. Upon a disqualifying disposition that constitutes a sale or exchange with respect to which any loss (if sustained) would be recognized, the amount includible in ordinary income will be limited to the excess, if any, of the net amount realized on the sale or exchange over the participant’s basis in such shares. In general, such a disposition is a transaction with an unrelated third party that is not subject to the wash-sale provisions of the Code.
Appreciation Rights. A participant will not recognize income upon the grant of an appreciation right. When the appreciation right is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received on the exercise. The term “unrestricted shares” includes shares that are subject only to restrictions on transfer.
Restricted Shares. A participant will not recognize income upon the receipt of restricted shares, unless the participant makes an election under Section 83(b) of the Code (a “Section 83(b) Election”) within 30 days after the transfer of the shares to him or her to have such shares taxed to him or her as ordinary income at their fair market value on the date of transfer less the amount, if any, paid by him or her.
If the participant makes a Section 83(b) Election, he or she will recognize ordinary income in the year of receipt in an amount equal to the excess of the fair market value of such shares (determined without regard to the restrictions imposed) at the time of transfer over any amount paid by the participant therefor. If a participant makes a Section 83(b) Election with respect to common shares that are subsequently forfeited, he or she will not be entitled to deduct any amount previously included in income by reason of such election. If a participant does not make a Section 83(b) Election, he or she will recognize ordinary income in the year or years in which the restrictions terminate, in an amount equal to the excess, if any, of the fair market value of such shares on the date the restrictions expire or are removed over any amount paid by the participant therefor. If a Section 83(b) Election has not been made, any unrestricted dividends received with respect to common shares subject to restrictions will be treated as additional compensation income and not as dividend income.
Restricted Stock Units. No income generally will be recognized upon the award of restricted stock units. The recipient of such an award generally will recognize ordinary income in an amount equal to the aggregate amount of any cash received and the fair market value of unrestricted shares of common stock received on the date that such cash and shares are transferred to the recipient under the award (reduced by any amount paid by the recipient for such shares), and the capital gains/loss holding period for any shares will also commence on such date.
Performance Units and Performance Shares. No income generally will be recognized upon the award of performance units or performance shares. The recipient of such an award generally will recognize ordinary income in an amount equal to the aggregate amount of any cash received and the fair market value of unrestricted shares of common stock received on the date that such cash and shares are transferred to the recipient under the award, and the capital gains/loss holding period for any shares received will also commence on such date.
Tax Consequences to the Company or Subsidiary
To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction; provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code, and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m).

New Plan Benefits
All future awards will be made at the discretion of the Compensation Committee of the Board. Therefore, we cannot determine future benefits for any other awards under the Fifth Amended and Restated 2015 LTIP at this time.
The following table shows, as to each NEO and the various indicated groups, the aggregate number of awards under the Original LTIP, the Amended and Restated 2015 LTIP, the Second Amended and Restated 2015 LTIP, the Third Amended and Restated 2015 LTIP and the Fourth Amended and Restated 2015 LTIP from inception of the Original LTIP through April 22, 2020:

NAME	NUMBER OF OPTIONS GRANTED	NUMBER OF RSUs GRANTED	NUMBER OF PSUs GRANTED	NUMBER OF SARs GRANTED
Named Executive Officers:
Kenneth M. Young - Chief Executive Officer	—	600,000	—	843,500
Louis Salamone Jr. - Chief Financial Officer	—	200,000	—	168,700
Joel K. Mostrom - Former Chief Financial Officer	—	—	—	—
Henry E. Bartoli - Chief Strategy Officer	3,639	50,823	—	843,500
Robert M. Caruso - Chief Implementation Officer	—	—	—	—
Jimmy B. Morgan - Senior Vice President, Babcock & Wilcox	12,740	188,073	3,749	—
All current executive officers as a group	23,208	1,120,006	5,086	1,855,700
All current non-employee directors as a group	13,646	131,643	—	—
Each nominee for election as a director	3,639	52,035	—	—
Each associate of any of the foregoing	—	—	—	—
Each other person who received at least 5% of all options granted	—	—	—	—
All employees, excluding current executive officers	892,657	1,392,571	167,067	1,855,700
Registration with the SEC
We intend to file a Registration Statement on Form S-8 relating to the issuance of additional common shares under the Fifth Amended and Restated 2015 LTIP with the SEC pursuant to the Securities Act as soon as practicable after approval of the Fifth Amended and Restated 2015 LTIP by our stockholders. The following table provides information on our equity compensation plans as of December 31, 2019:
EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted-average exercise price of outstanding options and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (1)
Equity compensation plans approved by security holders	2,472,000	$22.49	97,000
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	2,472,000	$22.49	97,000

(1)	All of the securities disclosed in this column are available for future issuance other than upon the exercise of an option or right.

Recommendation and Vote Required
The Board recommends that stockholders vote “FOR” the approval of the Fifth Amended and Restated 2015 LTIP. Approval of this proposal requires the affirmative vote of a majority of the shares cast on the matter. Abstentions are considered as votes cast and, as a result, will have the effect of an "AGAINST" vote. In general, brokers do not have discretionary authority on proposals relating to equity compensation plans. Therefore, absent instructions from you, your broker may not vote our shares on Proposal 7. Broker non-votes will have no effect on the vote on Proposal 7.

COMPENSATION DISCUSSION AND ANALYSIS
Table of Contents

•	Executive Summary

•	We are Committed to Compensation Best Practices

•	Peer Group

•	Compensation Philosophy and Process

•	Key 2019 Compensation Decisions

•	Other Compensation Practices and Policies
Executive Summary
2019 PERFORMANCE
The last fiscal year was a year of significant transition as we focused on project execution, meeting the needs of our customers and implementing disciplined cost reduction to help lay the groundwork for improved profitability, cash flow and liquidity. Full year 2019 GAAP income from continuing operations was a loss of $129.7 million, an improvement of $528.3 million compared to a loss of $658.0 million in 2018. Adjusted EBITDA was a positive $33.3 million, returning us to full-year profitability in 2019 on an adjusted EBITDA basis with an improvement of $331.0 million compared to negative adjusted EBITDA of $297.7 million in the prior year. Additional information regarding adjusted EBITDA, a non-GAAP financial measure, can be found in Appendix A.
Consolidated revenues in 2019 were $859.1 million, down 19% compared to 2018 as expected, primarily driven by the Company's focus on core technologies and profitability across all segments, as well as resolution of the European Vølund EPC loss contracts. The GAAP operating loss in 2019 was $29.4 million, inclusive of restructuring and settlement costs and advisory fees of $39.7 million, compared to an operating loss of $426.6 million in 2018. The improvement in operating income was primarily due to improved gross margins in the Babcock & Wilcox segment, a significantly lower level of losses on the European Vølund EPC loss contracts and the shift in strategy in the SPIG segment to improve profitability by focusing on more selective bidding in core geographies and products.
In particular, our management has implemented nearly $119 million of annualized cost-savings initiatives previously identified and continues to evaluate additional opportunities for cost savings and continues to evaluate potential dispositions. Roughly 97% of the aggregate $119 million in savings measures have been implemented to date with the balance to be implemented in the first half of 2020.
In 2019 our management completed a series of equitization transactions as part of our efforts to refinance our existing credit facility to support our growth. These transactions included a $50 million rights offering, an exchange of all of the principal Tranche A-1 of the last-out term loan for common stock at $0.30 per share, and the issuance of approximately 1.7 million warrants (after giving effect to the July 2019 reverse stock split), each to purchase one share of common stock at $0.01 per share, to B. Riley as further consideration under Tranche A-3 of the last-out term loans. Gross proceeds from the rights offering were $41.8 million, of which $10.3 million was used to fully repay Tranche A-2 of the last-out term loans, and the remaining $31.5 million was used to reduce outstanding borrowing under Tranche A-3 of the last-out term loans.
2019 PAY-FOR-PERFORMANCE
Our executive compensation programs are based on a strong alignment between pay and performance, and this is reflected in the payout amounts under our annual incentive program and the value of earned awards granted under our long-term incentive program. Decisions by the Compensation Committee of the Board, which we refer to in this discussion as the “Compensation Committee,” in 2019 also took into account prior feedback from our stockholders and concern for retention of key personnel while we address operational issues.
We again did not perform as expected in 2019. For the third year in a row, no payment was earned under the financial component of the annual incentive award. See “2019 Summary Compensation Table” for a comparison of the total compensation received by our NEOs in 2019 versus 2018 and 2017, as applicable.
Our long-term incentive compensation metrics for 2018 and 2017 awards (relative total stockholder return, earnings per share and return on invested capital), are designed to drive performance and align the interests of officers and employees with those of stockholders. In light of our recent financial performance, however, the current projected value of such performance-based share awards is significantly impaired.
MANAGEMENT OVERVIEW
Compensation decisions for our NEOs were made by the Compensation Committee. Key features of our executive compensation program for the NEOs described below are outlined in this document.
During 2019, we saw significant turnover in our executive team, as outlined below:

•	Chief Financial Officer Transition: Effective February 1, 2019, Louis Salamone was appointed as Chief Financial Officer, replacing our interim chief financial officer Joel K. Mostrom.

•
Other Officer Transitions: Effective August 8, 2019, Daniel W. Hoehn, our Vice President, Controller and Chief Accounting Officer, resigned from the Company with Mr. Salamone assuming his role. Effective August 5, 2019, J. André Hall, stepped down as our Senior Vice President, General Counsel and Corporate Secretary. Mr. Hall remained employed with us through December 31, 2019 as a Special Advisor to the General Counsel. Also during 2019, other members of our senior staff departed from the Company.

Because of the transition of our Chief Financial Officer, we had six NEOs for 2019. The following five NEOs were still serving as our executive officers as of December 31, 2019 (and continue to serve today):

NAME	TITLE (AS OF LAST DAY OF 2019)
Kenneth M. Young	Chief Executive Officer
Louis Salamone	Chief Financial Officer
Henry E. Bartoli	Chief Strategy Officer
Robert M. Caruso	Chief Implementation Officer
Jimmy B. Morgan	Senior Vice President, Babcock & Wilcox
Mr. Mostrom, our interim chief financial officer stepped down as interim CFO of the Company effective February 1, 2019.
THIRD-PARTY COMPENSATION ARRANGEMENTS
We are party to contractual arrangements with third parties with respect to the services of Messrs. Young and Caruso and was party to such an arrangement with respect to the services of Mr. Mostrom prior to his stepping down as interim CFO.
While employed by us, Mr. Young continues to receive his salary and benefits from B. Riley Financial, Inc. and its affiliates. Pursuant to a consulting agreement between us and an affiliate of B. Riley Financial, Inc. (the “B. Riley Affiliate”), we paid the B. Riley Affiliate $62,500 per month in return for Mr. Young’s services as Chief Executive Officer during 2019. We have also granted the B. Riley Affiliate a special one-time spot bonus in June 2019 as described in further detail below as well as a special performance bonus opportunity with respect to 2019 performance, described in further detail below. In addition, in 2019 we also granted Mr. Young RSUs that are further described below. We provided no other compensation for 2019 with respect to Mr. Young’s services as Chief Executive Officer.
Mr. Mostrom has served as a Senior Director with Alvarez & Marsal North America, LLC, a global professional services firm (“Alvarez & Marsal”), since September 2009. Pursuant to an existing professional services agreement between us and Alvarez & Marsal, Mr. Mostrom received a salary and benefits from Alvarez & Marsal for 2019. In connection with the appointment of Mr. Mostrom as interim Chief Financial Officer of the Company, we paid Alvarez & Marsal an additional $130,000 per month under the professional services agreement. We provided no other compensation for 2019 with respect to Mr. Mostrom’s services, including as interim CFO. Mr. Mostrom stepped down as interim CFO, effective February 1, 2019.
Mr. Caruso has served as a Managing Director with Alvarez & Marsal since September 2006. Pursuant to an existing professional services agreement between us and Alvarez & Marsal, Mr. Caruso received a salary and benefits from Alvarez & Marsal for 2019. In connection with Mr. Caruso’s service as Chief Implementation Officer of the Company, we paid Alvarez & Marsal an additional $1,000 per hour subject to a maximum of $150,000 per month under the professional services agreement. If, at the end of the month, actual fees incurred for Mr. Caruso’s services exceed $150,000, such excess (up to a maximum of $75,000 per month) will be reserved and applied to any future month in which the actual fees for Mr. Caruso’s services do not reach $150,000. In addition, we will pay Alvarez & Marsal additional incentive fees, including a $500,000 incentive fee upon the closing of certain refinancing transactions with respect to our credit facilities and a fee equal to 5% of annualized cost-savings initiated by Mr. Caruso. We also retain Alvarez & Marsal for other professional services not directly related to the services of Messrs. Mostrom and Caruso.
2019 SAY-ON-PAY VOTE
In 2019, we received roughly 74% approval on our advisory vote to approve NEO compensation. We considered this in general as an affirmation that our stockholders support our executive compensation program, but acknowledge a greater need to engage with our stockholders in making compensation determinations. We took this into account when examining compensation policies and decisions for 2019, along with a number of other factors including our desire to balance our pay for performance philosophy with the need to retain key employees as we worked through our European Vølund EPC loss projects.
WE HAVE ENGAGED WITH OUR STOCKHOLDERS
Our board of directors contains numerous individuals designated to the board by our two largest stockholders, Vintage and B. Riley. Vintage has nominated Messrs. Avril, Bartoli and Siegel to the Board, and B. Riley has nominated Messrs. Howe, Kahn and Riley. These directors provide valuable ongoing feedback on behalf of Vintage and B. Riley, respectively, feedback we believe is consistent with the views held by a number of our other stockholders on the best ways to align our executive compensation program and strategies to strengthen the Company and better position us for success. Generally, investors have supported our executive compensation program goals, encouraged us to focus on paying for demonstrable performance, and asked that we carefully consider eliminating our classified board structure.
2019 COMPENSATION PROGRAM DESIGN
The Compensation Committee took the following key actions with respect to the 2019 executive compensation program design, each as further described below:

•
modified the annual cash incentive program by allocating 100% of annual cash incentives to the achievement of adjusted EBITDA metrics, which we believe motivates our executives to maximize our operational performance, and, consequently, stockholder value;

•
providing an annual cash incentive program for Messrs. Young and Salamone to properly motivate these executives, in particular, to improve our financial performance as measured with respect to adjusted EBITDA;

•
modified our compensation practices with respect to long-term equity compensation by transitioning away from stock options and making all equity grants in 2019 in the form of time-based restricted stock units (“RSUs”), which align the interests of our executives with our stockholders and enhances our ability to retain our executives;

•
approving certain one-time spot-bonuses to Messrs. Young and Salamone in recognition of their extraordinary efforts to resolve our European Vølund EPC loss contracts and stabilize our financing sources;

•	negotiate and approve separation pay packages for Mr. Hall; and negotiate an on-going consulting arrangement with Mr. Hall to provide for appropriate continuity of management;

•	freeze Company contributions in our SERP and Restoration Plan; and

•	reviewed and approved certain changes to the Compensation Committee Charter.
2019 COMPENSATION MIX
The following charts illustrate the target mix of base salary, annual incentive awards and equity incentive awards for Mr. Young and our other NEOs who were serving as executive officers as of the end of 2019 (other than Mr. Caruso who is compensated pursuant to a consulting agreement as described above), highlighting the performance-driven focus of the compensation opportunities:

2019 Total Direct Compensation

Mr. Young, Chief Executive Officer(1)	Other NEOs

(1)
Mr. Young serves as chief executive officer pursuant to a third-party consulting agreement with the B. Riley Affiliate. Base salary and short-term incentive compensation are payable to the B. Riley Affiliate. Long-term incentive compensation is payable directly to Mr. Young.

KEY 2019 PROGRAM ELEMENTS
The main elements of our 2019 executive compensation program, a description of each element, and an explanation as to why we pay each element, are provided below (although not all NEOs received some or all of these compensation elements, as discussed above):

Compensation Element	Description	Objectives
Base Salary	Fixed cash compensation; reviewed annually and subject to adjustment	Attract, retain and motivate the NEO
Annual Cash Incentive Compensation	Short-term cash incentive compensation paid based on performance against annually established financial performance goals	Reward and motivate the NEO for achieving key short-term performance objectives
One-Time Cash-Incentives	One-time bonuses to recognize extraordinary effort in service to us	Properly reward and motivate NEOs and encourage future stewardship of the Company
Long-Term Equity Compensation	Annual equity compensation awards of restricted stock units	Align NEO interests with those of our stockholders by rewarding the creation of long-term stockholder value and encouraging stock ownership
Health, Welfare and Retirement Benefits	Qualified and nonqualified retirement plans and health care and insurance benefits	Attract and retain the NEO by providing market-competitive benefits
Severance and Change in Control Arrangements	Reasonable severance payments and benefits provided upon an involuntary termination, including an involuntary termination following a change in control of the Company
Help attract and retain high quality talent by providing market-competitive severance protection, and help encourage the NEO to direct his or her attention to stockholders’ interests, notwithstanding the potential for loss of employment in connection with a change in control

Compensation Element	Description	Objectives
Limited Perquisites	Financial planning services, executive physicals and airline club memberships	Attract and retain high quality talent
We Are Committed to Compensation Best Practices
The Compensation Committee believes that our executive compensation program follows best practices aligned to stockholder interests, summarized below:

WHAT WE DO	WHAT WE DON’T DO
Pay-for-performance philosophy emphasizes compensation tied to creation of stockholder value, with a significant portion of NEOs’ overall compensation tied to our performance	No excise tax gross-ups upon a change in control
Robust compensation governance practices, including annual CEO performance evaluation process by independent directors, thorough process for setting rigorous performance goals, compensation committee comprised solely of independent directors and use of an independent compensation consultant
No discounting, reloading or re-pricing of stock options without stockholder approval
Limited perquisites and reasonable severance and change in control protection that requires involuntary termination	No dividend equivalent rights on restricted stock units
Mix of short-term and long-term incentives	No guaranteed incentive awards for executives
Benchmarking against a thoughtful assembled and representative peer group	No incentives that encourage excessive risk-taking
Clawback provisions in annual and equity incentive compensation plans	No liberal share recycling or “net share counting” upon exercise of stock options
Policies prohibiting executives from hedging or pledging our stock	No “single trigger” change in control acceleration of equity awards or severance payments
Strong stock ownership guidelines for executives (five times base salary for CEO and three times base salary for other NEOs)
Annual say-on-pay vote to approve compensation paid to our NEOs.
Peer Group
PEER GROUP DESIGN
To help ensure that our executive compensation program provides competitive compensation opportunities that are necessary to attract and retain well-qualified executives, the Compensation Committee referred, in general, the level and mix of compensation for our CEO and CFO, as well as our other NEOs against the compensation provided by a group of peer companies. The Compensation Committee also used these peer companies to evaluate our incentive program designs against market practice.
The Compensation Committee considered companies across a number of relevant factors, including companies within a specified size range based primarily on revenues and market capitalization, companies within similar industry groups and with similar degrees of business complexity, and companies with which we compete for executive talent. The Compensation Committee generally considered companies with total revenues in a range from 0.4x to 2.5x of our size, although some exceptions were made taking into account other factors (such as industry, complexity and competition for talent) and in order to create a group with a sufficient number of companies to provide meaningful comparative data.
Based on this review, the Compensation Committee referred to the following compensation peer group for 2019:

Actuant Corp. Industrial Machinery	Crane Co. Industrial Machinery	MasTec Inc. Construction & Engineering
AMETEK Inc. Electronic Components & Equipment	Curtiss-Wright Corp. Aerospace & Defense	Primoris Services Corp. Construction & Engineering
CECO Environmental Corp. Environmental & Facilities Services	Dycom Industries Inc. Construction & Engineering	SPX Corp. Industrial Machinery
Chart Industries Inc. Industrial Machinery	Flowserve Corp. Industrial Machinery	Tetra Tech, Inc. Electronic Equipment & Instruments
CIRCOR Intl. Inc. Industrial Machinery	Harsco Corp. Industrial Machinery
Covanta Holding Corp. Environmental & Facilities Services	Idex Corp. Industrial Machinery
In the course of its duties in 2019, the Compensation Committee referred to the pay practices of our peers as well as the competitiveness of our executive compensation program, the pay mix of our executive officers relative to our peer group and survey data sets, and the prevalence of long-term incentive vehicles and practices among peer group members. The Compensation Committee did not make any changes to our peer group in 2019.
Compensation Philosophy and Process
OUR COMPENSATION PHILOSOPHY
We emphasize pay-for-performance, rewarding those who achieve or exceed their goals, and we use annual cash incentives and equity incentives to drive for strong results for our stockholders.
Our compensation program is designed to:

•	Incent and reward annual and long-term performance;

•	Set rigorous, but motivating goals;

•	Align interests of our executives with our stockholders; and

•	Attract and retain well-qualified executives.
The Compensation Committee generally works with management to help ensure the compensation program aligns with industry standards and has a balanced design that will achieve the desired objectives.
The roles and the responsibilities of the Compensation Committee and management for 2019 are summarized here.
Compensation Committee (Three Independent Directors)

•	Established and implemented our executive compensation philosophy;

•	Aimed to ensure the total compensation paid to our NEOs was fair and competitive, and motivated high performance; and

•
Subscribed to a “pay-for-performance” philosophy when designing executive compensation programs that intended generally to place a substantial portion of each executive’s target compensation “at risk” and make it performance-based, where the value of one or more elements of compensation was tied to the achievement of financial or other measures we considered important drivers in the creation of stockholder value.

B&W Management

•	Prepared information and materials for the Compensation Committee relevant to matters under consideration by the Compensation Committee;

•	Messrs. Young and Salamone each provided recommendations regarding compensation of certain of the other NEOs (Messrs. Bartoli, Caruso, and Morgan); and

•
Messrs. Young and Salamone and senior human resources personnel attended Compensation Committee meetings and, as requested by the Compensation Committee, participated in deliberations on executive compensation (other than their own).

Consultant to our Compensation Committee
We did not engage an independent compensation consultant to conduct an executive compensation study in 2019. In 2018, and in prior years, we have relied on an independent compensation consultant to:

•	Provide the Compensation Committee with information and advice on the design, structure and level of executive and director compensation;

•	Attend Compensation Committee meetings, including executive sessions, to advise on compensation discussions;

•	Review market survey and proxy compensation data for comparative market analysis;

•	Advise the Compensation Committee on selecting an appropriate peer group;

•	Advise the Compensation Committee on external market factors and evolving compensation trends; and

•	Provide the Company assistance with regulatory compliance and changes regarding compensation matters.
The Compensation Committee intends to engage an independent compensation consultant as needed in the future to periodically assess our pay practices; however, we concluded that previous analysis provided for our review in recent prior years, including 2018, was sufficient to make prudent and thoughtful compensation decisions in 2019.
Plan Design and Risk Management
We subscribe to a “pay-for-performance” philosophy. As such:

•
Incentive Compensation Tied to Performance – Generally, our participating NEOs’ annual cash incentive compensation is “at risk,” with the value tied to the achievement of financial and other measures we consider important drivers of stockholder value. For 2019, equity incentive awards were granted in the form of time-based RSUs, which align management’s interests with our shareholders’ and provide incentives for long-term value creation.

•
Equity Incentive Compensation Subject to Forfeiture for Certain Acts — The Compensation Committee may generally terminate outstanding equity award if the recipient (1) is convicted of a misdemeanor involving fraud, dishonesty or moral turpitude or a felony, or (2) engages in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company.

•
Annual and Equity Compensation Subject to Clawbacks — Incentive compensation awards include provisions allowing us to recover excess amounts paid to individuals who knowingly engaged in a fraud resulting in a restatement.

•
Linear Incentive Compensation Payouts — The Compensation Committee established financial performance goals that were used to plot a linear payout formula for incentive compensation to avoid an over-emphasis on short-term decision making.

•	Use of Appropriate Performance Measures — Our annual incentive program was based on adjusted EBITDA to align with the way we and our investors measure the profitability.

•
Stock Ownership Guidelines — Our executive officers and directors are subject to stock ownership guidelines, which help to promote longer-term perspectives and align the interests of our executive officers and directors with those of our stockholders.

The Compensation Committee reviewed the risks and rewards associated with our compensation programs. The programs were designed with features that mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the short term and the long term. Management and the Compensation Committee do not believe any of our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.
Key 2019 Compensation Decisions
BASE SALARIES
The Compensation Committee believes that the payment of a competitive base salary is a necessary element of any compensation program. Base salary levels also affect short-term cash incentive compensation because each NEO’s target opportunity is expressed as a percentage of base salary.
In setting base salaries, the Compensation Committee considers, among other things, comparability to compensation practices and compensation data from the custom peer group described above comprised of 16 companies with whom we compete for executive talent from the engineering and construction, aerospace and defense, heavy electrical equipment and industrial machinery industries, our financial resources, our contractual obligations to our NEOs and certain third party service providers, as well as the level of experience and expertise of individuals. No particular weight is assigned to any individual item. Historically, we have targeted base salaries at median (+/- 15%) of a survey group using data furnished by our independent compensation consultant.
Other than with respect to Mr. Morgan, the Compensation Committee did not consider or approve increases to the base salaries of our NEOs in 2019. The Compensation Committee increased Mr. Morgan’s salary to $400,000 per year effective January 1, 2019, in recognition of the scope of Mr. Morgan’s responsibilities to oversee the successful completion of our renewable energy projects. Subsequently, in October 2019, the Compensation Committee increased Mr. Morgan’s salary to $475,000 in order to better retain Mr. Morgan’s services and to reflect compensation practices among competitors in our Babcock & Wilcox segment.
The following table shows the 2019 annual base salary approved by the Compensation Committee for each of the NEOs.

NAME	ANNUAL BASE SALARY AS DECEMBER 31, 2019	ANNUAL BASE SALARY AS OF DECEMBER 31, 2018	PERCENTAGE INCREASE
Louis Salamone	$475,000	$475,000	—
Henry E. Bartoli	$900,000	$900,000	—
Jimmy B. Morgan	$475,000	$360,000	31.94%
As discussed above, Mr. Young continued to receive his annual salary from B. Riley Financial, Inc., and Messrs. Mostrom and Caruso were paid their annual salaries by Alvarez & Marsal, while we paid compensation with respect to these individuals pursuant to third-party arrangements.
ANNUAL CASH INCENTIVES
The Compensation Committee believes that the payment of a competitive annual cash incentive awards is a necessary element of any compensation program, which motivates management to achieve thoughtfully determined strategic objectives, including financial performance objectives.
For 2019, we provided annual cash incentives to our NEOs in the form of an annual management incentive program for our executives, as well as an additional special performance bonus opportunity for Messrs. Young and Salamone.
Executives such as Mr. Caruso (and prior to his termination, Mr. Mostrom), who serve us as consultants through third party relationships are not generally invited to participate in the annual cash incentives provided to our employee-executives. In addition, executives who serve on our board of directors, such as Mr. Bartoli are also not considered eligible for annual cash incentives. As described below, the Compensation Committee did establish an annual cash incentive opportunity for Mr. Young, despite Mr. Young’s consultancy arrangement with us.

2019 Management Incentive Plan
For 2019, we provided participating NEOs with an annual management incentive compensation program (the “2019 MIP”) that challenged them to enhance Company performance with respect to adjusted EBITDA. In contrast to prior years, the Compensation Committee structured 100% of our incentive opportunities based on the achievement of adjusted EBITDA with no weighting to other financial performance metrics, such as free cash flow, or individual or safety performance goals.
Target Awards. Each participating NEO had a target annual incentive award based on a percentage of base salary (referred to as the “target award percentage”). The final award could range from 0% to 150% of the target based on actual performance results. The target award percentages were established by the Compensation Committee based on a review of peer group data, and taking into account each participating NEO’s experience, role and scope of duties.
Mr. Morgan was the only NEO to participate in the 2019 MIP. His target award was initially set at 75% of his then-current base salary for a total annual incentive opportunity of $300,000. Subsequently, in October 2019, the Compensation Committee increased Mr. Morgan’s target award to 100% of his then-current salary for a total annual incentive opportunity of $475,000, in order to better retain Mr. Morgan’s services and to reflect compensation practices among competitors in our Babcock & Wilcox segment.
2019 Annual Incentive Payout. As described in more detail below, based on our 2019 performance, no awards were made under the 2019 MIP.
2019 MIP Design. The Compensation Committee determined that, in order to better align our executives’ interests with those of our investors with respect to enhanced financial performance and to align our compensation regime with investor communications and internal management of our business, 100% of awards under the 2019 MIP would be based on adjusted EBITDA. No awards under the 2019 MIP would be paid out unless adjusted EBITDA was at least $40.9 million and EBITDA margin was at least 3.6%. Achievement and payouts above the adjusted EBITDA threshold would be a step progression and step payout, meaning that one has to be above each of the defined levels to receive that level of payout. Subject to attainment of threshold performance, awards for adjusted EBITDA achievement between 0% – 150% would be prorated on a straight-line basis. The 2019 MIP could also payout awards in excess of 150% of target, based on linear extrapolation, in the case of adjusted EBITDA in excess of $49.5 million.
In addition, assuming that the threshold adjusted EBITDA and EBITDA margin goals of the Company were met, executives with responsibility for particular business segments would be entitled to bonus awards based on Company-wide adjusted EBIDTA and adjusted EBITDA of the applicable business segment. In particular, Mr. Morgan’s award opportunity was weighted 25% to Company-wide adjusted EBITDA and 75% to adjusted EBITDA of the B&W segment (for which target was $71.3 million), subject to the gatekeeper metrics of threshold Company-wide adjusted EBITDA and EBITDA margin.
In determining to base all awards under the 2019 MIP on the attainment of adjusted EBITDA performance, the Compensation Committee elected to change its previous practice in 2018 of weighting an aggregate of 30% of annual cash incentive payments on the attainment of safety and individual goals, in order to better focus management’s attention on the enhancement of our financial performance, given the recent financial challenges faced by us. Notwithstanding the Compensation Committee’s focus on our financial performance, worksite safety remains a paramount internal focus and expectation of our managers. If the Compensation Committee believed that management failed to maintain safe conditions for our employees and clients, the Compensation Committee is empowered to exercise negative discretion to reduce awards under the 2019 MIP.
For purpose of the 2019 annual incentive awards, adjusted EBITDA meant our adjusted earnings before interest, taxes, depreciation and amortization. In order for these measures to reflect core operating results, the Compensation Committee determined that adjusted EBITDA be calculated according to generally accepted accounting principles but should be adjusted for the following items: (1) acquisition, disposition and divestiture costs; (2) restructuring expenses (including termination costs and advisor fees); (3) expenses associated with the spin-off; (4) pension mark-to market adjustments; (5) acquisition related amortization; (6) losses from divestitures; (7) impairments of tangible and intangible assets; (8) losses in respect of legal proceedings and dispute resolutions; (9) changes in accounting policies/standards and tax regulations; and (10) foreign exchange impacts recorded in “Other Income.” Adjusted EBITDA excludes the results of our EPC subsidiary. These adjustments allowed for changing business strategies, fostered consistency in the incentive plan, facilitated flexibility in assessing goal attainment, and promoted objective business decision making.
The Compensation Committee believes that our forecasting process produces rigorous goals that are reasonably achievable if the businesses perform as expected. As a result, the Compensation Committee set the target level of performance based on forecast. The Compensation Committee also established a threshold level of performance below which no incentive would be earned. There is no annual incentive payout if adjusted EBITDA or EBITDA margin are below the threshold level.
Revision to Performance Threshold. In August 2019, after an evaluation of updates to expected Company financial performance for the year, the Compensation Committee determined to revise the 2019 annual incentive plan by lowering the threshold performance from 95% of target to 90% of target in order to allow for greater likelihood of payouts under the plan. As revised, performance at 90% of target would result in a 25% payout. Such a revision was considered necessary to motivate our employees to generate momentum toward modest improvements to Company performance, as the general employee population had not received a bonus payout since 2016 for 2015 Company performance, and management employees had not received more than 10% of their bonus target amounts (for safety performance) since 2016 for 2015 Company performance.
The following table summarizes the financial goals that the Compensation Committee established for 2019. Performance below the threshold level for either of the financial metrics resulted in no annual incentive award being earned with respect to that metrics. Performance in excess of the high level would result in payouts in excess of 150% determined by linear extrapolation.
2019 Financial Performance Goals

PERFORMANCE LEVEL	INCENTIVE PAYOUT %(1)	ADJUSTED EBITDA (1)
Below threshold	0%	Less than $38.8 million (or EBITDA margin of 3.6%)
Revised Threshold (2)	25%	$38.8 million
Initial Threshold (2)	50%	$40.9 million
Target	100%	$43.1 million
	110%	$45.2 million
	125%	$47.4 million
High	150%	$49.5 million
	No Cap	More than $49.5 million

(1)
The payout percentage would be prorated on a straight-line basis for results between threshold and target or between target and high. There is no cap on performance, such that amounts above 150% performance would be determined by linear extrapolation.

(2)	Performance metrics were revised in August 2019 to provide for a possible payout at 90% of target or $38.8 million. Prior to such revision, threshold performance was $40.9 million in adjusted EBITDA.
In 2019, the Compensation Committee determined that it would retain negative discretion with respect to qualitative performance measures such as safety, human capital management, ethics and compliance, among others. The Compensation Committee views individual performance in such areas as being critical to achieving our business plans and long-term goals.
2019 Special Performance Bonus Opportunity
In June 2019, the Compensation Committee awarded a special performance bonus incentive be afforded to each of Messrs. Young and Salamone to motivate these executives in particular to generate momentum toward improvements our financial performance as well as to serve to retain such executive’s services at a critical moment in our Company’s activity.
Target Awards. Our Compensation Committee established 2019 cash bonus performance targets of $1,000,000 under the consulting arrangement for Mr. Young’s services and $300,000 for Mr. Salamone.
Performance Criteria. Awards to Messrs. Young and Salamone would be payable upon satisfaction performance metrics based on adjusted EBITDA, as defined above. Achievement and payouts above the adjusted EBITDA threshold, below, would be a step progression and step payout, meaning that one has to be above each of the defined levels to receive that level of payout. Subject to attainment of threshold performance, awards would range from 0% – 110% of target, based on the attainment of adjusted EBITDA targets.

PERFORMANCE LEVEL	INCENTIVE PAYOUT % (1)	ADJUSTED EBITDA (2)
Below threshold	0%	Less than $29 million
Threshold	85%	$29 million
Target	100%	$33 million
Maximum	110%	At least $40 million

(1)	All payouts for results between threshold and target and between target and maximum would be prorated on a straight-line basis.

(2)	Defined as our adjusted earnings before interest, taxes, depreciation and amortization, with such adjustments as determined in the reasonable discretion of our Compensation Committee.
In setting the above financial metrics, our Compensation Committee retained negative discretion to adjust the above payouts downward based on individual qualitative performance measures such as safety, human capital management, ethics and compliance, among others.
2019 Financial Performance Results
In early 2020, our Compensation Committee reviewed the 2019 financial performance results and determined that for 2019 annual incentive compensation purposes, our adjusted EBITDA was $33.3 million and EBITDA margin was 3.9%.
For purposes of our 2019 MIP, we did not achieve our threshold adjusted EBITDA goal, and as a result, the financial payout percentage was determined to be 0%. For purposes of the special performance bonus opportunity for Messrs. Young and Salamone, we were determined to achieve target performance and Messrs. Young and Salamone were awarded 100% of their respective awards ($1,000,000 for the B. Riley Affiliate with respect to Mr. Young’s services and $300,000 for Mr. Salamone), payable in early 2020.
ONE-TIME CASH BONUSES
In June 2019, the Compensation Committee desired to compensate each of Mr. Young and Mr. Salamone for extraordinary efforts in service to us in connection with their work:

•
to resolve the our European Vølund EPC loss projects, which involved (i) completing the turnover of two EPC projects during the first quarter of 2019, (ii) mediating disputes between a customer and subcontractors on another EPC project, and completing the turnover of the project during the first quarter of 2019, (iii) negotiating with a customer and its lending group on two additional EPC projects that settled all our remaining obligations under both projects, and (iv) negotiating a release of our remaining obligations under another project;

•
to stabilize our financing sources, including negotiation of the equitization transactions and waivers with our lenders as well as an amendment to our credit facility during the first three months of 2019, a period in which we faced significant financial and liquidity challenges; and

•	to identify and implement cost-saving measures designed to save over $100 million annually, including relocating our corporate headquarters.
In recognition of the achievements above and in a desire to retain and motivate the executives for future stewardship of the Company, our Compensation Committee granted Messrs. Young and Salamone one-time cash bonuses in the amount of $2,000,000 and $750,000, respectively.
These awards were payable in July 2019, provided that such payments could be delayed to the extent necessary in light of our liquidity as assessed by the board of directors, with respect to Mr. Young, and as assessed by Mr. Young, with respect to Mr. Salamone. These bonuses were accrued as expense during the second quarter of 2019. The awards provide that payment of these bonuses may be delayed until such date or dates in the future as our liquidity position has sufficiently improved to permit such payments (or portions thereof) to be made. This determination is to be made by our Board of Directors in the case of the consulting arrangement for Mr. Young's services and by Mr. Young in the case of Mr. Salamone. In 2019, we paid Mr. Young $800,000 of his $2,000,000 bonus and paid Mr. Salamone $360,000 of his $750,000 bonus.
EQUITY INCENTIVE AWARDS
The Compensation Committee believes that equity compensation is to attract and retain qualified personnel by offering an equity-based program that is competitive with our peer companies and that is designed to encourage each of our NEOs, as well as our broader employee base, to balance short-term Company goals with long-term performance and to foster executive retention.
In 2019, we provided equity incentive compensation awards to our NEOs entirely in the form of time-based RSUs granted under our Amended and Restated 2015 Long-Term Incentive Plan (the “2015 LTIP”). The decision by the Compensation Committee to grant restricted stock units rather than stock options was based on the belief that full value awards align the executives with the interests of stockholders and provide a retention benefit to us. In determining to grant time-based RSUs to our executives, the Compensation Committee took into account the need to maintain meaningful long-term incentives to our executives and employees in light of the fact that previously issued performance stock units granted in 2016 had not paid out and our outstanding stock options and SARs were underwater, and therefore had limited incentive and retention value. Because the time-based RSUs granted in 2019 to Messrs. Young, Salamone and Bartoli were designed to provide incentive and retention value previously intended by the executives’ SARs granted in 2018, the RSUs granted to these executives would have vesting dates aligned with the previously granted SAR awards. For all other executives, the time-based RSU awards granted in 2019 would vest ratably over three years.
RSUs granted to Messrs. Young and Salamone are scheduled vest January 2, 2021 and the RSUs granted to Mr. Bartoli vested November 19, 2019, in each case to align with the vesting dates of the executive’s previously issued SARs, and RSUs granted to Mr. Morgan in 2019 vest ratably in three annual installments beginning on August 13, 2020, in each case, subject to continued employment through such date. The 2019 time-based RSU awards were generally granted by the Compensation Committee effective August 15, 2019.
The aggregate value of the awards granted in 2019 was generally based on the Compensation Committee’s review of equity incentive compensation award opportunities based on peer group data described above, and took into account each participating NEO’s experience, role and scope of duties, in order to provide competitive equity incentive opportunities. We generally targeted equity incentives for participating NEOs at median (+/- 15%) of market. Use of equity-based awards, together with our meaningful stock ownership requirements, was intended to align the interests of participating NEOs with the interests of our stockholders, which is another important objective of our executive compensation program.
The following table summarizes the aggregate target 2019 equity incentive awards for each participating NEO:
2019 Long-Term Incentive Awards

NAME	RESTRICTED STOCK UNITS	NOMINAL VALUE OF GRANT (1)
Kenneth M. Young	600,000	$2,226,000
Louis Salamone	200,000	$742,000
Henry E. Bartoli	100,000	$185,500
Jimmy B. Morgan	150,000	$556,500

(1)
The value of the target equity incentive awards represents the nominal value used to determine the number of RSUs granted, taking into account the vesting schedule of the awards, rather than the grant date fair value computed for financial reporting purposes. See the “2019 Grants of Plan-Based Awards” table for more information regarding the stock awards.

Executives such as Mr. Caruso (and prior to his termination, Mr. Mostrom), who serve us as consultants through third party relationships are not generally eligible annual equity incentive awards from us. As described below, the Compensation Committee did grant RSUs to Mr. Young, despite Mr. Young’s consultancy arrangement with us, in order to better retain his services and align his interests with those of our shareholders. Such RSUs were granted to Mr. Young directly and not the B. Riley Affiliate, in order to provide an incentive directly to Mr. Young.

2019 Long-Term Incentive Performance Update
Our 2018 and 2019 financial results (as applicable) will make it difficult to achieve a threshold level of performance for our 2017 long-term incentive awards when performance is measured at the end of each three-year performance cycle, which is a further reflection of our strong pay-for-performance philosophy.
In April, 2019, the Compensation Committee certified the attainment of the performance objectives with respect to performance-based RSUs granted to certain of our NEOs in 2017 (“2017 PSUs”). From 0% to 200% of the target levels of the 2017 PSU awards could have been earned based on achievement with respect to cumulative adjusted diluted earnings per share (“Cumulative EPS”), average annual return on invested capital (“ROIC”), and relative total shareholder return (“RTSR”) performance for the period beginning on January 1, 2017 and ending on December 31, 2019 (the “2019-2019 Performance Period”).
For purposes of the 2017 PSUs:

•	Cumulative EPS was the net income attributable to our common stock over the 2016-2018 Performance Period divided by our weighted average diluted shares outstanding for that period;

•
ROIC was a ratio of our net operating profit after tax (“NOPAT”) in relation to our invested capital, with NOPAT defined as operating income less tax expense, and “invested capital” defined as our total debt (short- and long-term) plus total stockholders’ equity; and

•
RTSR was a measure comparing our total shareholder return over the 2016-2018 Performance Period to that of the companies in the custom peer group described in our 2017 proxy statement. For this purpose, “total shareholder return” was [(a) – (b) + (c)]/b, where (a) is the Stock Price (as defined below) on the last business day of the 2016-2018 Performance Period, (b) is the Stock Price on the first business day of the 2016-2018 Performance Period and (c) is dividends paid and reinvested during the 2016-2018 Performance Period. The term “Stock Price” means the average daily closing price of a share of common stock of the applicable company during the preceding 30 calendar days.

In order for Cumulative EPS and ROIC to reflect core operating results, the Compensation Committee determined that the measures should be adjusted for the following items: (1) acquisition, disposition and divestiture costs; (2) restructuring expenses (including termination costs and advisor fees); (3) expenses associated with the spin-off; (4) pension mark-to market adjustments; (5) acquisition related amortization; (6) losses from divestitures; (7) impairments of tangible and intangible assets; (8) losses in respect of legal proceedings and dispute resolutions; and (9) changes in accounting policies/standards and tax regulations. These adjustments allowed for changing business strategies, fostered consistency in the long-term incentive program, facilitated flexibility in assessing goal attainment, and promoted objective business decision making.
Each participating NEO earned 0% of the target 2017 PSU award, as reflected in the table below:

METRIC	THRESHOLD		TARGET	MAX	ACTUAL	WEIGHTING	RESULT
Cumulative EPS (60%)	Goal	$2.19	$2.73	$3.05	(17.67)
	Payout %	50%	100%	200%		60/100	0%
ROIC (20%)	Goal	6.2%	6.7%	7.5%	(46)%
	Payout %	50%	100%	200%		20/100	0%
RTSR (20%)	Goal	25Th percentile	50th percentile	≥75th percentile	< 25Th percentile
	Payout %	50%	100%	200%		20/100	0%
					Total Payout %		0%
As a result, no payouts were earned with respect to the 2017 PSUs. Among the NEOs, only Mr. Morgan held 2017 PSUs, as each of the other NEOs commenced service to the Company after the applicable grant date.

OTHER OUTSTANDING LONG-TERM PERFORMANCE AND RETENTION AWARDS
In 2016, the Compensation Committee approved a special, cash-settled award to Mr. Morgan of up to $300,000. This award was granted primarily as a retention tool, in light of Mr. Morgan’s critical role in successfully completing our renewable energy projects. The award to Mr. Morgan provided for the payment of up to $100,000 in each of May 2017, May 2018 and May 2019 depending on our performance on these projects. The performance goals for 2019 were as follows: complete the renewable energy projects within the revised budgets; negotiate settlements with customers as necessary; develop a new business model for B&W Vølund and restructure that organization to accommodate the new model; and develop a structure to deliver future renewable energy projects in a profitable manner. Our CEO evaluated Mr. Morgan’s performance relative to these goals to determine that a payment of $82,000 be made pursuant to this award in May 2019.
Other Compensation Practices and Policies
BENEFITS
To the extent they participate, NEOs participate in our tax-qualified 401(k) plan and various health and welfare plans on the same basis as other eligible employees of the Company. The 401(k) plan includes employer matching contributions of up to 4% of eligible compensation for participants who are not eligible for a defined benefit pension plan.
Participating NEOs are also involved in two non-qualified defined contribution retirement plans, referred to as the “Restoration Plan” and the “Supplemental Executive Retirement Plan” (or “SERP”). Both plans permit our participating NEOs to choose to defer eligible compensation above the limited amounts permitted under the 401(k) plan. The Restoration Plan also provides for an employer match on the same basis as under the 401(k) plan but without regard to certain limits that otherwise apply to the 401(k) plan under U.S. Internal Revenue Code rules. The SERP also provides for an additional discretionary employer contribution for eligible employees. In recent years, this discretionary contribution has equaled 5% of prior year salary and bonus, but the Compensation Committee determined not to approve a Company SERP contribution for 2019. The Compensation Committee believes that the opportunities to defer compensation and receive employer contributions under both the Restoration Plan and the SERP reflect competitive market practices and provide our participating NEOs with reasonable retirement benefit opportunities given their compensation. Neither the Restoration Plan nor the SERP provides for above-market earnings on any deferred amounts. In November 2019, the Compensation Committee elected to freeze all employee deferrals and Company contributions to the SERP and the Restoration Plan with respect to compensation earned for services beginning on or after January 1, 2020. See “2019 Non-qualified Deferred Compensation” for additional information about these plans.
Participating NEOs also receive limited perquisites for items such as financial planning, an annual executive physical and annual airline club memberships. The Compensation Committee views these benefits as customary arrangements and a standard part of a competitive total compensation package.
SEVERANCE AND CHANGE IN CONTROL PROTECTION
Participating NEOs are eligible to receive certain severance benefits in case of an involuntary termination without “cause,” including a termination for “good reason.” Different provisions apply for an involuntary termination that occurs before or following a change in control of the Company. Severance benefits for a termination occurring before a change in control would generally have been provided for the participating NEOs in accordance with our Executive Severance Plan. With the exception of Messrs. Young, Salamone, Mostrom and Caruso, all of our NEOs participate in the Executive Severance Plan. Severance benefits for an involuntary termination during a two-year protected period following a change in control are provided under a separate change in control agreement with each participating NEO. With the exception of Messrs. Young, Salamone, Mostrom and Caruso, all of our NEOs are party to a change in control agreement. These agreements require both a change in control and a “Covered Termination” (in other words, a double trigger) for any payments thereunder. The Compensation Committee believes the amounts of severance payable are reasonable in both amount and type. The change in control agreements do not provide for any tax gross-ups. The change in control agreements with each participating NEO include covenants regarding protection of confidential information, non-solicitation of employees and customers and non-competition as a condition to the severance benefits. Our equity grant agreements also provide for double-trigger vesting upon a change in control.
The Executive Severance Plan also provides for (1) us to pay the employer share of the “applicable premium” for continuation coverage under COBRA for a period of three months rather than a lump sum payment for nine months of coverage, and (2) continuation coverage under COBRA of 18 months rather than 24 months following termination of employment. The benefits under the Executive Severance Plan are further described below under “Potential Payments Upon Termination or Change in Control.”
The Compensation Committee believes that these arrangements serve a number of important purposes for our stockholders. They help us attract and retain top quality executives and represent standard arrangements at most public companies as part of a competitive total compensation package. The change in control agreements also better allow executives to objectively evaluate potential transactions.
STOCK OWNERSHIP REQUIREMENTS
We maintain stock ownership guidelines for our employee NEOs. These guidelines establish minimum stock ownership levels of two to five times annual base salary for executives. The ownership multiples applicable to our continuing NEOs are:

•	CEO – Five times base salary; and

•	Other NEOs – Three times base salary.
Continuing employee NEOs have five years to achieve their respective minimum ownership levels. The Governance Committee annually reviews the compliance with these guidelines and has discretion to waive or modify the stock ownership guidelines. All continuing employee NEOs are currently in compliance with our stock ownership guidelines. Continuing NEOs are expected to hold 100% of the net shares issued to them under our equity incentive program, and should not sell or otherwise dispose of any other shares of our common stock unless they have met their respective guideline. Executives such as Messrs. Young and Caruso (and prior to his termination, Mr. Mostrom), who serve us as consultants through third party relationships are not required to comply with our stock ownership guidelines.
NO HEDGING OR PLEDGING TRANSACTIONS
We maintain a policy that prohibits all directors, officers and employees from trading in puts, calls or other options on our common stock or otherwise engaging in hedging transactions that are designed to hedge or offset any decrease in the market value of our common stock. The directors, officers and employees are also prohibited from pledging our securities and engaging in short sales of our securities.
COMPENSATION RECOVERY (CLAWBACK) POLICY
All annual and equity incentive compensation awards generally include provisions allowing us to recover excess amounts paid to individuals who knowingly engaged in a fraud resulting in a restatement.
TIMING OF EQUITY AWARD APPROVALS
To avoid timing stock awards ahead of the release of material nonpublic information, the Compensation Committee generally approves the annual stock option and other stock awards effective as of the third day following the filing of our annual report on Form 10-K or quarterly report on Form 10-Q with the SEC.
TAX CONSIDERATIONS
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a federal tax deduction by the Company for compensation paid to certain executive officers (and, beginning in 2018, certain former executive officers) in excess of $1 million. Historically, compensation that qualifies as “performance-based compensation” under Section 162(m) could be excluded from this $1 million limit, but this exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available.
Compensation decisions for our NEOs prior to 2018 were generally made after consideration of the Section 162(m) implications, but the Compensation Committee retained discretion to make compensation decisions in light of a variety of considerations. Based on the repeal described above and the operation of Section 162(m), compensation granted by the Compensation Committee may not qualify as “performance-based compensation” under certain circumstances. The Compensation Committee retains the flexibility to award compensation that is consistent with our objectives and philosophy even if it does not qualify for a tax deduction. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes, and it is possible that awards intended to qualify as “performance-based compensation” may not so qualify. Moreover, even if the Compensation Committee intended to grant compensation that qualifies as “performance-based compensation” for purposes of Section 162(m), we cannot guarantee that such compensation will so qualify or ultimately is or will be deductible.
COMPENSATION COMMITTEE REPORT
The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC or be subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.
We have reviewed and discussed the Compensation Discussion and Analysis with our management and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2019.
THE COMPENSATION COMMITTEE
Matthew E. Avril
Alan B. Howe
Kenneth M. Siegel

COMPENSATION OF NAMED EXECUTIVE OFFICERS
The following table summarizes (as applicable) the compensation of each person who served as our Chief Executive Officer (“CEO”) during 2019, each person who served as our Chief Financial Officer (“CFOs”) during 2019 and the three highest-paid executive officers other than the CEOs and CFOs who were still serving as executive officers as of December 31, 2019. We refer to these persons as our Named Executive Officers or NEOs.
2019 Summary Compensation Table

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)(2)	STOCK AWARDS ($)(3)	OPTION AWARDS ($)(4)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(5)	ALL OTHER COMPENSATION (6)	TOTAL ($)
Kenneth M. Young Chief Executive Officer	2019	$750,000	$2,000,000	$2,226,000	$—	$1,000,000	$—	$5,976,000
	2018	$88,356	$—	$—	$1,536,405	$—	$—	$1,624,761
Louis Salamone Jr. Chief Financial Officer	2019	$475,000	$750,000	$742,000	$—	$300,000	$9,500	$2,276,500
Joel K. Mostrom Former Chief Financial Officer	2019	$163,000	$—	$—	$—	$—	$—	$163,000
	2018	$910,000	$—	$—	$—	$—	$—	$910,000
Henry E. Bartoli Chief Strategy Officer	2019	$900,000	$—	$185,500	$—	$—	$9,254	$1,094,754
Robert M. Caruso Chief Implementation Officer	2019	$1,389,040	$—	$—	$—	$—	$—	$1,389,040
Jimmy B. Morgan Senior Vice President, Babcock & Wilcox	2019	$415,625	$82,000	$659,750	$—	$21,075	$10,311	$1,188,761
	2018	$351,250	$82,500	$—	$69,549	$19,500	$13,865	$536,664

(1)
With respect to each of Messrs. Young, Mostrom and Caruso, represents consultant fees paid to third party providers, with respect to such executive’s salary. Mr. Young serves as CEO pursuant to a consulting agreement with the B. Riley Affiliate. Mr. Caruso serves as Chief Implementation Officer pursuant to a Consulting Agreement with Alvarez & Marshall. Prior to his termination on February 1, 2019, Mr. Mostrom served as CFO pursuant to a consulting agreement with Alvarez & Marshal. See “Compensation Discussion and Analysis — Third Party Compensation Arrangements.” The Company maintains other consulting engagements with Alvarez & Marshall unrelated to the compensation of Messrs. Caruso and Mostrom.

(2)
With respect to each of Messrs. Young and Salamone, represents one-time bonus payments in respect to extraordinary efforts in 2019. These awards were payable in July 2019, provided that such payments could be delayed to the extent necessary in light of the Company’s liquidity as assessed by the board of directors, with respect to Mr. Young, and as assessed by Mr. Young, with respect to Mr. Salamone. These bonuses were accrued as expense during the second quarter of 2019. The awards provide that payment of these bonuses may be delayed until such date or dates in the future as our liquidity position has sufficiently improved to permit such payments (or portions thereof) to be made. This determination is to be made by our Board of Directors in the case of the consulting arrangement for Mr. Young's services and by Mr. Young in the case of Mr. Salamone. In 2019, the Company paid Mr. Young $800,000 of his $2,000,000 bonus and paid Mr. Salamone $360,000 of his $750,000 bonus. See “Compensation Discussion and Analysis — Special One-Time Cash Bonus.” With respect to Mr. Morgan, represents the payouts under the special cash retention bonus granted in 2017, which vested ratably over three years. See “Compensation Discussion and Analysis — Other Outstanding Long-Term Performance and Retention Awards.”

(3)
Represents the aggregate grant date fair value of time-based RSUs computed in accordance with FASB ASC Topic 718. With respect to Messrs. Young and Salamone and Bartoli, time-based RSUs are scheduled to vest January 2, 2021. With respect to Mr. Bartoli, time-based RSUs vested November 19, 2019. With respect to Mr. Morgan, time-based RSUs vest ratably in three annual installments beginning on August 13, 2020. All such future vesting events are subject to continued employment through the date of vesting. For additional information, see Note 21 to our audited financial statements for the fiscal year ended December 31, 2019, included in our annual report on Form 10-K for the year ended December 31, 2019 10-K and “— Long-Term Incentive Compensation.”

(4)
With respect to Mr. Young, represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of the SAR award granted to the B. Riley Affiliate during 2018. With respect to Mr. Morgan, represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of the stock option awards granted to Mr. Morgan during 2018.

(5)
With respect to Messrs. Young and Salamone, represents amounts earned with respect to the special bonus opportunity awarded to such executives. See “Compensation Discussion & Analysis –2019 Special Performance Bonus Opportunity.” With respect to Mr. Morgan, represents payouts during 2018 and 2019 for the achievement of safety performance goals under the 2017 and 2018 executive incentive compensation programs, respectively.

(6)	The amounts reported for 2019 in the “All Other Compensation” column are attributable to the following:

	401(k) Plan Contributions(a)	Perquisites(b)	Total All Other Compensation
Mr. Young	—	—	—
Mr. Salamone	$9,500	—	$9,500
Mr. Mostrom	—	—	—
Mr. Bartoli	$5,563	$3,691	$9,254
Mr. Caruso	—	—	—
Mr. Morgan	$7,667	$2,644	$10,311

(a)
The amounts reported in this column represent the total amount of matching and service-based contributions made to each participating NEO under the Company’s 401(k) plan. Under the Company’s 401(k) plan, the Company will match 50% of the first 8% of an employee’s contributions to the plan.

(b)
Perquisites and other personal benefits received by a participating NEO have been included even through their aggregate value does not exceed $10,000. The values of the perquisites and other personal benefits reported for Messrs. Bartoli and Morgan represent the expense associated with executive annual physical exams.

2019 Grants of Plan-Based Awards
The following table provides additional information on stock awards and option awards, plus non-equity incentive plan awards, made to our participating NEOs by us during the year ended December 31, 2019. With respect to stock awards and option awards, the amounts of such awards in this table and the tables that follow reflect adjustments to such awards that were approved by the Compensation Committee, as described below.

NAME	GRANT DATE	COMMITTEE ACTION DATE	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(2)	EXERCISE OR BASE PRICE OF OPTION AWARDS($/S)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(3)
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)
Mr. Young	—	—	$637,500	$750,000	N/A	—	—	—
	8/13/2019	8/5/2019	—	—	—	600,000	—	$2,226,000
Mr. Salamone	—	—	$403,750	$475,000	N/A	—	—	—
	8/13/2019	8/5/2019	—	—	—	200,000	—	$742,000
Mr. Mostrom	—	—	—	—	—	—	—	—
Mr. Bartoli	—	—	—	—	—	—	—	—
	8/13/2019	8/5/2019	—	—	—	50,000	—	$185,500
Mr. Caruso	—	—	—	—	—	—	—	—
Mr. Morgan	—	—	$118,750	$475,000	N/A	—	—	—
	8/13/2019	8/5/2019	—	—	—	150,000	—	$556,500
	10/8/2019	2/19/2018	—	—	—	25,000	$4.13	$103,250

(1)
These columns reflect the threshold and target annual cash incentive opportunities under the special performance bonus opportunity for Messrs. Young and Salamone and under the 2019 MIP for Mr. Morgan. At the time of the filing of this proxy statement, the actual results of our special performance bonus opportunity and 2019 MIP were certified, and our NEOs received the amounts set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Payments under both such programs were based on the Company’s adjusted EBITDA with respect to 2019 (and with respect to Mr. Morgan, the Company’s adjusted EBITDA and the adjusted EBITDA of the B&W segment).

The amounts reflected in the “target” column under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” represent the value of the payout opportunity at target financial performance levels. This amount was calculated by multiplying the participating NEO’s target percentage by the amount of base salary earned by each participating NEO for 2019. The 2019 MIP does not provide for a “maximum” potential award payout. Instead, performance in excess of “high” performance, consisting of attaining adjusted EBITDA in excess of $49.5 million, would qualify for awards in excess of 150% of target by applying linear extrapolation. The amounts shown in the “threshold” column represent the minimum payout opportunity.

All threshold, target and maximum amounts reported in the table above assume that the Compensation Committee does not exercise discretion with respect to the annual incentive compensation award ultimately paid. See “Compensation Discussion and Analysis — Key 2019 Compensation Decisions” for more information about the annual incentive awards and performance goals for 2019.

(2)
This column represents the number of time-based RSUs granted in 2019. With respect to Messrs. Young and Salamone, time-based RSUs are scheduled to vest January 2, 2021. With respect to Mr. Bartoli, time-based RSUs vested on November 19, 2019. With respect to Mr. Morgan, time-based RSUs vest ratably in three annual installments beginning on August 13, 2020. All such future vesting events are subject to continued employment through the date of vesting. For additional information, see Note 21 to our audited financial statements for the fiscal year ended December 31, 2019, included in our 2019 10-K. See “—Long-Term Incentive Compensation” for more information about the awards granted in fiscal year 2019.

(3)	This column represents the aggregate grant date fair value of equity awards granted in 2019, calculated in accordance with FASB ASC Topic 718.
Narrative Disclosure Relating to the “2019 Summary Compensation Table” and the “2019 Grants of Plan-Based Awards” Table
For more information regarding the change in control severance agreements with the participating NEOs, refer to “Potential Payments Upon Termination or Change in Control” below.  For information regarding the amount of salary and bonus compensation in proportion to total compensation, see “2019 Compensation Mix” above.
Outstanding Equity Awards at 2019 Fiscal Year-End
The following “Outstanding Equity Awards at 2019 Fiscal Year-End” table summarizes the equity awards with respect to shares of our common stock that were held by our NEOs and outstanding as of December 31, 2019.

NAME	GRANT DATE	OPTION AWARDS				STOCK AWARDS
		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(1)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(1)
Mr. Young
SARs	12/18/2018	—	843,500 (2)	$20.00	12/18/2028	—	—	—	—
RSU	8/13/2019	—	—	—	—	600,000(3)	$2,184,000	—	—
Mr. Salamone
SARs	12/18/2018	—	168,700(2)	$20.00	12/18/2028	—	—	—	—
RSU	8/13/2019	—	—	—	—	200,000(3)	$728,000	—	—
Mr. Mostrom	—	—	—	—	—	—	—	—	—
Mr. Bartoli
Stock Options	6/13/2018	3,639	—	$41.70	6/13/2028	—	—	—	—
Mr. Caruso	—	—	—	—	—	—	—	—	—
Mr. Morgan
Stock Options	3/1/2016	1,239	—	$137.60	3/1/2026	—	—	—	—
Stock Options	3/6/2018	5,995	—	$41.70	3/6/2028	—	—	—	—
RSU	3/3/2017	—	—	—	—	624(4)	$2,271	—	—
RSU	8/14/2017	—	—	—	—	5,073(5)	$18,466	—	—
RSU	8/13/2019	—	—	—	—	150,000(6)	$546,000	—	—
RSU	10/8/2019	—	—	—	—	25,000(7)	$91,000	—	—
PSU	3/3/2017	—	—	—	—	—	—	2,791(8)	$10,159

(1)	Based on the closing market price of our common stock on December 31, 2019 of $3.64, as reported on the New York Stock Exchange.

(2)	These awards of SARs are scheduled to vest on November 18, 2020.

(3)	These time-based RSUs are scheduled to vest on November 19, 2020.

(4)	These time-based RSUs are scheduled to vest on March 3, 2020.

(5)	These time-based RSUs are scheduled to vest on August 14, 2020.

(6)	These time-based RSUs are scheduled to vest in ratable installments on August 13, 2020, 2021 and 2022.

(7)	These time-based RSUs are scheduled to vest on October 8, 2021.

(8)
These performance-based stock units (“PSUs”) represent the right to receive a share of the Company’s common stock for each PSU that vests. The number of PSUs that vest depends upon the attainment of specified performance goals over a period beginning on January 1, 2017 and ending on December 31, 2019. The number of PSUs reported is based on achieving threshold performance levels. Following the end of the performance period, the PSUs were forfeited and cancelled due to the failure of the Company to achieve threshold performance.

In accordance with the terms of the 2015 LTIP, the Compensation Committee approved equitable adjustments to outstanding SARs in connection with the one-for-ten reverse stock split which became effective on July 24, 2019.
Such adjusted awards are subject to substantially the same vesting requirements and dates and other terms and conditions as the original awards to which they relate. The Compensation Committee also approved adjustments to the number of shares of the Company’s common stock available for awards under the 2015 LTIP and certain other award limits under the 2015 LTIP to reflect the impact of the rights offering and related transactions.
2019 Option Exercises and Stock Vested
The following “2019 Option Exercises and Stock Vested” table provides additional information about the value realized by our NEOs on exercises of option awards and vesting of stock awards with respect to our common stock during the year ended December 31, 2019.

NAME	OPTION AWARDS		STOCK AWARDS
	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)(1)	VALUE REALIZED ON VESTING ($)
Mr. Young	—	—	—	—
Mr. Salamone	—	—	—	—
Mr. Mostrom	—	—	—	—
Mr. Bartoli	—	—	50,000	205,000
Mr. Caruso	—	—	—	—
Mr. Morgan	—	—	5,803	22,087

(1)
For each NEO, the amounts reported in the number of shares acquired on vesting column in the table above represent the aggregate number of shares of common stock acquired by the NEO in connection with RSUs under the 2015 LTIP that vested in 2019. The amounts reported in the value realized on vesting column were calculated by multiplying the number of shares acquired on the date of vesting by the closing price of our common stock on the date of vesting. The number of shares acquired in connection with the vesting of RSUs includes shares withheld by us in the amounts and for the NEOs reported below to satisfy the minimum statutory withholding tax due on vesting.

2019 Non-qualified Deferred Compensation
The following “2019 Non-qualified Deferred Compensation” table summarizes our NEOs’ compensation under the non-qualified defined contribution plans. None of the NEOs other than Mr. Morgan participated in either the Company’s Restoration Plan or SERP.

NAME	PLAN NAME	EXECUTIVE CONTRIBUTIONS IN 2019 ($)	REGISTRANT CONTRIBUTIONS IN 2019 ($)	AGGREGATE EARNINGS IN 2019 ($)(1)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT 12/31/19 ($)(1)
Mr. Morgan	Restoration Plan	—	—	$275.24	—	$1,872.65
	SERP	—	—	—	—	—

(1)
See the narrative disclosure that follows for information regarding the extent to which amounts reported in the contributions and earnings columns are reported as 2019 compensation in the “2019 Summary Compensation

Table” and amounts reported in the “Aggregate Balance at 12/31/19” column previously were reported as compensation in our Summary Compensation Tables for previous years.
SERP
The Company’s SERP is an unfunded, non-qualified defined contribution plan through which the Company provides annual contributions to a participant’s notional account, which is referred to as a participant’s company account. Participants include officers selected by the Compensation Committee. Benefits under the SERP are based on the participating officer’s vested percentage in his or her notional account balance at the time of distribution. An officer generally vests in his or her company SERP account 20% for each year of participation in their respective company account, subject to accelerated vesting for death, disability, termination by the Company without cause or retirement, or on a change in control.
For 2019, participants could elect to defer the payment of certain compensation earned from the Company (as described below) under the SERP. Any amounts deferred by a participant are maintained in a notional account separate from the account into which the Company makes annual contributions. This separate account is referred to as a participant’s deferral account. Participants are 100% vested in their deferral accounts at all times.
No NEOs elected to make any deferrals under the SERP in 2019. In November 2019, the Compensation Committee elected to freeze all employee deferrals and Company contributions to the SERP with respect to compensation earned for services beginning on or after January 1, 2020.
RESTORATION PLAN
The Company’s Restoration Plan is an unfunded, non-qualified defined contribution plan through which the Company provides annual contributions to each participant’s notional accounts, which are referred to as a participant’s company matching account and company service-based account. Participants include the participating NEOs whose base salary exceeds certain compensation limits imposed by the Code. Benefits under the Restoration Plan are based on a participant’s vested percentage in his or her notional account balance at the time of distribution. Each participant generally vests 100% in his or her company matching account and company service-based account upon completing three years of service with the Company, subject to accelerated vesting for death, disability, termination by the Company without cause or retirement, or on a change in control. Effective July 1, 2018, the Company discontinued any further service-based contributions to the Restoration Plan.
Participants may elect to defer the payment of certain compensation earned from the Company or its subsidiaries (as described below) that is in excess of limits imposed by the Code under the Company’s Restoration Plan. Participants are 100% vested in their deferral accounts at all times.
No NEOs elected to make any deferrals under the Restoration Plan in 2019. In November 2019, the Compensation Committee elected to freeze all employee deferrals and Company contributions to the Restoration Plan with respect to compensation earned for services beginning on or after January 1, 2020.
EXECUTIVE CONTRIBUTIONS IN 2019
Under the SERP, an officer selected by the Compensation Committee may elect to defer up to 50% of his or her annual salary and/or up to 100% of any bonus earned in any plan year and a member of the Board may elect to defer up to 100% of his or her retainers and fees earned in any plan year. Although participants were permitted to contribute all or a portion of their 2019 MIP bonuses to their SERP accounts, the amounts reported in this table as “Executive Contributions in 2019” do not include any contributions of any 2019 MIP awards. Amounts reported in this column for each NEO are reported as “Salary” for each NEO in the “2019 Summary Compensation Table” above.
The Company’s Restoration Plan allows participants to defer a percentage of their base salary in excess of the Code's Section 401(a)(17) compensation limit, and receive company matching contributions with respect to those deferrals.
COMPANY CONTRIBUTIONS IN 2019
The Company makes annual notional contributions to participating NEOs’ SERP company accounts equal to a percentage of the NEO’s prior-year compensation, as determined by the Compensation Committee. Under the terms of the SERP, the contribution percentage may not be the same for all participants. Additionally, the Compensation Committee may approve a discretionary contribution to a participant’s account at any time. In light of the Company’s recent financial performance, the Compensation Committee determined not to make any contributions to the SERP on behalf of the participating NEOs for 2019.
Under the Company’s Restoration Plan, the Company makes notional matching and service-based contributions to each eligible participant’s Company matching account and service-based account, respectively. Any Restoration Plan participants who have elected to make deferral contributions under the Restoration Plan are credited with a Company matching contribution equal to 50% of the first 8% of their deferral contribution. Prior to June 30, 2018, for each participant in the Restoration Plan who was not eligible to participate in the Company’s pension plans, the Company also made a cash service-based contribution to the participant’s company service-based account. The amount of this service-based contribution was based on a percentage of the participant’s eligible compensation in excess of the Code limit and ranged between 3% and 8%, depending on the participant’s years of service. This service-based contribution was made regardless of whether the participant elected to make deferral contributions under the Company’s Restoration Plan. Beginning July 1, 2018, the Company did not make any additional service-based contributions to the Restoration Plan. All 2019 Company contributions are included in the “2019 Summary Compensation Table” as “All Other Compensation.”
AGGREGATE EARNINGS IN 2019
The amounts reported in this column for the SERP and Restoration Plan represent hypothetical amounts of earnings or losses and dividends credited during 2019 on all accounts for each NEO under the Company’s SERP and Restoration Plan. Under these plans, each participant elects to have his or her notional accounts hypothetically invested in one or more of the investment funds designated by the Compensation Committee. Each participant’s notional accounts are credited and debited to reflect gains and losses on the hypothetical investments. These gains and losses are not reported as compensation in the “2019 Summary Compensation Table.”
AGGREGATE BALANCE AT DECEMBER 31, 2019
The aggregate balance of a participating officer’s notional SERP account consists of contributions made by the Company to the officer’s Company account, deferrals by the officer to his or her deferral account and hypothetical credited gains or losses on those accounts. The aggregate balance of a participating officer’s notional Restoration Plan account consists of contributions made by the Company to the officer’s Company matching account and company service-based account, deferrals by the officer to his or her deferral account, and hypothetical gains or losses on those accounts. The balances shown represent the accumulated account values (including gains and losses) for each NEO as of December 31, 2019. Each of the participating NEOs was 100% vested in their SERP balances as shown above. Each of the participating NEOs is 100% vested in their Restoration Plan balance as shown above. Portions of the amounts in this column were reported as compensation in our Summary Compensation Tables for previous years.
DEFERRED RESTRICTED STOCK UNITS UNDER LTIP
Under the terms of the 2015 LTIP, the Compensation Committee has the discretion to permit selected participants to defer all or a portion of their stock awards. These deferred RSUs will be paid by the Company in the form of Company common stock. All of the amounts reported for the 2015 LTIP in the “Aggregate Balance at 12/31/19” column were reported as compensation to the NEO in the “2019 Summary Compensation Table” or in Summary Compensation Tables for previous years.
Potential Payments Upon Termination or Change In Control
The following table shows potential payments to our NEOs under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios under which a payment would be due in the event of a change in control or termination of employment of our NEOs, assuming a December 31, 2019 termination date. Where applicable, the amounts listed below use the closing price of the Company’s common stock of $3.64 (as reported on the NYSE) as of December 31, 2019. These tables do not reflect amounts that would be payable to the NEOs pursuant to benefits or awards that are already vested.
Except as otherwise indicated, amounts reported in the below tables for SARs, time-based RSUs and PSUs represent the value of unvested and accelerated shares or units, as applicable, calculated by:

•
for SARs: multiplying the number of accelerated stock options or SARs by the difference between the exercise price or base price and $3.64 (the closing price of the Company’s common stock on December 31, 2019); and

•	for RSUs and PSUs: multiplying the number of accelerated units by $3.64 (the closing price of the Company’s common stock on December 31, 2019).
For NEOs who actually departed from the Company during 2019, we have provided information regarding the actual compensation and benefits that they accrued based on such departures at the end of this “Potential Payments Upon Termination or Change In Control” section.

NAME	TERMINATION SCENARIO	CASH ($)	ACCELERATED VESTING OF EQUITY AWARDS ($)	HEALTH AND WELFARE BENEFITS ($)	OUTPLACEMENT SERVICES	TOTAL ($)
Mr. Young	Termination Without Cause/For Good Reason	—	—	—		—
	Change in Control	—	2,070,000	—		2,070,000
	Death/Disability	—	2,070,000	—		2,070,000

Mr. Salamone	Termination Without Cause/For Good Reason	475,000	—	—		475,000
	Change in Control	475,000	690,000	—		1,165,000
	Death/Disability	—	690,000	—		690,000

Mr. Bartoli	Termination Without Cause/For Good Reason	777,500	—	—		777,500
	Change in Control	777,500	—	—		777,500
	Death/Disability	—	—	—		—

Mr. Caruso	Termination Without Cause/For Good Reason	—	—	—		—
	Change in Control	—	—	—		—
	Death/Disability	—	—	—		—

Mr. Morgan	Termination Without Cause/For Good Reason	475,000	15,452	4,901	12,000	507,353
	Change in Control	2,375,000	667,896	77,216	12,000	3,132,112
	Death/Disability	475,000	667,896	4,901		1,147,797
THIRD-PARTY COMPENSATION ARRANGEMENTS – Messrs. Young and Caruso
As noted above, the services of Mr. Young are provided pursuant to a consulting arrangement with the B. Riley Affiliate and the services of Mr. Caruso are provided pursuant to a consulting arrangement with Alzarez & Marshall. Neither consulting arrangement provides for any severance or benefits upon a cessation of services.
In addition to his respective consulting arrangement, Mr. Young may be eligible for acceleration of any SARs or RSUs in accordance with the terms of the LTIP, described below.
EXECUTIVE EMPLOYMENT AGREEMENTS – Messrs. Salamone and Bartoli
The Company has entered into executive employment agreements with each of Messrs. Salamone and Bartoli, each dated November 19, 2019. Under each such employment agreement, in the event of a termination of the Company other than for “cause” (as defined in such agreement) or by the executive for “good reason” (as described below), such executive shall be entitled to continuation of base salary for a period equal to (i) the greater of 52 weeks or the remainder of the initial term ending November 19, 2020, in the case of Mr. Salamone or (ii) the remainder of the term ended November 19, 2020, in the case of Mr. Bartoli. Receipt of the severance benefits under the employment agreements of Messrs. Salamone and Mr. Bartoli is subject to the executive delivering a general release of claims and agreeing to certain non-compete, nondisclosure and other restrictive covenants.
Neither employment agreement provides for enhanced severance protection in the event of a termination of employment following a change in control.
“Good Reason” for purposes of each of Mr. Salamone and Mr. Bartoli’s employment agreements generally means (i) a reduction in the executive’s base salary (consisting of a reduction of more than 20% with respect to Mr. Salamone), (ii)

the Company requiring the executive to relocate his primary residence, (iii) a material adverse change or material diminution in the executive’s duties, responsibilities, functions or status within the Company resulting in the executive no longer reporting directly to the CEO.
EXECUTIVE SEVERANCE PLAN– Mr. Morgan
The Company maintains an executive severance plan pursuant to which participating NEOs are eligible to receive certain severance benefits in case of an involuntary termination without “cause,” including a termination for “good reason.”
Severance. The severance payment reported for Mr. Morgan represents salary continuation payments equal to 52 weeks of base salary as in effect on the date of termination. Receipt of the severance benefits under the Executive Severance Plan is generally subject to executing a general release of claims and agreeing to certain non-compete, nondisclosure and other restrictive covenants
Reimbursement of Health Care Premiums. Upon a termination by the Company for any reason other than cause under our Executive Severance Plan, Mr. Morgan would be entitled to reimbursement of the employer share of the “applicable premium” for continuation coverage under COBRA for the medical, dental and/or vision benefits in effect for the participating NEO and his qualified beneficiaries as of the date of termination for a period of three months. The amounts reported were determined by multiplying the monthly employer cost of 2019 medical, dental and/or vision benefits for the participating NEO and his qualified beneficiaries by three. Our Executive Severance Plan no longer provides for extended availability of COBRA coverage beyond 18 months. These payments are subject to the same conditions described above for severance payments.
Financial Planning. If the participating NEO is terminated for any reason other than cause and he participated in the Company’s financial planning services as of December 31, 2019, our agreement with the financial planning service provider provides for financial planning benefits until June 30th of the year following the year in which the termination without cause occurred, so long as the services are not earlier terminated for all similarly situated employees. Mr. Morgan did not participate in the financial planning benefit during 2019.
Outplacement Services. Mr. Morgan would be entitled to 12 months of employer-paid outplacement services under our Executive Severance Plan following his termination by the Company for reasons other than cause. The amount reported represents the cost the Company would incur to engage our third-party service provider for 12 months of executive outplacement services.
CHANGE IN CONTROL SEVERANCE AGREEMENT– Mr. Morgan
The Company has change in control agreements with various officers, including Mr. Morgan. Generally, under the Company’s change in control agreements and certain other compensation arrangements, if an NEO is terminated within two years following a change in control either (1) by the Company for any reason other than cause or death or disability, or (2) by the NEO for good reason (in each case, a “qualifying termination”), the NEO is entitled to receive:

•	accelerated vesting in the executive’s SERP and Restoration Plan accounts;

•	accelerated vesting in any outstanding equity awards;

•	a cash severance payment;

•	a prorated target MIP payment;

•	payment of the prior year’s MIP payment, if unpaid at termination;

•	a cash payment representing health benefits coverage costs; and

•	continued financial planning services.
In addition to these payments, the NEO would be entitled to various accrued benefits earned through the date of termination, such as earned but unpaid salary and earned but unused vacation and reimbursements.
Severance. The severance payment made to Mr. Morgan in connection with a qualifying termination following a change in control is a cash payment equal to two times the sum of (1) the executive’s annual base salary prior to termination and (2) the same annual base salary multiplied by the executive’s target annual incentive compensation percentage for the year in which the termination occurs. Assuming a termination as of December 31, 2019, the severance payment on a qualifying termination following a change in control would have been calculated based on the following for Mr. Morgan: $475,000 base salary and $475,000 target annual incentive compensation (100% of his annual base salary).
Benefits. The amounts reported represent three times the full annual cost that would be payable by the NEO for continuation of coverage for medical, dental and vision benefits if elected by the NEO for himself and his eligible dependents under COBRA for the year ended December 31, 2019, which would be paid in a lump sum.
MIP Payment. Depending on the timing of the termination relative to the payment of an MIP award, the applicable executive could receive up to two MIP payments in connection with termination resulting from a change in control, as follows:

•
If an MIP award for the year prior to termination is paid to other MIP participants after the date of the executive’s termination, the executive would be entitled to receive the actual amount of the award determined under the MIP for such prior year (without the exercise of any downward discretion). The 2018 MIP awards were paid before December 31, 2019. As a result, no payment would have been due to our NEOs in this respect.

•
The executive would be entitled to an MIP payment equal to the product of the NEO’s annual base salary multiplied by such NEO’s MIP target percentage, with the product prorated based on the number of days the NEO was employed during the year in which the termination occurs. We have assumed for purposes of this disclosure that, in the event of a December 31, 2019 termination date, each NEO would have been entitled to a MIP payment equal to 100% of his 2019 target MIP, as in effect immediately prior to the date of termination.

Financial Planning. Under the terms of the agreement with the Company’s financial planning service provider, each NEO is entitled to financial planning benefits until June 30th of the year following the year of a change in control, so long as the agreement has not been earlier terminated. Mr. Morgan did not participate in this benefit. The amounts reported in this column represent the fee that would be required to be paid for each such NEO to receive such benefits. “Change of control” is not defined under the agreement.
Tax Reimbursements. The change in control agreements do not provide for any tax reimbursement on the benefits. Instead, the agreements contain a “modified cutback” provision, which acts to reduce the benefits payable to a NEO to the extent necessary so that no excise tax would be imposed on the benefits paid, but only if doing so would result in the NEO retaining a larger after-tax amount.
Under the Company’s change in control agreements, a “change in control” will be deemed to have occurred upon any of the following (as further clarified in the change in control agreements):

•
any person, other than an ERISA-regulated pension plan established by the Company or its affiliates makes an acquisition of outstanding voting stock and is, immediately thereafter, the beneficial owner of 30% or more of the then outstanding voting stock, unless such acquisition is made directly from the Company in a transaction approved by a majority of the incumbent directors; or any group is formed that is the beneficial owner of 30% or more of the outstanding voting stock (other than a group formation for the purpose of making an acquisition directly from the Company and approved (prior to such group formation) by a majority of the incumbent directors);

•	individuals who are incumbent directors (as defined in the change in control agreements) cease for any reason to constitute a majority of the members of the Board;

•
consummation of certain business combinations (as further described in the agreements) unless, immediately following such business combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the outstanding voting stock immediately before such business combination beneficially own, directly or indirectly, more than 51% of the then-outstanding shares of voting stock of the parent corporation resulting from such business combination in substantially the same relative proportions as their ownership, immediately before such business combination, of the outstanding voting stock, (ii) if the business combination involves the issuance or payment by the Company of consideration to another entity or its stockholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such business combination by a majority of the incumbent directors) does not exceed 50% of the sum of the fair market value of the outstanding voting stock plus the principal amount of the Company’s consolidated long-term debt (in each case, determined immediately before such consummation by a majority of the incumbent directors), (iii) no person (other than any corporation resulting from such business combination) beneficially owns, directly or indirectly, 30% or more of the then-outstanding shares of voting stock of the parent corporation resulting from such business combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such business combination were incumbent directors of the Company immediately before consummation of such business combination; or

•
consummation of certain major asset dispositions (as further described in the agreements) unless, immediately following such major asset disposition, (i) individuals and entities that were beneficial owners of the outstanding voting stock immediately before such major asset disposition beneficially own, directly or indirectly, more than 70% of the then-outstanding shares of voting stock of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the Board (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were incumbent directors of the Company immediately before consummation of such major asset disposition.

TREATMENT OF LONG TERM INCENTIVE AWARDS UNDER PLAN
Under the terms of the awards outstanding, all unvested RSU and PSU would become vested on a qualifying termination following a change in control (for PSUs, at target levels). Under the Company’s 2015 LTIP, a “change in control” occurs under the same circumstances described above with respect to the Company’s change in control agreements.
With respect to 2019 SAR awards to the B. Riley Affiliate, if the service of the B. Riley Affiliate is terminated by the Company prior to the end of the Term (as defined in the consulting agreement) for any reason other than “cause” or if the B. Riley Affiliate’s service is terminated prior to the end of the Term upon the mutual agreement of the B. Riley Affiliate and the Company, then 100% of the SARs will vest as of the date of such termination and will remain exercisable until the second anniversary of the day of such termination. Such 2019 SAR awards would also vest in full upon a change in control on written notice to the grantee by the Company, provided that the share price paid or deemed paid in the change in control transaction is greater than or equal to the share price goal applicable to the SARs.
The Company also granted Mr. Salamone a cash-settled SAR that vests after two years of service by Mr. Salamone, including his time serving as Executive Vice President of Finance prior to his appointment as chief financial officer. After vesting, the stock appreciation right will be exercisable (i) with respect to up to 1,265,000 shares of the Company’s common stock, during the first ten business days subsequent to a calendar quarter in which the weighted average price of the Company’s common stock for such calendar quarter (the “FMV”) is at least $2.25 per share and (ii) with respect to up to an additional 422,000 shares of the Company’s common stock, during the first ten business days subsequent to a calendar quarter in which the FMV of the Company’s common stock for such calendar quarter is at least $2.50 per share. Upon exercise, the amount of cash to be paid will equal the product obtained by multiplying the applicable number of shares of the Company’s common stock being exercised by the difference obtained by subtracting $2.00 from the applicable FMV.
Executives are entitled to acceleration of unvested RSUs in the event that employment is terminated by reason of a Reduction in Force (as defined in the applicable RSU agreement) on or after the first anniversary of the date of grant, then (i) 25% of the then-remaining outstanding RSUs will vest on the date of such termination if the termination occurs prior to the second anniversary of the date of grant and (ii) 50% of the then remaining outstanding RSUs will vest on the date of such termination if the termination occurs on or after the second anniversary of the date of frant. The term “Reduction in Force” means a termination of employment under circumstances that would result in the payment of benefits under The Babcock & Wilcox Employee Severance Plan or a successor plan (as may be amended) whether or not you are a participant in such plan, termination of employment in connection with a voluntary exit incentive program, or termination of employment under other circumstances which the Committee designates as a reduction in force.
Executives are entitled to full acceleration of unvested RSUs in the event of a termination of employment due to death or disability, or upon a termination of employment by the Company other than for “cause” or by the executive for “good reason”, in each case within two years following a change in control (each as defined above).
SERP AND RESTORATION PLAN
Under the terms of the SERP, an executive’s Company account fully vests on, among other events, a change in control or the executive’s death or disability. Mr. Morgan was 100% vested in his Company accounts as of December 31, 2019. Accordingly, none of the amounts in his Company matching accounts and Company service-based accounts would be subject to accelerated vesting.

Under our Restoration Plan, an executive’s Company matching account and Company service-based account become fully vested on, among other events, a change in control or the date of the executive’s death or disability. Mr. Morgan is 100% vested in his Restoration Plan accounts as of December 31, 2019. Accordingly, none of the amounts in his Company matching accounts and Company service-based accounts would be subject to accelerated vesting.
NEO TERMINATION EVENTS IN 2019
As noted above, Mr. Mostrom stepped down as interim CFO of the Company effective February 1, 2019. In accordance with the Company’s arrangement with Alvarez & Marshall, Mr. Mostrom was not entitled to any payments or benefits upon termination, other than accrued and unpaid retainer fees due to Alvarez & Marshall.

CEO PAY RATIO
We identified our employee (the “Median Employee”) who we estimate received the median of total compensation for all employees of the Company and its consolidated subsidiaries (the “Median Annual Compensation”) using our employee population as of December 31, 2019 (the “Determination Date”), for purposes of the pay ratio disclosure in this Annual Report. As of the Determination Date, the applicable employee population consisted of 2,801 global full-time, part-time, temporary and seasonal employees employed by us or our consolidated subsidiaries. Our employee population as of the Determination Date is significantly less than as of December 31, 2018 (the determination date used for last year’s pay ratio disclosure) primarily as the result of divestitures and reductions in force during 2019. As permitted under applicable SEC rules, we excluded employees of our joint ventures in China and India (not under the de minimis exception), and independent contractors paid by third parties. We did not exclude any other non-U.S. employees and did not exclude any employees of businesses acquired by us or combined with the Company. In addition, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. We used a consistently applied compensation measure across this employee population to identify the Median Employee. For our consistently applied compensation measure, we used total cash compensation, which consisted of salary, bonus and vested incentive compensation awards but excluded the value of health and welfare benefits, for the period beginning on January 1, 2019 and ending on December 31, 2019. The majority of our employee population receive base salary (paid on an hourly, weekly or biweekly basis) along with the potential for an annual cash bonus. As a result, total cash compensation provides an accurate depiction of total earnings for the purpose of identifying our Median Employee. A portion of our employee population identified above worked for less than the full fiscal 2019 due to commencing employment after January 1, 2019 or commencing an unpaid leave of absence during 2018. In determining the Median Employee, we annualized the total cash compensation for such individuals (but avoided creating full-time equivalencies).
We calculated the Median Employee’s compensation for 2019 in the same manner as the NEOs in the “2019 Summary Compensation Table.”
We estimate that the Median Annual Compensation was $51,019. On an annualized basis, Mr. Young’s 2019 total compensation was $5,976,000. Accordingly, the ratio of Mr. Young’s 2019 total compensation to the Median Annual Compensation is approximately 117:1. In order to annualize Mr. Young’s 2019 total compensation, we used the monthly amount paid to the B. Riley Affiliate ($62,500) pursuant to a consulting agreement. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described above.

STOCKHOLDERS’ PROPOSALS
Any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for the Annual Meeting must send notice of the proposal to our Corporate Secretary at our principal executive office no later than January 5, 2021. If you make such a proposal, you must provide your name, address, the number of shares of common stock you hold of record or beneficially, the date or dates on which such common stock was acquired and documentary support for any claim of beneficial ownership.
In addition, any stockholder who intends to submit a proposal for consideration at our 2021 annual meeting of stockholders, but not for inclusion in our proxy materials, or who intends to submit nominees for election as directors at the meeting must notify our Corporate Secretary. Under our bylaws, such notice must (1) be received at our principal executive offices no earlier than close of business on February 16, 2021 or later than March 18, 2021 and (2) satisfy specified requirements set forth in our bylaws. A copy of the pertinent bylaw provisions can be found on our website at www.babcock.com at “Investors — Corporate Governance — Governance Documents.”
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 16, 2020.
The Proxy Statement and 2019 Annual Report are available on the Internet at www.proxyvote.com.
The following information applicable to the Annual Meeting may be found in the proxy statement and accompanying proxy card:

•	The date, time and location of the Annual Meeting;

•	A list of the matters intended to be acted on and our recommendations regarding those matters;

•	Any control/identification numbers that you need to access your proxy card; and

•	Information about attending the Annual Meeting.
GENERAL INFORMATION
The Board has made these materials available to you over the Internet and has mailed you a printed version of these materials in connection with the Annual Meeting, which will take place on June 16, 2020. We mailed our proxy materials to our stockholders beginning on May 5, 2020, and our proxy materials were posted at www.proxyvote.com on that same date.
We have sent and provided access to the materials to you because the Board is soliciting your proxy to vote your shares at the Annual Meeting. We will bear all expenses incurred in connection with this proxy solicitation. We have engaged D. F. King & Co., Inc. to assist in the solicitation for a fee that will not exceed $15,000. In addition, our officers and employees may solicit your proxy by telephone, by facsimile transmission or in person and they will not be separately compensated for such services. We solicit proxies to give all stockholders an opportunity to vote on matters that will be presented at the Annual Meeting. In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares. If your shares are held through a broker or other nominee (i.e., in “street name”) and you have requested printed versions of these materials, we have requested that your broker or nominee forward this proxy statement to you and obtain your voting instructions, for which we will reimburse them for reasonable out-of-pocket expenses. If your shares are held through the B&W Thrift Plan and you have requested printed versions of these materials, the trustee of that plan has sent you this proxy statement and you should instruct the trustee on how to vote your plan shares.
VOTING INFORMATION
Record Date and Who May Vote
The Board selected April 22, 2020 as the record date for determining stockholders entitled to vote at the Annual Meeting. This means that if you were a registered stockholder with our transfer agent and registrar, Computershare Trust Company, N.A., on the record date, you may vote your shares on the matters to be considered at the Annual Meeting. If your shares were held in street name on that date, you should refer to the instructions provided by your broker or nominee for further information. They are seeking your instructions on how you want your shares voted. Brokers holding shares in street name can vote those shares on routine matters if the beneficial owner has not provided voting instructions at least 10 days before a meeting. Under the rules of the NYSE, none of the proposals presented at the Annual Meeting are considered “routine” matters except for the ratification of the appointment of the independent auditor (Proposal 5). That means that for those proposals that are considered “non-routine” matters, brokers may not vote your shares if you have not given your broker specific instructions as to how to vote, and your shares will not be represented in those matters. Brokers may only vote your shares for the ratification of the appointment of the independent auditor (Proposal 5). Please be sure to give specific voting instructions to your broker.
On the record date, 46,407,120 shares of our common stock were outstanding. Each outstanding share of common stock entitles its holder to one vote on each matter to be acted on at the Annual Meeting.
How to Vote
Most stockholders can vote by proxy in three ways:

•	by Internet at www.proxyvote.com;

•	by telephone; or

•	by mail.
If you are a stockholder of record, you can vote your shares by voting by Internet, telephone, mailing in your proxy or virtually at the Annual Meeting. You may give us your proxy by following the instructions included in the enclosed proxy card.
By giving us your proxy, you will be directing us how to vote your shares at the Annual Meeting. Even if you plan on attending the meeting, we urge you to vote now by giving us your proxy. This will ensure that your vote is represented at the meeting. If you do attend the meeting, you can change your vote at that time, if you then desire to do so.
If you are the beneficial owner of shares held in street name, the methods by which you can access the proxy materials and give the voting instructions to the broker or nominee may vary. Accordingly, beneficial owners should follow the instructions provided by their brokers or nominees to vote by Internet, telephone or mail. If you want to vote your shares virtually at the Annual Meeting, you must obtain a valid proxy from your broker or nominee. You should contact your broker or nominee or refer to the instructions provided by your broker or nominee for further information. Additionally, the availability of Internet or telephone voting depends on the voting process used by the broker or nominee that holds your shares.
You may receive more than one proxy statement and proxy card or voting instruction form if your shares are held through more than one account (e.g., through different brokers or nominees). Each proxy card or voting instruction form only covers those shares held in the applicable account. If you hold shares in more than one account, you will have to provide voting instructions as to all your accounts to vote all your shares.
How to Change Your Vote or Revoke Your Proxy
For stockholders of record, you may change your vote or revoke your proxy by written notice to our Corporate Secretary at 1200 East Market Street, Suite 650, Akron, Ohio 44305, granting a new later dated proxy, submitting a later dated vote by telephone or on the Internet, or by voting virtually at the Annual Meeting. Unless you attend the meeting and vote your shares, you should change your vote using the same method (by Internet, telephone or mail) that you first used to vote your shares. This will help the inspector of election for the meeting verify your latest vote.
For beneficial owners of shares held in street name, you should follow the instructions in the information provided by your broker or nominee to change your vote or revoke your proxy. If you want to change your vote as to shares held in street name by voting virtually at the Annual Meeting, you must obtain a valid proxy from the broker or nominee that holds those shares for you.
How to Participate in the Annual Meeting
This year’s Annual Meeting will be held exclusively via live webcast enabling stockholders from around the world to participate, submit questions in writing and vote. Stockholders of record as of the close of business on April 22, 2020, are entitled to participate in and vote at the Annual Meeting by visiting www.virtualshareholdermeeting.com/BW2020. To participate in the Annual Meeting via live webcast, you will need the 16-digit control number included on your proxy card and on the instructions that accompanied your proxy materials. The Annual Meeting will begin promptly at 10:30 a.m. Eastern Time. Online check-in will begin at 10:25 a.m. Eastern Time. Please allow ample time for the online check-in procedures.
The online format for the Annual Meeting also allows us to communicate more effectively with you via www.virtualshareholdermeeting.com/BW2020.
How to locate your 16-digit control number prior to the day of the Annual Meeting
Prior to the day of the Annual Meeting, if you need assistance with your 16-digit control number and you hold your shares in your own name, please email investors@babcock.com. If you hold your shares in the name of a bank or brokerage firm, you will need to contact your bank or brokerage firm for assistance with your 16-digit control number.
Quorum
The Annual Meeting will be held only if a quorum exists. The presence at the Annual Meeting, in person or by proxy, of the holders of shares of stock having a majority of the votes the holders of all outstanding shares of capital stock of the Company entitled to vote at the Annual Meeting could cast will be necessary and sufficient to constitute a quorum. If you attend the meeting or vote your shares by Internet, telephone or mail, your shares will be counted toward a quorum, even if you abstain from voting on a particular matter. Shares held by brokers and other nominees as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter are called “broker non-votes” and will count for quorum purposes.
Proposals Presented for Vote
We are asking you to vote on the following:

•	Proposal 1: approve amendments to our Certificate of Incorporation to declassify the Board and provide for annual elections of all directors beginning at the 2022 annual meeting of stockholders;

•	Proposal 2: If Proposal 1 is approved, elect Matthew E. Avril and Alan B. Howe as Class I directors of the Company to serve a term of two years;

•	Proposal 3: If Proposal 1 is not approved, elect Matthew E. Avril and Alan B. Howe as Class II directors of the Company to serve a term of three years;

•
Proposal 4: Approve amendments to our Certificate of Incorporation to remove provisions that require the affirmative vote of holders of at least 80% of the voting power to approve certain amendments to the Certificate of Incorporation and Bylaws;

•	Proposal 5: ratify our Audit and Finance Committee’s appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2020;

•	Proposal 6: approve, on a non-binding advisory basis, the compensation of our named executive officers; and

•	Proposal 7: approve an amendment to the Babcock & Wilcox Enterprises, Inc. Amended and Restated 2015 Long-Term Incentive Plan.
Vote Required
For Proposal 1, you may vote “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of at least 80% of the outstanding shares of our common stock. Accordingly, abstentions and broker non-votes will have the effect of a vote against Proposal 1.
For Proposal 2, you may vote “FOR” all director nominees or withhold your vote for any one or more of the director nominees

For Proposal 3, you may vote “FOR” all director nominees or withhold your vote for any one or more of the director nominees. Subject to our majority voting requirements described below, director nominees are elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present. Abstentions and broker non-votes will have no effect on the election of directors. This means that the individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. However, under our bylaws, any nominee for director is required to submit an irrevocable contingent resignation letter. If a nominee for director does not receive a majority of the votes cast "FOR" his or her election (not counting any abstentions or broker non-votes as being cast), the Board will act on an expedited basis to determine whether to accept the resignation.
For Proposal 4, you may vote “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of at least 80% of the outstanding shares of our common stock. Accordingly, abstentions and broker non-votes will have the effect of a vote against Proposal 4.
For Proposal 5, you may vote “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of a majority of the shares cast on the matter. Abstentions will not be considered as cast and, as a result, will not have any effect on the proposal. Because the ratification of the appointment of the independent auditor is considered a “routine” matter, there will be no broker non-votes with respect to Proposal 5.
For Proposal 6, you may vote “FOR” or “AGAINST” or abstain from voting. Proposal 6 requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter in order to be adopted. Abstentions are counted for purposes of determining a quorum and are considered present and entitled to vote on Proposal 6. As a result, abstentions have the effect of an “AGAINST” vote. Broker non-votes will not be considered as entitled to vote on Proposal 6, even though they are considered present for purposes of determining a quorum and may be entitled to vote on other matters. As a result, broker non-votes will not have any effect on Proposal 6.
For Proposal 7, you may vote "FOR" or "AGAINST" or abstain from voting. This proposal requires the affirmative vote of a majority of the shares cast on the matter. Abstentions will not be considered as cast and, as a result, will not have any effect on the proposal.
How Votes are Counted
For stockholders of record, all shares represented by the proxies will be voted at the Annual Meeting in accordance with instructions given by the stockholders. Where a stockholder returns their proxy and no instructions are given with respect to a given matter, the shares will be voted: (1) “FOR” the approval of amendments to our Certificate of Incorporation to declassify the Board and provide for annual elections of all directors beginning at the 2022 annual meeting of stockholders; (2) if Proposal 1 is approved, “FOR” the election of the Board’s nominees as Class I directors for a term of two years; (3) if Proposal 1 is not approved, “FOR” the election of the Board’s nominees as Class II directors for a term of three years; (4) "FOR" the approval of amendments to our Certificate of Incorporation to remove provisions that require the affirmative vote of holders of at least 80% of the voting power to approve certain amendments to our Certificate of Incorporation and Bylaws; (5) “FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm; (6) “FOR” the approval of the compensation of our named executive officers; (7) "FOR" the approval of an amendment to the Babcock & Wilcox Enterprises, Inc. Amended and Restated 2015 Long-Term Incentive Plan; and (8) in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting. If you are a stockholder of record and you do not return your proxy, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.
For beneficial owners of shares held in street name, the brokers, banks, or nominees holding shares for beneficial owners must vote those shares as instructed. Absent instructions from you, brokers, banks and nominees may vote your shares only as they decide as to matters for which they have discretionary authority under the applicable NYSE rules. A broker, bank or nominee does not have discretion to vote on the election of directors or approval of executive compensation. If you do not instruct your broker, bank or nominee how to vote on those matters, no votes will be cast on your behalf on the election of directors or the advisory vote on executive compensation. Your broker will be entitled to vote your shares in its discretion, absent instructions from you, on the ratification of the appointment of Deloitte as our independent registered public accounting firm.
Any shares of our common stock held in the Thrift Plan that are not voted or for which Vanguard does not receive timely voting instructions, will be voted in the same proportion as the shares for which Vanguard receives timely voting instructions from other participants in the Thrift Plan.

We are not aware of any other matters that may be presented or acted on at the Annual Meeting. If you vote by signing and returning the enclosed proxy card or using the Internet or telephone voting procedures, the individuals named as proxies on the card may vote your shares, in their discretion, on any other matter requiring a stockholder vote that comes before the Annual Meeting.
Notice of Internet Availability of Proxy Materials
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive the proxy materials in printed form by mail or electronically by email on an ongoing basis.
Confidential Voting
All voted proxies and ballots will be handled to protect your voting privacy as a stockholder. Your vote will not be disclosed except:

•	to meet any legal requirements;

•	in limited circumstances such as a proxy contest in opposition to the Board;

•	to permit independent inspectors of election to tabulate and certify your vote; or

•	to adequately respond to your written comments on your proxy card.
By Order of the Board of Directors,
John J. Dziewisz
Corporate Secretary
Dated: May 5, 2020

APPENDIX A
Non-GAAP Financial Measures
Babcock and Wilcox Enterprises, Inc. (the “Company”) has supplemented net income/(loss) information determined in accordance with GAAP by providing adjusted EBITDA as a supplemental non-GAAP measure in this proxy statement to assist with evaluating performance. Disclosures of adjusted EBITDA presented herein should not be considered in isolation of, as a substitute for, or superior to, financial information prepared in accordance with GAAP, and such measure may not be comparable to those reported by other companies. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of adjusted EBITDA provides investors with greater transparency and a greater understanding of factors affecting our financial condition and results of operations than GAAP measures alone. Management uses adjusted EBITDA as a financial performance measure for financial and operational decision making and as a means to evaluate period-to-period comparisons. Management also uses adjusted EBITDA, together with other metrics, to set goals for and measure the performance of the business as a whole and segments of the business and to determine incentive compensation, as more fully described in ‘‘Compensation Discussion and Analysis-Key 2019 Compensation Decisions-Annual Cash Incentives.’’ Adjusted EBITDA does not purport to be an alternative to cash flows from operating activities as a measure of liquidity, and is not intended to be a measure of free cash flow available for management’s discretionary use as it does not consider certain cash requirements such as tax payments, interest payments and debt service requirements. Further, adjusted EBITDA does not purport to be an alternative to net income as a measure of operating performance. This measure, or measures similar to it, are also frequently used by analysts, investors and other interested parties to evaluate companies in the industry.
Adjusted EBITDA on a consolidated basis is defined as the sum of the adjusted EBITDA for each of the segments, less corporate costs and research and development costs. At a segment level, the adjusted EBITDA presented is consistent with the way the Company's chief operating decision maker reviews the results of operations and makes strategic decisions about the business and is calculated as earnings before interest, tax, depreciation and amortization adjusted for items such as gains or losses on asset sales, mark to market (“MTM”) pension adjustments, restructuring and spin costs, impairments, losses on debt extinguishment, costs related to financial consulting required under the our revolving credit facility and other costs that may not be directly controllable by segment management and are not allocated to the segment.
The calculation of adjusted EBITDA has limitations as an analytical tool, including: (a) it does not reflect the Company’s cash expenditures, or future requirements for capital expenditures or contractual commitments; (b) it does not reflect changes in, or cash requirements for, the Company’s working capital needs; (c) it does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on the Company’s indebtedness; (d) it does not reflect the Company’s tax expense or the cash requirements to pay the Company’s taxes; and (e) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and this measure does not reflect any cash requirements for such replacements.

A-1

Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA(5)
(In millions)

	Twelve months ended December 31,
	2019	2018
Adjusted EBITDA (1)
Babcock & Wilcox segment (2)	$66.6	$59.5
Vølund & Other Renewable segment	(10.5)	(275.9)
SPIG segment	(2.4)	(53.3)
Corporate (3)	(17.6)	(24.2)
Research and development costs	(2.9)	(3.8)
	33.3	(297.7)

Restructuring activities and spin-off transaction costs	(11.7)	(16.8)
Financial advisory services	(9.1)	(18.6)
Settlement cost to exit Vølund contract (4)	(6.6)	—
Reserve for strategic change in China	—	(7.3)
Advisory fees for settlement costs and liquidity planning	(11.8)	—
Litigation settlement	(0.5)	—
Stock compensation	(3.4)	(4.4)
Goodwill and other intangible asset impairment	—	(40.0)
Impairment of equity method investment in TBWES	—	(18.4)
Gain on sale of equity method investment in BWBC	—	6.5
Depreciation & amortization	(23.6)	(28.5)
Gain (loss) on asset disposals, net	3.9	(1.5)
Operating income (loss)	(29.4)	(426.6)
Interest expense, net	(94.0)	(49.4)
Loss on debt extinguishment	(4.0)	(49.2)
(Loss) gain on sale of business	(3.6)	39.8
Net pension benefit before MTM	14.0	25.4
MTM gain (loss) from benefit plans	8.8	(67.5)
Foreign exchange	(16.6)	(28.5)
Other – net	0.3	0.3
Income (loss) before income tax expense	$(124.4)	$(555.8)

(1) Adjusted EBITDA, for the twelve months ended December 31, 2018, excludes stock compensation that was previously included in segment results and totals $1.3 million in the Babcock & Wilcox segment, $0.4 million in the Vølund & Other Renewable segment, $0.1 million in the SPIG segment, and $2.6 million in Corporate. Beginning in the third quarter of 2019, stock compensation is no longer considered in Adjusted EBITDA for purposes of managing the business, and prior periods have been adjusted to be presented on a comparable basis.

(2)
The Babcock & Wilcox segment adjusted EBITDA, for the twelve months ended December 31, 2018, excludes $25.4 million of net benefit from pension and other postretirement benefit plans, excluding MTM adjustments, that were previously included in the segment results. Beginning in 2019, net pension benefits are no longer allocated to the segments, and prior periods have been adjusted to be presented on a comparable basis.

(3)
Allocations are excluded from discontinued operations. Accordingly, allocations previously absorbed by the MEGTEC and Universal businesses in the SPIG segment have been included with other unallocated costs in Corporate, and total $11.4 million for the twelve months ended December 31, 2018.

(4)
In March 2019, we entered into a settlement in connection with an additional European waste-to-energy EPC contract, for which notice to proceed was not given and the contract was not started. The settlement eliminates our obligations to act, and our risk related to acting, as the prime EPC should the project have moved forward.

(5) Figures may not be clerically accurate due to rounding.

A-2

APPENDIX B
*If Proposal 1 is approved, Article FIFTH of the Company's Certificate of Incorporation will be amended as set forth in this Appendix B. If Proposal 4 is also approved, Article FIFTH of the Company's Certificate of Incorporation will be further amended as set forth in Appendix C.
FIFTH: (a) Directors. The business and affairs of the Corporation will be managed by or under the direction of the Board of Directors. In addition to the authority and powers conferred on the Board of Directors by the DGCL or by the other provisions of this Certificate of Incorporation, the Board of Directors hereby is authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws of the Corporation; provided, however, that no Bylaws hereafter adopted, or any amendments thereto, will invalidate any prior act of the Board of Directors that would have been valid if such Bylaws or amendment had not been adopted.
(b) Number, Election~~, Classification~~ and Terms of Directors. The number of the directors ~~which will constitute the whole~~of the Company will be determined solely by resolution of the Board of Directors ~~shall be fixed from time to time exclusively by,~~ and may be increased or decreased from time to time exclusively by~~,~~ the affirmative vote of ~~at least~~ a majority of the directors then in office (subject to such rights of holders of a class or series of shares of Preferred Stock to elect one or more directors pursuant to ~~any provisions contained in~~ a Directors’ Resolution with respect to such series)~~, but in any event will not be less than three. The directors, other than those who may be elected by~~. Subject to such rights of the holders of ~~any~~a class or series of Preferred Stock:
~~, will be~~(i)Prior to the election of directors at the 2020 annual meeting of stockholders (the “2020 Annual Meeting”), the Board Directors was divided into three classes~~:~~, Class I, Class II and Class III~~. Each director will serve for a term ending on the third annual meeting of stockholders of the Corporation following the annual meeting of stockholders at which that director was elected; provided, however, that~~, with the directors ~~first designated as~~in Class I ~~directors will serve for~~having a term expiring at the ~~annual meeting~~2022 annual meeting of stockholders (the “2022 Annual Meeting”) ~~of stockholders following the end of the calendar year 2015~~, the directors ~~first designated as~~in Class II ~~directors will serve for~~having a term expiring at the 2020 Annual Meeting ~~next following the end of the calendar year 2016,~~ and the directors ~~first designated as~~in Class III ~~directors will serve for~~having a term expiring at the ~~annual meeting of stockholders next following the end of the calendar year 2017. Each director will hold office until the annual meeting of stockholders at which that director’s term expires and, the foregoing notwithstanding, each director will serve until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.~~2021 annual meeting of stockholders (the “2021 Annual Meeting”).

(ii)
Following the election of directors at the 2020 Annual Meeting, the Board of Directors will be divided into two classes, Class I and Class II, with the directors in Class I having a term expiring at the 2022 Annual Meeting and the directors in Class II having a term expiring at the 2021 Annual Meeting. The directors in Class I will be the directors elected to the Board of Directors at the 2020 Annual Meeting and the directors who, immediately prior to the 2020 Annual Meeting, were in Class I and had terms expiring at the 2022 Annual Meeting; the directors in Class II will be the directors who, immediately prior to the 2020 Annual Meeting, were in Class III and had terms expiring at the 2021 Annual Meeting.

(iii)
Commencing with the election of directors at the 2021 Annual Meeting, the directors in Class II will be up for election for a one-year term ending at the 2022 Annual Meeting and, commencing with the election of directors at the 2022 Annual Meeting, the Board of Directors will no longer have classified terms and all directors will be elected for a term expiring at the following annual meeting of stockholders, or if earlier, their death or resignation and may be removed with or without cause as provided in the DGCL.

At each annual election prior to the 2022 Annual Meeting, the directors chosen to succeed those whose terms then expire will be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors ~~shall have~~has designated one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

B-1

Prior to the 2022 Annual Meeting, (i) in ~~In~~ the event of any change in the authorized number of directors, each director then continuing to serve as such will nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior death, resignation or removal~~. The~~, and (ii) the Board of Directors will specify the class to which a newly created directorship will be allocated.
~~Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.~~
~~(c) Removal of Directors. No director of the Corporation may be removed from office as a director by vote or other action of the stockholders or otherwise, except for cause or a Board Determination (as defined below), and then only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all then outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class. Except as applicable law otherwise provides and unless the Board of Directors has made a determination that removal is in the best interests of the Corporation (in which case a finding of cause is not required for removal), which determination shall require the affirmative vote of at least eighty percent (80%) of the directors then in office at any meeting of the Board of Directors called for that purpose (a “Board Determination”), “cause” for the removal of a director will be deemed to exist only if the director whose removal is proposed: (i) has been convicted, or has been granted immunity to testify in any proceeding in which another has been convicted, of a felony by a court of competent jurisdiction and that conviction is no longer subject to direct appeal; (ii) has been found to have been grossly negligent or guilty of misconduct in the performance of his duties to the Corporation in any matter of substantial importance to the Corporation by (A) the affirmative vote of at least eighty percent (80%) of the directors then in office at any meeting of the Board of Directors called for that purpose or (B) a court of competent jurisdiction; or (iii) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability to serve as a director of the Corporation. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect members of the Board of Directors voting separately as a class pursuant to the provisions applicable in the case of arrearages in the payment of dividends or other defaults contained in the Directors’ Resolution providing for the establishment of any series of Preferred Stock, any such director of the Corporation so elected may be removed in accordance with the provisions of that Directors’ Resolution. The foregoing provisions of this Article FIFTH are subject to the terms of any series of Preferred Stock with respect to the directors to be elected solely by the holders of such series of Preferred Stock.~~
(~~d~~c) Vacancies. Except as a Directors’ Resolution providing for the establishment of any series of Preferred Stock may provide otherwise, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause will be filled by the affirmative vote of at least a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until that director’s successor shall have been elected and qualified or until his or her earlier death, resignation or removal. Except as a Directors’ Resolution providing for the establishment of any series of Preferred Stock may provide otherwise with respect to directors elected pursuant to any provisions contained in a Directors’ Resolution with respect to such series, no decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director.
(~~e~~d) Amendment of Bylaws. The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of at least a majority of the directors then in office. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation at any annual meeting before which such matter has been properly brought in accordance with the Bylaws of the Corporation, or at any special meeting if notice of the proposed amendment is contained in the notice of said special meeting; provided, however, that, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.
(~~f~~e) Certain Amendments. Notwithstanding anything in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with, or to repeal, this Article FIFTH or Article SIXTH.

B-2

APPENDIX C
*If Proposal 4 is approved, Article FIFTH of the Company's Certificate of Incorporation will be amended as set forth in this Appendix C. If Proposal 1 is also approved, Article FIFTH of the Company's Certificate of Incorporation will be further amended as set forth in Appendix B.
FIFTH: (a) Directors. The business and affairs of the Corporation will be managed by or under the direction of the Board of Directors. In addition to the authority and powers conferred on the Board of Directors by the DGCL or by the other provisions of this Certificate of Incorporation, the Board of Directors hereby is authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws of the Corporation; provided, however, that no Bylaws hereafter adopted, or any amendments thereto, will invalidate any prior act of the Board of Directors that would have been valid if such Bylaws or amendment had not been adopted.
(b) Number, Election, Classification and Terms of Directors. The number of directors which will constitute the whole Board of Directors shall be fixed from time to time exclusively by, and may be increased or decreased from time to time exclusively by, the affirmative vote of at least a majority of the directors then in office (subject to such rights of holders of a series of shares of Preferred Stock to elect one or more directors pursuant to any provisions contained in a Directors’ Resolution with respect to such series), but in any event will not be less than three. The directors, other than those who may be elected by the holders of any series of Preferred Stock, will be divided into three classes: Class I, Class II and Class III. Each director will serve for a term ending on the third annual meeting of stockholders of the Corporation following the annual meeting of stockholders at which that director was elected; provided, however, that the directors first designated as Class I directors will serve for a term expiring at the annual meeting of stockholders next following the end of the calendar year 2015, the directors first designated as Class II directors will serve for a term expiring at the annual meeting of stockholders next following the end of the calendar year 2016, and the directors first designated as Class III directors will serve for a term expiring at the annual meeting of stockholders next following the end of the calendar year 2017. Each director will hold office until the annual meeting of stockholders at which that director’s term expires and, the foregoing notwithstanding, each director will serve until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.
At each annual election, the directors chosen to succeed those whose terms then expire will be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall have designated one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.
In the event of any change in the authorized number of directors, each director then continuing to serve as such will nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior death, resignation or removal. The Board of Directors will specify the class to which a newly created directorship will be allocated.
Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.
(c) Removal of Directors. No director of the Corporation may be removed from office as a director by vote or other action of the stockholders or otherwise, except for cause or a Board Determination (as defined below), and then only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all then outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class. Except as applicable law otherwise provides and unless the Board of Directors has made a determination that removal is in the best interests of the Corporation (in which case a finding of cause is not required for removal), which determination shall require the affirmative vote of at least eighty percent (80%) of the directors then in office at any meeting of the Board of Directors called for that purpose (a “Board Determination”), “cause” for the removal of a director will be deemed to exist only if the director whose removal is proposed: (i) has been convicted, or has been granted immunity to testify in any proceeding in which another has been convicted, of a felony by a court of competent jurisdiction and that conviction is no longer subject to direct appeal; (ii) has been found to have been grossly negligent or guilty of misconduct in the performance of his duties to the Corporation in any matter of substantial importance to the Corporation by (A) the affirmative vote of at least eighty percent (80%) of the directors then in office at any meeting of the Board of Directors called for that purpose or (B) a court of competent jurisdiction; or (iii) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability to serve as a director of the Corporation. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect members of the Board of Directors voting separately as a class pursuant to the

C-1

provisions applicable in the case of arrearages in the payment of dividends or other defaults contained in the Directors’ Resolution providing for the establishment of any series of Preferred Stock, any such director of the Corporation so elected may be removed in accordance with the provisions of that Directors’ Resolution. The foregoing provisions of this Article FIFTH are subject to the terms of any series of Preferred Stock with respect to the directors to be elected solely by the holders of such series of Preferred Stock.
(d) Vacancies. Except as a Directors’ Resolution providing for the establishment of any series of Preferred Stock may provide otherwise, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause will be filled by the affirmative vote of at least a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until that director’s successor shall have been elected and qualified or until his or her earlier death, resignation or removal. Except as a Directors’ Resolution providing for the establishment of any series of Preferred Stock may provide otherwise with respect to directors elected pursuant to any provisions contained in a Directors’ Resolution with respect to such series, no decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director.
(e) Amendment of Bylaws. The Board of Directors ~~shall~~will have the power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors ~~shall~~will require the approval of ~~at least~~ a majority of the directors then in office. The stockholders ~~shall~~will also have the power to adopt, amend or repeal the Bylaws of the Corporation at any annual meeting before which such matter has been properly brought in accordance with the Bylaws of the Corporation, or at any special meeting if notice of the proposed amendment is contained in the notice of said special meeting; provided, however, that, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least ~~eighty percent (80%)~~a majority of the voting power of all then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, ~~shall~~will be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.
~~(f) Certain Amendments. Notwithstanding anything in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with, or to repeal, this Article FIFTH or Article SIXTH.~~

C-2

APPENDIX D

BABCOCK & WILCOX ENTERPRISES, INC.
AMENDED AND RESTATED 2015 LONG-TERM INCENTIVE PLAN
(Amended and Restated as of June 16, 2020)
ARTICLE 1.
Establishment, Objectives and Duration
1.1    Establishment of the Plan. Babcock & Wilcox Enterprises, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the “Company”), established the Babcock & Wilcox Enterprises, Inc. 2015 Long-Term Incentive Plan as of June 1, 2015 (the “2015 Plan”). The Company amended and restated in its entirety the 2015 Plan as of May 6, 2016 (the “Amended and Restated 2015 Plan”), again as of May 16, 2018 (the “Second Amended and Restated 2015 Plan”), then again as of November 2, 2018 (the “Third Amended and Restated 2015 Plan”) and then again on June 14, 2019 (the “Fourth Amended and Restated Plan”). The Company hereby again amends and restates in its entirety, as of June 16, 2020, the Babcock & Wilcox Enterprises, Inc. Amended and Restated 2015 Long-Term Incentive Plan in the form of this document (the “Fifth Amended and Restated 2015 Plan”). Hereinafter, the 2015 Plan, as amended and restated by the Amended and Restated 2015 Plan, the Second Amended and Restated 2015 Plan, the Third Amended and Restated 2015 Plan, the Fourth Amended and Restated 2015 Plan and the Fifth Amended and Restated 2015 Plan, is referred to as this “Plan”). This Plan permits the grant of, among other permitted awards, Nonqualified Stock Options, Incentive Stock Options, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Cash Incentive Awards (each as hereinafter defined). For clarification purposes, the terms and conditions of the Second Amended and Restated 2015 Plan, the Third Amended and Restated 2015 Plan, and the Fourth Amended and Restated 2015 Plan to the extent they differ from the terms and conditions of either the 2015 Plan or the Amended and Restated 2015 Plan, shall not apply to or otherwise impact previously granted or outstanding awards under the 2015 Plan or the Amended and Restated 2015 Plan, as applicable.
1.2    Objectives. This Plan is designed to promote the success and enhance the value of the Company by linking the personal interests of Participants (as hereinafter defined) to those of the Company’s stockholders, and by providing Participants with an incentive for performance. This Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the employment and/or services of Participants.
1.3    Duration. The 2015 Plan commenced on June 1, 2015 and the Amended and Restated 2015 Plan commenced on May 6, 2016. The Second Amended and Restated 2015 Plan commenced on May 16, 2018. The Third Amended and Restated 2015 Plan commenced on November 2, 2018. The Fourth Amended and Restated 2015 Plan commenced on June 14, 2019. The Fifth Amended and Restated 2015 Plan commenced on June 16, 2020, and then this Plan shall remain in effect, subject to the right of the Board of Directors (as hereinafter defined) to amend or terminate this Plan at any time pursuant to Article 16 hereof, until all Shares (as hereinafter defined) subject to it shall have been purchased or acquired according to this Plan’s provisions; provided, however, that in no event may an Award (as hereinafter defined) be granted under this Plan on or after the tenth anniversary of June 16, 2020, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.
ARTICLE 2.
Definitions
As used in this Plan, the following terms shall have the respective meanings set forth below:
2.1    “Appreciation Right” means a right granted pursuant to Article 7 of this Plan, and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.
2.2    “Award” means a grant under this Plan of any Nonqualified Stock Option, Incentive Stock Option, Appreciation Right, Restricted Stock, Restricted Stock Unit, Cash Incentive Award, Performance Share or Performance Unit, dividend equivalents that are settled in Shares, or other award granted pursuant to Article 11 of the Plan.

2.3    “Award Agreement” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and provisions applicable to an Award granted under this Plan. An Award Agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.
2.4    “Award Limitations” has the meaning ascribed to such term in Section 4.2.
2.5    “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right.
2.6    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
2.7    “Board” or “Board of Directors” means the Board of Directors of the Company.
2.8    “Cash Incentive Award” means a cash award granted pursuant to Article 9 of this Plan.
2.9    “Change in Control” means, for purposes of this Plan and any Awards, unless otherwise set forth in an applicable Award Agreement by the Committee, the occurrence of any of the following:
(a)    30% Ownership Change: Any Person, other than an ERISA-regulated pension plan established by the Company, makes an acquisition of Outstanding Voting Stock and is, immediately thereafter, the beneficial owner of 30% or more of the then Outstanding Voting Stock, unless such acquisition is made directly from the Company in a transaction approved by a majority of the Incumbent Directors; or any group is formed that is the beneficial owner of 30% or more of the Outstanding Voting Stock (other than a group formation for the purpose of making an acquisition directly from the Company and approved (prior to such group formation) by a majority of the Incumbent Directors); or
(b)    Board Majority Change: Individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board; or
(c)    Major Mergers and Acquisitions: Consummation of a Business Combination unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Voting Stock immediately before such Business Combination beneficially own, directly or indirectly, more than 51% of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination in substantially the same relative proportions as their ownership, immediately before such Business Combination, of the Outstanding Voting Stock, (ii) if the Business Combination involves the issuance or payment by the Company of consideration to another entity or its shareholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such Business Combination by a majority of the Incumbent Directors) does not exceed 50% of the sum of the fair market value of the Outstanding Voting Stock plus the principal amount of the Company’s consolidated long-term debt (in each case, determined immediately before such consummation by a majority of the Incumbent Directors), (iii) no Person (other than any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were Incumbent Directors of the Company immediately before consummation of such Business Combination; or
(d)    Major Asset Dispositions: Consummation of a Major Asset Disposition unless, immediately following such Major Asset Disposition, (i) individuals and entities that were beneficial owners of the Outstanding Voting Stock immediately before such Major Asset Disposition beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the Board (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were Incumbent Directors of the Company immediately before consummation of such Major Asset Disposition.
For purposes of this definition of “Change in Control”,
(1) “Person” means an individual, entity or group;
(2) “group” is used as it is defined for purposes of Section 13(d)(3) of the Exchange Act;
(3) “beneficial owner” is used as it is defined for purposes of Rule 13d-3 under the Exchange Act;
(4) “Outstanding Voting Stock” means outstanding voting securities of the Company entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Voting Stock (or of other voting stock) is determined based on the combined voting power of such securities;
(5) “Incumbent Director” means a director of the Company (x) who was a director of the Company on the Effective Date or (y) who becomes a director after such date and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the Incumbent Directors at the time of such election or nomination, except that any such director will not be deemed an Incumbent Director if his or her initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board;
(6) “Business Combination” means:
(x) a merger or consolidation involving the Company or its stock; or
(y) an acquisition by the Company, directly or through one or more subsidiaries, of another entity or its stock or assets.
(7) “parent corporation resulting from a Business Combination” means the Company if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries; and
(8) “Major Asset Disposition” means the sale or other disposition in one transaction or a series of related transactions of 70% or more of the assets of the Company and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Company will be based on fair market value, as determined by a majority of the Incumbent Directors.
However, in no event shall a Change in Control be deemed to have occurred under this Plan with respect to a Participant if the Participant is part of a purchasing group which consummates a transaction resulting in a Change in Control. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (x) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (y) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors).
2.10    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.11    “Committee” means the Compensation Committee of the Board, or such other committee of the Board appointed by the Board to administer this Plan, as specified in Article 3 hereof.
2.12    “Consultant” means a natural person (qualifying as an “employee” for purposes of Form S-8) who is neither an Employee nor a Director and who performs services for the Company or a Subsidiary pursuant to a contract, provided that those services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

2.13    [Intentionally Omitted]
2.14    “Date of Grant” means the date specified by the Committee on which a grant of Options, Appreciation Rights, Performance Shares, Performance Units, or other awards contemplated by Article 11 of this Plan, or a grant or sale of Restricted Shares, Restricted Stock Units, or other awards contemplated by Article 11 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).
2.15    “Director” means any individual who is a member of the Board of Directors; provided, however, that any member of the Board of Directors who is employed by the Company shall be considered an Employee under this Plan.
2.16    “Disability” means, unless otherwise set forth in an applicable Award Agreement by the Committee and as determined by the Committee in its sole discretion, a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
2.17    “Economic Value Added” means net operating profit after tax minus the product of capital and the cost of capital.
2.18    “Effective Date” shall mean June 1, 2015; provided, however, the effective date of this amended and restated Plan is June 16, 2020, subject to the requisite approval of the shareholders of the Company as of such date.
2.19    “Employee” means any person who is employed by the Company.
2.20    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
2.21    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
2.22    “Fair Market Value” of a Share shall mean, as of a particular date, (a) if Shares are listed on a national securities exchange, the closing sales price per Share on the consolidated transaction reporting system for the principal national securities exchange on which Shares are listed on that date, or, if no such sale is so reported on that date, on the last preceding date on which such a sale was so reported, (b) if Shares are not so listed but are traded on an over-the-counter market, the mean between the closing bid and asked prices for Shares on that date, or, if there are no such quotations available for that date, on the last preceding date for which such quotations are available, as reported by the National Quotation Bureau Incorporated, or (c) if no Shares are publicly traded, a value determined in good faith by the Committee, provided that such value is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.
2.23    “Fiscal Year” means the year commencing January 1 and ending December 31.
2.24    “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Article 7 of this Plan that is not granted in tandem with an Option.
2.25    “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 hereof and which is designated as an Incentive Stock Option and is intended to meet the requirements of Code Section 422, or any successor provision.
2.26    “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 hereof and which is not an Incentive Stock Option.
2.27    “Officer” means an Employee of the Company included in the definition of “Officer” under Section 16 of the Exchange Act and rules and regulations promulgated thereunder or such other Employees who are designated as “Officers” by the Board.

2.28    “Option” means an Incentive Stock Option or a Nonqualified Stock Option.
2.29    “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.
2.30    “Participant” means an eligible Officer, Director, Consultant or Employee who has been selected for participation in this Plan in accordance with Section 5.2.
2.31    “Performance-Based Award” means an Award (other than an Option) that is based on the performance measure(s) set forth in Article 12.
2.32    [Intentionally Omitted]
2.33    “Performance Period” means, with respect to a Performance-Based Award, the period of time during which the performance goals specified in such Award must be met in order to determine the degree of payout and/or vesting with respect to that Performance-Based Award, and with respect to an Award that is not a Performance-Based Award, the period of time during which the performance goals specified in such Award must be met in order to determine the degree of payout and/or vesting with respect to such Award.
2.34    “Performance Share” means a bookkeeping entry that records the equivalent of one Share awarded pursuant to Article 9 of this Plan.
2.35    “Performance Unit” means a bookkeeping entry awarded pursuant to Article 9 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.
2.36    “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its sole discretion) as set forth in the related Award Agreement, and/or the Shares are subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), as provided in Article 8 hereof.
2.37    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Section 13(d) and 14(d) thereof, including a “group” (as that term is used in Section 13(d)(3) thereof).
2.38    “Restricted Stock” means Shares granted or sold pursuant to Article 8 of this Plan as to which neither the substantial risk of forfeiture (within the meaning of Section 83 of the Code) nor the prohibition on transfers has expired.
2.39    “Restricted Stock Unit” or “RSU” means a contractual promise to distribute to a Participant one Share and/or cash equal to the Fair Market Value of one Share, determined in the sole discretion of the Committee, which shall be delivered to the Participant upon satisfaction of the vesting and any other requirements set forth in the related Award Agreement.
2.40    “Retirement” shall have the meaning ascribed to such term by the Committee, as set forth in the applicable Award Agreement.
2.41    [Intentionally Omitted]
2.42    “Shares” means the common stock, par value $0.01 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 4.4.
2.43    “Spread” means the excess of the Fair Market Value per Share on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option or Free-Standing Appreciation Right, respectively.

2.44    “Subsidiary” means any corporation, partnership, joint venture, affiliate or other entity in which the Company has a majority voting interest; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.
2.45    “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Article 7 of this Plan that is granted in tandem with an Option.
2.46    “Vesting Period” means the period during which an Award granted hereunder is subject to a service or performance-related restriction, as set forth in the related Award Agreement.
ARTICLE 3.
Administration
3.1    The Committee. This Plan shall be administered by the Committee, as constituted from time to time. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Committee shall be composed of not less than three members of the Board, each of whom shall (a) meet all applicable independence requirements of the New York Stock Exchange, or if the Shares are not traded on the New York Stock Exchange, the principal national securities exchange on which the Shares are traded, and (b) be a “non-employee director” within the meaning of Exchange Act Rule 16b-3. The Committee may from time to time delegate all or any part of its authority under this Plan to any subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.
3.2    Authority of the Committee. Except as limited by law or by the Articles of Incorporation or By-Laws of the Company (each as amended from time to time), the Committee shall have full and exclusive power and authority to take all actions specifically contemplated by this Plan or that are necessary or appropriate in connection with the administration hereof and shall also have full and exclusive power and authority to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as the Committee may deem necessary or proper. The Committee shall have full power and sole discretion to: select Officers, Directors, Consultants and Employees who shall be granted Awards under this Plan; determine the sizes and types of Awards; determine the time when Awards are to be granted and any conditions that must be satisfied before an Award is granted; determine the terms and conditions of Awards in a manner consistent with this Plan; determine whether the conditions for earning an Award have been met and whether a Performance-Based Award will be paid at the end of an applicable performance period; determine the guidelines and/or procedures for the payment or exercise of Awards; and determine whether a Performance-Based Award should qualify, regardless of its amount, as deductible in its entirety for federal income tax purposes, including whether a Performance-Based Award granted to an Officer should qualify as performance-based compensation. The Committee may, in its sole discretion, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or any Award or otherwise amend or modify any Award in any manner that is either (a) not adverse to the Participant to whom such Award was granted or (b) consented to in writing by such Participant, and (c) consistent with the requirements of Section 12.2 and 12.3 hereof, and Section 409A of the Code, if applicable. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further this Plan’s objectives. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of this Plan. As permitted by law and the terms of this Plan, the Committee may delegate its authority as identified herein.
3.3    Delegation of Authority. To the extent permitted under applicable law, the Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that (a) the Committee may not delegate any authority to grant Awards to a Director or an Employee who is an officer, director or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act, or any person subject to Section 162(m) of the Code, (b) the resolution providing for such authorization to grant Awards sets forth the total number of Shares such officer(s) may grant and the terms of any Award that such officer(s) may grant, and (c) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

3.4    Decisions Binding. All interpretations, determinations and decisions made by the Committee pursuant to the provisions of this Plan, any Award Agreement and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons concerned, including the Company, its stockholders, Officers, Directors, Employees, Consultants, Participants and their estates and beneficiaries. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.
3.5    Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.
ARTICLE 4.
Shares Subject to this Plan
4.1    Number of Shares Available for Grants of Awards. Subject to adjustment as provided in Section 4.4 hereof and the Share counting rules set forth in this Plan, there are reserved for Awards under this Fifth Amended and Restated Plan the sum of 3,000,000 new Shares plus the Shares previously authorized but not awarded under the Fourth Amended and Restated 2015 Plan (approximately 346,629 Shares). Shares subject to Awards under this Plan that are cancelled, forfeited, terminated or expire unexercised, are settled in cash, or are unearned, in whole or in part, shall immediately become available for the granting of Awards under this Plan to the extent of such cancellation, forfeiture, termination, expiration, cash settlement or unearned amount. Additionally, the Committee may from time to time adopt and observe such procedures concerning the counting of Shares against this Plan maximum as it may deem appropriate, provided that notwithstanding anything to the contrary contained herein, the following Shares will not be added to the aggregate number of Shares available for Awards under this Section 4.1: (a) Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option, (b) Shares withheld by the Company, tendered or otherwise used to satisfy a tax withholding obligation, (c) Shares subject to an Appreciation Right that are not actually issued in connection with its Shares settlement on exercise thereof, and (d) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options. The Shares reserved for issuance under this Section 4.1 may be Shares of original issuance or Shares held in treasury, or a combination thereof.
4.2    Limits on Grants in Any Fiscal Year. Subject to adjustment as provided in Section 4.4 and the other Share counting rules set forth in this Plan, the following rules (“Award Limitations”) shall apply to grants of Awards under this Plan (or otherwise with respect to Directors):
(a)    Option and Appreciation Rights. The maximum aggregate number of Shares issuable pursuant to Awards of Options and/or Appreciation Rights that may be granted in any one Fiscal Year of the Company to any one Participant shall be 165,789.
(b)    Restricted Stock and Restricted Stock Units. The maximum aggregate number of Shares subject to Performance-Based Awards of Restricted Stock and RSUs that may be granted in any one Fiscal Year to any one Participant shall be 165,789.
(c)    Performance Shares. The maximum aggregate number of Shares subject to Performance-Based Awards of Performance Shares that may be granted in any one Fiscal Year to any one Participant shall be 165,789.

(d)    Performance Units. The maximum aggregate cash payout with respect to Performance-Based Awards of Performance Units granted in any one Fiscal Year to any one Participant shall be $6,000,000, with such cash value determined as of the Date of Grant.
(e)    Cash Incentive Awards. The maximum aggregate cash payout with respect to Performance-Based Awards of Cash Incentive Awards granted in any one Fiscal Year to any one Participant shall be $6,000,000.
(f)    Other Awards. The maximum aggregate cash payout with respect to Performance-Based Awards of other awards payable in cash under Article 11 granted in any one Fiscal Year to any one Participant shall be $6,000,000, with such cash value determined as of the Date of Grant, and the maximum aggregate number of Shares subject to Performance-Based Awards of other awards payable in Shares under Article 11 granted in any one Fiscal Year to any one Participant shall be 165,789.
(g)    Director Compensation. Subject to adjustment as described in Section 4.4, in no event will any Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any Awards based on the grant date fair value for financial reporting purposes) in excess of $500,000.
4.3    Limit on Incentive Stock Options. Notwithstanding anything in this Article 4 or elsewhere in this Plan to the contrary and subject to adjustment as provided in Section 4.4, the maximum aggregate number of Shares actually issued pursuant to the exercise of Incentive Stock Options shall be 165,789.
4.4    Adjustments. The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Shares) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.
If there shall be any change in the Shares of the Company or the capitalization of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split-up, spin-off, combination of shares, exchange of shares, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, or any other corporate transaction or event having an effect similar to any of the foregoing, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall adjust, in such manner as it deems equitable and that complies with Section 409A of the Code, as applicable, the number and kind of Shares that may be granted as Awards under this Plan, the number and kind of Shares subject to outstanding Awards, the exercise or other price applicable to outstanding Awards, the Award Limitations (to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify), the Fair Market Value of the Shares, Cash Incentive Awards and other value determinations and other terms applicable to outstanding Awards; provided, however, that the number of Shares subject to any Award shall always be a whole number. In the event of any such transaction or event, or in the event of a Change in Control, the Committee shall be authorized, in its sole discretion (but subject to compliance with Section 409A of the Code to the extent applicable), to: (a) grant or assume Awards by means of substitution of new Awards, as appropriate, for previously granted Awards or to assume previously granted Awards as part of such adjustment; (b) make provision, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, Awards and the termination of Options that remain unexercised at the time of such transaction; or (c) provide for the acceleration of the vesting and exercisability of Options and the cancellation thereof in exchange for such payment as the Committee, in its sole discretion, determines is a reasonable approximation of the value thereof. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee shall provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, shall determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option or Appreciation Right without any payment to the person holding such Option or Appreciation Right. Notwithstanding the foregoing, any adjustment to the number specified in Section 4.3 in accordance with this Section 4.4 will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an ISO to fail to so qualify.
ARTICLE 5.
Eligibility and Participation
5.1    Eligibility. Persons eligible to participate in this Plan include all Officers, Directors, Employees and Consultants, as determined in the sole discretion of the Committee.
5.2    Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all Officers, Directors, Employees and Consultants those persons to whom Awards shall be granted and shall determine the nature and amount of each Award. No Officer, Director, Employee or Consultant shall have the right to be selected for participation in this Plan, or, having been so selected, to be selected to receive a future award.
ARTICLE 6.
Options
6.1    Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, upon such terms, at any time, and from time to time, as shall be determined by the Committee; provided, however, that ISOs may be awarded only to Employees who meet the definition of “employees” under Section 3401(c) of the Code. Subject to the terms of this Plan, the Committee shall have discretion in determining the number of Shares subject to Options granted to each Participant.
6.2    Option Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains (subject to the limitations set forth in Article 4 of this Plan), and such other provisions as the Committee shall determine that are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO (provided that, in the absence of such specification, the Option shall be an NQSO).
6.3    Option Price. The Option Price for each grant of an Option under this Plan shall be as determined by the Committee; provided, however, that, subject to any subsequent adjustment that may be made pursuant to the provisions of Section 4.4 hereof, the Option Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant (except with respect to awards under Article 22 of this Plan). Except as otherwise provided in Section 4.4 hereof, without prior stockholder approval, no repricing of Options awarded under this Plan shall be permitted such that the terms of outstanding Options may not be amended to reduce the Option Price; further, except as otherwise provided in Section 4.4 hereof, without prior stockholder approval, Options may not be replaced or regranted through cancellation, in exchange for cash or other Awards, or if the effect of the replacement or regrant would be to reduce the Option Price of the Options or would constitute a repricing under generally accepted accounting principles in the United States (as applicable to the Company’s public reporting).
6.4    Duration of Options. Subject to any earlier expiration that may be effected pursuant to the provisions of Section 4.4 hereof, each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that an Option shall not be exercisable on or after the tenth (10th) anniversary date of its grant.
6.5    Exercise of Options. Options granted under this Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant, and may provide that such Options be exercisable early or continue to vest, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control. The exercise of an Option will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Article 7 of this Plan.
6.6    Payment. (%3) Any Option granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company in the manner prescribed in the related Award Agreement, setting forth the number of Shares with respect to which the Option is to be exercised, and either (i) accompanied by full payment of the Option Price for the Shares issuable on such exercise or (ii) exercised in a manner that is in accordance with applicable law and the “cashless exercise” procedures (if any) approved by the Committee involving a broker or dealer.

(a)    The Option Price upon exercise of any Option shall be payable to the Company in full, subject to applicable law: (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds; (ii) by tendering previously acquired Shares owned by the Participants having a value at the time of exercise equal to the total Option Price; (iii) subject to any conditions or limitations established by the Committee, by the Company’s withholding of Shares otherwise issuable upon exercise of an Option pursuant to a “net exercise” arrangement; (iv) by a combination of such methods of payment; or (v) any other method approved by the Committee, in its sole discretion.
(b)    Subject to any governing rules or regulations, as soon as practicable after receipt of a notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant’s name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option.
6.7    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Plan as it may deem advisable, including, without limitation, restrictions under applicable U.S. federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.
6.8    Termination of Employment, Service or Directorship. Each Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment, service or directorship with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in each Award Agreement entered into with a Participant with respect to an Option Award, need not be uniform among all Options granted pursuant to this Article 6 and may reflect distinctions based on the reasons for termination.
6.9    Transferability of Options.
(a)    Incentive Stock Options. No ISO granted under this Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the regulations thereunder. Further, all ISOs granted to a Participant under this Plan shall be exercisable during his or her lifetime only by such Participant.
(b)    Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement, NQSOs granted under this Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the regulations thereunder. Further, except as otherwise provided in a Participant’s Award Agreement, all NQSOs granted to a Participant under this Plan shall be exercisable during his or her lifetime only by such Participant.
6.10    No Dividend Rights. Options granted under this Plan may not provide for any dividend or dividend equivalents thereon.
6.11    Deferred Payment. To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.
6.12    Performance Goals. Any grant of Options may specify performance goals that must be achieved as a condition to the exercise of such Options.
ARTICLE 7.
Appreciation Rights
7.1    Grant of Appreciation Rights. Subject to the terms and provisions of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (a) to any Optionee, of Tandem Appreciation Rights in respect of Options granted hereunder, and (b) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related

Option, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Options; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.
7.2    Appreciation Rights Award Agreement. Each Appreciation Right grant shall be evidenced by an Award Agreement that shall specify the Base Price (if applicable), the duration of the Appreciation Right, identify the related Options (if applicable), and such other provisions as the Committee shall determine that are not inconsistent with the terms of this Plan.
7.3    Payment. Each grant of Appreciation Rights may specify that the amount payable on exercise of an Appreciation Right (a) will be paid by the Company in cash, Shares or any combination thereof and (b) may not exceed a maximum specified by the Committee at the Date of Grant.
7.4    Waiting Period and Exercisability. Any grant of Appreciation Rights may specify waiting periods before exercise and permissible exercise dates or periods. Furthermore, each grant may specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Appreciation Rights or installments thereof will become exercisable. Moreover, any grant of Appreciation Rights may provide that such Appreciation Rights be exercisable early or continue to vest, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control.
7.5    Performance Goals. Any grant of Appreciation Rights may specify performance goals that must be achieved as a condition of the exercise of such Appreciation Rights.
7.6    Termination of Employment, Service or Directorship. Each Appreciation Rights Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Appreciation Rights following termination of the Participant’s employment, service or directorship with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in each Award Agreement entered into with a Participant with respect to an Appreciation Rights Award, need not be uniform among all Appreciation Rights granted pursuant to this Article 7 and may reflect distinctions based on the reasons for termination.
7.7    Tandem Appreciation Rights. Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option is also exercisable and at a time when the Spread is positive, and by surrender of the related Option for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.
7.8    No Dividend Rights. Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
7.9    Transferability. Except as otherwise provided in a Participant’s Award Agreement, Appreciation Rights granted under this Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the regulations thereunder. Further, except as otherwise provided in a Participant’s Award Agreement, all Appreciation Rights granted to a Participant under this Plan shall be exercisable during his or her lifetime only by such Participant.
7.10    Free-Standing Appreciation Rights. These terms apply only to Free-Standing Appreciation Rights:
(a)    Base Price. Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which (except with respect to awards under Article 22 of this Plan) may not be less than the Fair Market Value per Share on the Date of Grant. Except as otherwise provided in Section 4.4 hereof, without prior stockholder approval, no repricing of Appreciation Rights awarded under this Plan shall be permitted such that the terms of outstanding Appreciation Rights may not be amended to reduce the Base Price; further, except as otherwise provided in Section 4.4 hereof, without prior stockholder approval, Appreciation Rights may not be replaced or regranted through cancellation, in exchange for cash or other Awards, or if the effect of the replacement or regrant would be to reduce the Base Price of the Appreciation Rights or would constitute a repricing under generally accepted accounting principles in the United States (as applicable to the Company’s public reporting).
(b)    Duration. No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.
ARTICLE 8.
Restricted Stock
8.1    Grant of Restricted Stock. Subject to the terms and provisions of this Plan, the Committee at any time, and from time to time, may grant or sell Shares as Restricted Stock (“Shares of Restricted Stock”) to Participants in such amounts as the Committee shall determine.
8.2    Restricted Stock Award Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock granted or to be sold, and such other provisions as the Committee shall determine.
8.3    Transferability. Except as provided in the Participant’s related Award Agreement and/or this Article 8, the Shares of Restricted Stock granted or sold to a Participant under this Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the related Award Agreement entered into with that Participant, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement. During the applicable Period of Restriction, all rights with respect to the Restricted Stock granted to a Participant under this Plan shall be available during his or her lifetime only to such Participant. Any attempted assignment of Restricted Stock in violation of this Section 8.3 shall be null and void.
8.4    Other Restrictions. (%3) The Committee may impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to this Plan as it may deem advisable, including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals and/or restrictions under applicable U.S. federal or state securities laws. Further, a grant or sale of Shares of Restricted Stock may provide for continued vesting or earlier termination of restrictions, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control.
(a)    Unless otherwise directed by the Committee, (i) all certificates representing Shares of Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Shares of Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Shares of Restricted Stock.
8.5    Removal of Restrictions. Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award made under this Plan shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or have lapsed.
8.6    Voting Rights. To the extent permitted by the Committee or required by law, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares during the applicable Period of Restriction.
8.7    Dividends. During the applicable Period of Restriction, Participants holding Shares of Restricted Stock granted or sold hereunder shall, unless the Committee otherwise determines, be credited with cash dividends paid with respect to the Shares, in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends that it deems appropriate; provided, however, that dividends or other distributions on Shares of Restricted Stock will in all cases be deferred until and paid contingent upon the vesting of the Restricted Stock.

8.8    Termination of Employment, Service or Directorship. Each Restricted Stock Award Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Shares of Restricted Stock following termination of the Participant’s employment, service or directorship with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in each Award Agreement entered into with a Participant with respect to Shares of Restricted Stock, need not be uniform among all Shares of Restricted Stock granted pursuant to this Article 8 and may reflect distinctions based on the reasons for termination.
ARTICLE 9.
Performance Units, Performance Shares and Cash Incentive Awards
9.1    Grant of Performance Units, Performance Shares and Cash Incentive Awards. Subject to the terms of this Plan, Performance Units, Performance Shares and Cash Incentive Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.
9.2    Award Agreement. Each Award of Performance Units, Performance Shares or Cash Incentive Award shall be evidenced by an Award Agreement that shall specify the Performance Period, the number of Performance Units or Performance Shares or amount of Cash Incentive Award granted, and such other provisions as the Committee shall determine. Further, the Performance Period may be subject to earlier lapse or modification, including in the event of retirement, death or disability of a Participant or in the event of a Change in Control. In such event, the Award Agreement will specify the time and terms of delivery.
9.3    Value of Performance Units, Performance Shares and Cash Incentive Awards. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met, will determine the number and/or value of Performance Units, Performance Shares or Cash Incentive Awards which will be paid out to the Participant.
9.4    Form and Timing of Payment of Performance Units, Performance Shares and Cash Incentive Awards. Subject to the provisions of Article 13 hereof or as otherwise determined by the Committee in the Award Agreement, payment of earned Performance Units, Performance Shares or Cash Incentive Awards to a Participant shall be made no later than March 15 following the end of the calendar year in which such Performance Units, Performance Shares or Cash Incentive Awards vest, or as soon as administratively practicable thereafter if payment is delayed due to unforeseeable events. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units or Performance Shares in the form of cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares at the close of the applicable Performance Period. Any Shares issued or transferred to a Participant for this purpose may be granted subject to any restrictions that are deemed appropriate by the Committee.
9.5    Termination of Employment, Service or Directorship. Each Award Agreement providing for a Performance Unit, Performance Share or Cash Incentive Award shall set forth the extent to which the Participant shall have the right to receive a payout of cash or Shares with respect to unvested Performance Units, Performance Shares or Cash Incentive Award following termination of the Participant’s employment, service or directorship with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with the Participant, need not be uniform among all Awards of Performance Units, Performance Shares or Cash Incentive Awards granted pursuant to this Article 9 and may reflect distinctions based on the reasons for termination.
9.6    Transferability. Except as otherwise provided in a Participant’s related Award Agreement, Performance Units, Performance Shares and Cash Incentive Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the regulations thereunder. Further, except as otherwise provided in a Participant’s related Award Agreement, a Participant’s rights with respect to Performance Units, Performance Shares or Cash Incentive Awards granted to that Participant under this Plan shall be available during the Participant’s lifetime only to the Participant. Any attempted assignment of Performance Units, Performance Shares or Cash Incentive Award in violation of this Section 9.6 shall be null and void.

9.7    Voting Rights and Dividends. During the applicable Vesting Period, Participants holding Performance Units or Performance Shares shall not have voting rights with respect to the Shares underlying such units or shares. During the applicable Vesting Period, Participants holding Performance Units or Performance Shares granted hereunder shall, unless the Committee otherwise determines, be credited with dividend equivalents, in the form of cash or additional Performance Units or Performance Shares (as determined by the Committee in its sole discretion), if a cash dividend is paid with respect to the Shares. The extent to which dividend equivalents shall be credited shall be determined in the sole discretion of the Committee. Such dividend equivalents shall be subject to a Vesting Period equal to the remaining Vesting Period of the Performance Units or Performance Shares with respect to which the dividend equivalents are paid. Dividend equivalents credited with respect to Performance Units or Performance Shares that do not vest shall be forfeited.
ARTICLE 10.
Restricted Stock Units
10.1    Grant of RSUs. Subject to the terms and provisions of this Plan, the Committee at any time, and from time to time, may grant or sell RSUs to eligible Participants in such amounts as the Committee shall determine.
10.2    RSU Award Agreement. Each RSU Award to a Participant shall be evidenced by an RSU Award Agreement entered into with that Participant, which shall specify the Vesting Period, the number of RSUs granted, the time and manner of payment for earned RSUs, and such other provisions as the Committee shall determine in its sole discretion. Further, any grant or sale of Restricted Stock Units may provide for continued vesting or the early termination of restrictions, including in the event of retirement, death or disability of a Participant or in the event of a Change of Control; further provided, that no award of Restricted Stock Units intended to be a Performance-Based Award will provide for such early lapse or modification of the Restriction Period (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Performance-Based Award.
10.3    Transferability. Except as provided in a Participant’s related Award Agreement, RSUs granted hereunder may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the regulations thereunder. Further, except as otherwise provided in a Participant’s related Award Agreement, a Participant’s rights with respect to an RSU Award granted to that Participant under this Plan shall be available during his or her lifetime only to such Participant. Any attempted assignment of an RSU Award in violation of this Section 10.3 shall be null and void.
10.4    Form and Timing of Delivery. If a Participant’s RSU Award Agreement provides for payment in cash, payment equal to the Fair Market Value of the Shares underlying the RSU Award, calculated as of the last day of the applicable Vesting Period, shall be made in a single lump-sum payment. If a Participant’s RSU Award Agreement provides for payment in Shares, the Shares underlying the RSU Award shall be delivered to the Participant. Subject to the provisions of Article 13 hereof or as otherwise determined by the Committee in the Award Agreement, such payment of cash or Shares shall be made no later than March 15 following the end of the calendar year during which the RSU Award vests, or as soon as practicable thereafter if payment is delayed due to unforeseeable events. Such delivered Shares shall be freely transferable by the Participant.
10.5    Voting Rights and Dividends. During the applicable Vesting Period, Participants holding RSUs shall not have voting rights with respect to the Shares underlying such RSUs. During the applicable Vesting Period, Participants holding RSUs granted hereunder shall, unless the Committee otherwise determines, be credited with dividend equivalents, in the form of cash or additional RSUs (as determined by the Committee in its sole discretion), if a cash dividend is paid with respect to the Shares. The extent to which dividend equivalents shall be credited shall be determined in the sole discretion of the Committee. Such dividend equivalents shall be subject to a Vesting Period equal to the remaining Vesting Period of the RSUs with respect to which the dividend equivalents are paid. Dividend equivalents credited with respect to RSUs that do not vest shall be forfeited.
10.6    Termination of Employment, Service or Directorship. Each RSU Award Agreement shall set forth the extent to which the applicable Participant shall have the right to receive a payout of cash or Shares with respect to unvested RSUs following termination of the Participant’s employment, service or directorship with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in each

Award Agreement entered into with a Participant with respect to RSUs, need not be uniform among all RSUs granted pursuant to this Article 10 and may reflect distinctions based on the reasons for termination.
ARTICLE 11.
Other Awards
11.1    Grant of Other Awards. Subject to applicable law and the limits set forth in Article 4 of this Plan, the Committee may grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Shares delivered pursuant to an award in the nature of a purchase right granted under this Article 11 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Shares, other awards, notes or other property, as the Committee determines.
11.2    Tandem Awards. Cash awards, as an element of, or supplement to, any other award granted under this Plan, may also be granted pursuant to this Article 11.
11.3    Shares as Bonus. The Committee may grant Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.
11.4    Early Terminations. Any grant of an award under this Article 11 may provide for continued vesting or the early vesting or termination of restrictions, including in the event of retirement, death or disability of a Participant or in the event of a Change in Control; further provided, that no award granted under this Article 11 that is intended to be a Performance-Based Award will provide for such early lapse or modification (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Performance-Based Award. In such event, the Award Agreement will specify the time and terms of delivery.
11.5    Dividends and Dividend Equivalents. The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on Awards granted under this Article 11 on a deferred and contingent basis, either in cash or in additional Shares; provided, however, that dividend equivalents or other distributions on Shares underlying Awards granted under this Article 11 will be deferred until and paid contingent upon the earning of such Awards.
ARTICLE 12.
Performance Measures
12.1    Performance Measures. Unless and until the Committee proposes and stockholders approve a change in the general performance measures set forth in this Article 12, the attainment of which may determine the degree of payout and/or vesting with respect to Awards, the performance measure(s) to be used for purposes of such Performance-Based Awards shall be chosen from among the following alternatives (including relative or growth achievement regarding such alternatives): (a) Cash Flow (including operating cash flow and free cash flow); (b) Cash Flow Return on Capital; (c) Cash Flow Return on Assets; (d) Cash Flow Return on Equity; (e) Net Income; (f) Return on Capital; (g) Return on Invested Capital; (h) Return on Assets; (i) Return on Equity; (j) Share Price; (k) Earnings Per Share (basic or diluted); (l) Earnings Before Interest and Taxes; (m) Earnings Before Interest, Taxes, Depreciation and Amortization; (n) Total and Relative Shareholder Return; (o) Operating Income; (p) Return on Net Assets; (q) Gross or Operating Margins; (r) Safety; and (s) Economic Value Added or EVA.
Subject to the terms of this Plan, each of these measures may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries. Each of these measures may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. Furthermore, in the case of a Performance-Based Award, each performance measure will be objectively determinable, and, unless otherwise determined by the Committee, may include or exclude specified research and development expenses, acquisition costs, operating expenses from acquired businesses or corporate transactions, and such other unusual or infrequent items as defined by the Committee in its sole discretion and as identified on the Date of Grant.
12.2    Adjustments. The Committee shall have the sole discretion to adjust determinations of the degree of attainment of the pre-established performance goals. The Committee shall retain the discretion to adjust such Awards downward.
12.3    Grandfathered Performance-Based Awards. Notwithstanding anything in this Plan to the contrary, the Committee shall administer any Awards in effect on November 2, 2017 which qualify as “performance-based compensation” under Section 162(m) of the Code, as amended the by Tax Cuts and Jobs Act (the “TCJA”), in accordance with the “grandfathering” transition rules applicable to written binding contracts in effect on November 2, 2017 and shall have the discretion to amend this Plan to conform to the TCJA, all without obtaining further approval from the Company’s shareholders (unless otherwise required by applicable law). Further, this amended and restated Plan is not intended, and shall not be deemed as amending, any such Awards to the extent it would result in the loss of deductibility under the TCJA’s “grandfathering” rules applicable to Section 162(m) of the Code.
ARTICLE 13.
Deferrals
The Committee may, in its sole discretion, permit selected Participants to elect to defer payment of some or all types of Awards, or may provide for the deferral of an Award in an Award Agreement; provided, however, that the timing of any such election and payment of any such deferral shall be specified in the Award Agreement and shall conform to the requirements of Section 409A(a)(2), (3) and (4) of the Code and the regulations and rulings issued thereunder. Any deferred payment, whether elected by a Participant or specified in an Award Agreement or by the Committee, may be forfeited if and to the extent that the applicable Award Agreement so provides.
ARTICLE 14.
Rights of Employees, Directors and Consultants
14.1    Employment or Service. Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company.
14.2    No Contract of Employment. Neither an Award nor any benefits arising under this Plan shall constitute part of a Participant’s employment contract with the Company or any Subsidiary, and accordingly, subject to the provisions of Article 16 hereof, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to liability on the part of the Company or any Subsidiary for severance payments.
14.3    Transfers Between Participating Entities. For purposes of this Plan, a transfer of a Participant’s employment between the Company and a Subsidiary, or between Subsidiaries, shall not be deemed to be a termination of employment. Upon such a transfer, subject to the terms of this Plan, the Committee may make such adjustments to outstanding Awards as it deems appropriate to reflect the change in reporting relationships.
ARTICLE 15.
Change in Control
The treatment of outstanding Awards upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, shall be determined in the sole discretion of the Committee in accordance with the terms of this Plan and shall be described in the Award Agreements and need not be uniform among all Participants or Awards granted pursuant to this Plan.

ARTICLE 16.
Amendment, Modification and Termination
16.1    Amendment, Modification, and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate this Plan in whole or in part; provided, however, if an amendment to the Plan, for purposes of applicable stock exchange rules and except as permitted under Section 4.4 of this Plan, (a) would materially increase the benefits accruing to Participants under the Plan, (b) would materially increase the number of securities which may be issued under the Plan, (c) would materially modify the requirements for participation in the Plan or (d) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Shares are traded or quoted, all as determined by the Board, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained. No amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant. Notwithstanding anything in this Plan to the contrary, Participant consent shall not be required for any amendment to Article 20 hereof or otherwise that is deemed necessary or appropriate by the Company to ensure compliance with Section 409A of the Code, the Dodd-Frank Wall Street Reform and Consumer Protection Act or Section 10D of the Exchange Act, or any rules or regulations promulgated thereunder.
16.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. If permitted by Section 409A of the Code and subject to Sections 4.4, 6.3, 7.10(a) and 12.3 of this Plan, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or in recognition of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate.
ARTICLE 17.
Withholding
The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or Shares under this Plan, or at the time applicable law otherwise requires, an appropriate amount of cash or number of Shares or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may permit withholding to be satisfied by the transfer to the Company of Shares theretofore owned by the holder of the Award with respect to which withholding is required. If Shares are used to satisfy tax withholding, such Shares shall be valued at their fair market value on the date when the tax withholding is required to be made and the value withheld shall not exceed the minimum amount of taxes required to be withheld
ARTICLE 18.
Indemnification
Each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom the Committee has delegated authority in accordance with Article 3 hereof, shall be indemnified and held harmless by the Company against and from: (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan, except for any such action or failure to act that constitutes willful misconduct on the part of such person or as to which any applicable statute prohibits the Company from providing indemnification; and (b) any and all amounts paid by him or her in settlement of any claim, action, suit or proceeding as to which indemnification is provided pursuant to clause (a) of this sentence, with the Company’s approval, or paid by him or her in satisfaction of any judgment or award in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall be in addition to any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws (each, as amended from time to time), as a matter of law, or otherwise.

ARTICLE 19.
Successors
All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the direct or indirect result of a merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or other transaction.
ARTICLE 20.
Clawback Provisions
Any Award Agreement may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either during employment or service with the Company or its Subsidiaries, or within a specified period after termination of such employment or service, shall engage in any detrimental activity (as described in the applicable Award Agreement or such clawback policy). In addition, notwithstanding anything in this Plan to the contrary, any Award Agreement or such clawback policy may also provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any Shares issued under and/or any other benefit related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded.
ARTICLE 21.
General Provisions
21.1    Restrictions and Legends. No Shares or other form of payment shall be issued or transferred with respect to any Award unless the Company shall be satisfied that such issuance or transfer will be in compliance with applicable U.S. federal and state securities laws. The Committee may require each person receiving Shares pursuant to an Award under this Plan to represent to and agree with the Company in writing that the Participant is acquiring the Shares for investment without a view to distribution thereof. Any certificates evidencing Shares delivered under this Plan (to the extent that such Shares are so evidenced) may be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Shares are then listed or to which they are admitted for quotation and any applicable U.S. federal or state securities law. In addition to any other legend required by this Plan, any certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.
21.2    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.
21.3    Severability. If any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
21.4    Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
21.5    Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange or transaction reporting system on which the Shares are listed or to which the Shares are admitted for quotation.
21.6    Unfunded Plan. Insofar as this Plan provides for Awards of cash, Shares or rights thereto, it will be unfunded. Although the Company may establish bookkeeping accounts with respect to Participants who are entitled to cash, Shares or rights thereto under this Plan, it will use any such accounts merely as a bookkeeping convenience. Participants shall have no right, title or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except as expressly set forth in this Plan. This Plan is not intended to be subject to ERISA.
21.7    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards or other property shall be delivered or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
21.8    Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflicts of laws provisions thereof that would result in the application of the laws of any other jurisdiction.
21.9    Compliance with Code Section 409A. (%3) To the extent applicable, it is intended that this Plan and any grant made hereunder comply with or be exempt from the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered and interpreted in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
(a)    Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.
(b)    If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the first business day of the seventh month after such separation from service.
(c)    Solely with respect to any Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such Award.
(d)    Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

21.10    Incentive Stock Option Compliance. To the extent any provision of this Plan would prevent any ISO that was intended to qualify as an ISO from qualifying as such, that provision will be null and void with respect to such ISO. Such provision, however, will remain in effect for other Options and there will be no further effect on any provision of this Plan.
ARTICLE 22.
Stock-Based Awards in Substitution for Options or Awards Granted by Other Company
Notwithstanding anything in this Plan to the contrary:
(a)    Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.
(b)    In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.
(c)    Any Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will not reduce the Shares available for issuance or transfer under the Plan or otherwise count against the limits contained in Article 4 of the Plan. In addition, no Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will be added to the aggregate plan limit contained in Article 4 of the Plan.
* * *

Babcock & Wilcox Enterprises, Inc.
1200 E Market Street, Suite 650
Akron, Ohio, U.S.A. 44305
Phone: +1 330.753.4511
www.babcock.com

Babcock & Wilcox Enterprises, Inc.
Annual Meeting of Stockholders
June 16, 2020 at 10:30 a.m.

www.virtualshareholdermeeting.com/BW2020

D15373-P39191

BABCOCK & WILCOX ENTERPRISES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
June 16, 2020

The undersigned stockholder(s) hereby appoint(s) Kenneth Young and Louis Salamone, or either of them, as proxies, each with the power to appoint his substitute, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Babcock & Wilcox Enterprises, Inc. ("B&W") that the stockholders(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 a.m. Eastern Time on June 16, 2020, at www.virtualshareholdermeeting.com/BW2020, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

ATTENTION PARTICIPANTS IN B&W'S THRIFT PLAN: If you held shares of B&W common stock through The B&W Thrift Plan (the "Thrift Plan"), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company ("Vanguard"), Trustee of the Thrift Plan. Your proxy must be received no later than 11:59 p.m. Eastern Time on June 14, 2020. Any shares of B&W common stock held in the Thrift Plan that are not voted or for which Vanguard does not receive timely voting instructions, will be voted in the same proportion as the shares for which Vanguard receives timely voting instructions from other participants in the Thrift Plan.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPED

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE